As filed with the Securities and Exchange Commission on May 27, 1998

                                                   Registration No. 333-46027

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               ___________________
                               AMENDMENT NO. 3 TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                               ___________________
                                    C2, Inc.
             (Exact name of registrant as specified in its charter)
         Wisconsin                                           39-1915787
         (State of        (Primary Standard Industrial    (I.R.S. Employer
       incorporation)      Classification Code Number)   Identification No.)

                       700 North Water Street, Suite 1200
                              Milwaukee, Wisconsin
                                 (414) 291-9000
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)
                             _______________________
                                William T. Donovan
                                    Chairman
                                    C2, Inc.
                       700 North Water Street, Suite 1200
                           Milwaukee, Wisconsin 53202
                                 (414) 291-9000
                            Facsimile (414) 291-9061
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                         ______________________________
                                   Copies to:
                              Marc J. Marotta, Esq.
                                 Foley & Lardner
                            777 East Wisconsin Avenue
                           Milwaukee, Wisconsin 53202
                                 (414) 297-5658
                           Facsimile:  (414) 297-4998
                          ____________________________

        Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
                          ____________________________

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the
   Securities Act of 1933, check the following box.    [_]
                          ____________________________

                         CALCULATION OF REGISTRATION FEE
                                       Proposed      Proposed
       Title of Each                    Maximum      Maximum
         Class of        Amount To     Offering     Aggregate     Amount of
        Securities           Be        Price Per     Offering   Registration
     To Be Registered    Registered      Unit        Price(1)      Fee(1)
   =========================================================================
    Common Stock, $.01
      par value . . .    5,202,664       $4.00     $20,810,656    $6,139.14
   -------------------------------------------------------------------------
    Rights to Purchase
    Common Stock             --           --            --           --
   =========================================================================
   (1) Estimated in accordance with Rule 457(o) under the Securities Act of 1933 solely for the purpose of calculating the registration fee pursuant to Section 6(b) thereunder.
                             ______________________
        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

   INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                5,202,664 SHARES        Subject to Completion
                                                                 May 27, 1998
                                    C2, Inc.
                                  COMMON STOCK

        C2, Inc. (the "Company" or "C2") is hereby offering 5,202,664 shares of common stock, $0.01 par value per share ("Common Stock") of the Company for $4.00 per share (the "Subscription Price"). The Company intends to use the proceeds of this offering (1) to finance its acquisition of
   666.667 membership units ("Membership Units") of Total Logistic Control, LLC ("TLC"), a wholly-owned subsidiary of Christiana Companies, Inc. ("Christiana"), representing two-thirds of the issued and outstanding ownership interests in TLC (the "Acquisition") and (2) to raise additional proceeds for general corporate purposes, including future acquisitions. Payment for the TLC Membership Units purchased in the Acquisition will be due no later than thirty (30) days following completion of the Acquisition and the Merger (as defined below). Immediately prior to the offering, a wholly-owned subsidiary of EVI, Inc. ("EVI") will merge with and into Christiana (the "Merger"). Holders ("Christiana Shareholders") of common stock, $1.00 par value per share of Christiana ("Christiana Common Stock") have a right ("Right") to subscribe for their pro rata share of Common Stock offered hereby. Each Right consists of a "Basic Subscription Privilege" and an "Additional Subscription Privilege." The Rights are not represented by a certificate or other evidence of ownership and are non-transferable. The "Basic Subscription Privilege" entitles each Christiana Shareholder to purchase one share of Common Stock for each share of Christiana Common Stock held immediately prior to the effective time of the Merger (the "Effective Time"). Each Christiana Shareholder may use cash received as consideration in the Merger to purchase Common Stock. In the event not all shares of Common Stock are subscribed for pursuant to the Basic Subscription Privilege, TLC management, Christiana Shareholders who have exercised their Basic Subscription Privilege in full and the general public, in that order of allocation preference, will have an "Additional Subscription Privilege" to subscribe for the remaining shares of Common Stock in the manner described under "The Offering-Additional Subscription Privilege." The offering of Common Stock pursuant to this Prospectus is hereinafter referred to as the "Offering."

        Prior to the Offering, there has not been a public market for the Common Stock. See "Risk Factors - No Prior Public Market; Possible Stock Price Volatility" and "The Offering" for factors that were considered in determining the Subscription Price.

        The Basic Subscription Privilege and the Additional Subscription Privilege will be exercisable only during the period commencing on the date hereof and ending at 5:00 p.m. Central Standard Time, on ______________, 1998 (the "Expiration Date"). See "The Offering" for the manner in which the Basic Subscription Privilege and the Additional Subscription Privilege may be exercised. The Offering is contingent upon the closing of the Merger. In the event the closing of the Merger does not occur, or the Merger Agreement is terminated, this Offering will immediately cease and any payment for shares of Common Stock hereunder will promptly be refunded, without interest.

                                                    (continued on next page)

                                 --------------
         The Common Stock offered hereby involves a high degree of risk.
                See "Risk Factors" commencing on page 11 hereof.
                                 --------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
             OR  ANY  STATE  SECURITIES COMMISSION  PASSED  UPON THE
             ACCURACY   OR  ADEQUACY  OF  THIS   PROSPECTUS.   ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           Price to Public        Proceeds to Company(1)
    Amount Per Share  .         $4.00                     $4.00
    Maximum Amount  . .      $20,810,656               $20,810,656
    Minimum Amount  . .     $10,852,000(2)             $10,852,000

   (1) Before deducting expenses of the offering, payable by the Company, estimated at $170,000.

   (2) Assumes that only 2,718,000 shares of Common Stock are purchased by the Lubar Family pursuant to the Lubar Commitment.

                The date of this Prospectus is May 27, 1998.

        Sheldon B. Lubar, David J. Lubar and certain members of the Lubar family (collectively the "Lubar Family") have committed, pursuant to an agreement between the Company and Sheldon B. Lubar, and certain related agreements, to exercise their Basic Subscription Privilege in full to ensure that the net proceeds of the Offering to the Company (after deducting expenses estimated to be $170,000) will be at least $10,666,667, which will allow the Company to have sufficient funds to complete the Acquisition (the "Lubar Commitment"). The exercise of this Basic Subscription Privilege by the Lubar Family will result in the Lubar Family purchasing a minimum of 2,718,000 shares of Common Stock in the Offering. In the event all Christiana Shareholders exercise their Basic Subscription Privilege in full, the Lubar Family, TLC executive officers, and directors and executive officers of the Company (excluding Lubar Family members, Sheldon B. Lubar and David J. Lubar) will own approximately 52%, 0.7% and 13% of the outstanding shares of Common Stock, respectively and collectively, such entities will own approximately 66% of the outstanding shares of Common Stock. Members of the Lubar Family may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act") and the rules and regulations promulgated thereunder. If any such members of the Lubar Family are deemed to be underwriters, they will not be able to resell their shares of Common Stock, except pursuant to a registration statement declared effective under the Securities Act or under an applicable exemption from registration under the Securities Act.

        The Company has applied to have the Common Stock approved for quotation on the Nasdaq SmallCap Market under the symbol "CTOO."

                                                         The TLC Network


                   [Map with Distribution Centers Identified]


             -    Refrigerated Distribution Center

             <>   Dry Distribution Center


             TLC operates through an extensive network of refrigerated distribution centers and dry (non-refrigerated) distribution centers. TLC uses this network to provide its warehousing and logistic services to its customers.

                            _________________________

        The Company intends to furnish its shareholders with annual reports containing consolidated financial statements audited by its independent auditors and with quarterly reports containing unaudited interim consolidated financial information for each of the first three quarters of each year.

                               PROSPECTUS SUMMARY

        Simultaneous with the closing of the Offering, the Company will acquire for approximately $10.7 million in cash 666.667 Membership Units of TLC, representing two-thirds of the issued and outstanding ownership interests in TLC (sometimes hereinafter referred to as the "Acquisition"). The following summary is qualified in its entirety by the more detailed information, and the consolidated financial statements of the Company and TLC and notes thereto, appearing elsewhere in this Prospectus.

                                   The Company

        The Company was formed on December 11, 1997 for the purpose of consummating the Acquisition. The Company intends to utilize any additional funds raised in the Offering for general corporate purposes, including future acquisitions.

        TLC provides refrigerated and dry (non-refrigerated) third-party logistic services including warehousing, transportation, distribution and international freight forwarding. The third-party logistics industry is comprised generally of entities which provide either asset-based or non-asset based services. Asset-based entities provide services through their warehousing and fleet operations, while non-asset based entities provide strategic solutions to, and arrange for, the distribution and warehousing needs of their customers. TLC believes that its ability to offer customers "one-stop shopping" through its complement of services which include both asset and non-asset based solutions provides it with a competitive advantage. The Company's integrated logistic services generally combine transportation, warehousing and information services to manage the distribution channel for a customer's products from the point of manufacturing to the point of consumption and allows the Company to capitalize on the growing trend of corporations toward seeking to reduce costs by outsourcing large components of their logistics function.

        TLC's operations are conducted through a network of 13 distribution warehouses, comprised of an aggregate of 33 million cubic feet of refrigerated and frozen storage capacity in eight locations and five dry distribution centers in key markets, primarily in the upper Midwest. TLC's refrigerated warehousing operations include temperature sensitive storage services, blast freezing, individual quick freeze services, vegetable blanching and processing and automated poly bag and bulk packaging services. TLC's transportation and distribution services include full service truckload, less-than-truckload and pooled consolidation in both temperature controlled and dry freight equipment, dedicated fleet services and specialized store-door delivery formats. Transportation and logistic services are provided utilizing Company-owned equipment as well as through carrier management services utilizing third party common and contract carriers. TLC also provides a full range of international freight management services, fully computerized inventory management, assembly, repackaging and just-in-time production supply services.

        TLC believes it is the nation's seventh largest provider of public refrigerated warehouse space. Two of TLC's refrigerated distribution centers are located in Rochelle, Illinois; and two are located in Kalamazoo, Michigan. Other TLC refrigerated distribution centers are located in Milwaukee, Wisconsin; Beaver Dam, Wisconsin (located approximately 60 miles northwest of Milwaukee); Wauwatosa, Wisconsin (a suburb of Milwaukee); and Holland, Michigan (located approximately 20 miles southwest of Grand Rapids). Two of TLC's dry distribution centers are located in Zeeland, Michigan and the others are located in Kalamazoo, Michigan; Munster, Indiana; and South Brunswick, New Jersey. On May 20, 1998, TLC entered into a preliminary agreement to purchase a refrigerated distribution facility in Hudsonville, Michigan with approximately
   4.6 million cubic feet of storage capacity. The purchase price for this facility is approximately $12.3 million and the transaction is expected to be completed in July of 1998, subject to satisfaction of customary conditions. TLC's customers consist primarily of national, regional and local firms engaged in food processing, consumer product manufacturing, wholesale distribution and retailing.

        Set forth below is certain summary financial data regarding TLC (amounts in thousands):

                            Nine Months Ended
                                 March 31,           Year Ended June 30,
                               1998      1997      1997      1996      1995
    Revenues                $68,579   $63,271   $84,208   $76,976   $71,029
    Income from operations    5,085     5,043     6,311     5,689     7,555
    Net income                2,444(2)    766    12,181(3)  1,536     2,562
    EBITDA(1)                10,013    10,442    13,143    12,552    14,218
    Cash flows from
     operating activities     8,484     6,600     9,294    11,043    10,180
    Cash flows from
     investing activities    (1,175)   (1,056)   (1,822)  (16,262)   (7,116)
    Cash flows from
     financing activities    (7,149)   (5,131)   (7,277)    4,883    (3,247)
    _______________

    (1) EBITDA is defined as income (loss) before taxes plus fixed charges. Fixed charges consist of interest expense, depreciation and amortization, and gains or losses on the disposal of assets.
         EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered as an alternative to net income as a measure of performance nor as an alternative to cash flow as a measure of liquidity. Since all companies do not calculate EBITDA uniformly, it may not be an accurate measure of comparison.
    (2) Net income for the nine months ended March 31, 1998 does not reflect the impact of an income tax provision as TLC was a limited liability company during this period. For comparative purposes, net income for the nine month period ended March 31, 1997 (during which TLC was a C-Corporation) would have been $1,232 absent a provision for income taxes of $466.
    (3) Includes $11,171 of income related to an adjustment of deferred income taxes resulting from a change in TLC's tax status from a C-Corporation to a limited liability company.

        TLC was formed on June 30, 1997 as a result of the combination of Wiscold, Inc. ("Wiscold") and Total Logistic Control, Inc. ("Total Logistic Inc.") (two former wholly-owned subsidiaries of Christiana) into TLC. Christiana acquired Wiscold in September of 1992 and Total Logistic Inc. in January of 1994.

        The Company is a Wisconsin corporation with its executive offices located at 700 North Water Street, Suite 1200, Milwaukee, Wisconsin 53202, and its telephone number is (414) 291-9000. TLC is a Delaware limited liability company with is principal executive offices located at 8300 Logistic Drive, Zeeland, Michigan 49464, and its telephone number is (616) 748-0701.

                         The Merger and the Acquisition

             The Merger will result in Christiana becoming a wholly-owned subsidiary of EVI. Pursuant to the Merger, each outstanding share of Christiana Common Stock will be converted into a right to receive

             - approximately .74193 of a share of EVI Common Stock, subject to certain adjustments based on the number of shares of Christiana Common Stock outstanding at the Effective Time;

             - cash of approximately $3.60 per share of Christiana Common Stock, subject to adjustment based on the amount of certain Christiana liabilities existing as of the Effective Time (the "Cash Consideration"); and

             - a contingent cash payment of approximately $1.92 payable to the shareholders of record following the fifth anniversary of the Effective Time (or earlier if Christiana receives $20.0 million for its one-third interest in TLC), subject to any indemnity claims by EVI under the Merger Agreement (the "Contingent Cash Consideration").

             Immediately prior to the Effective Time of the Merger, Christiana will complete the Acquisition by selling two-thirds of its interest in TLC to the Company for approximately $10.7 million. The Acquisition will be completed with the Company obligated to pay the purchase price of $10.7 million to Christiana no later than thirty (30) days thereafter (the "Payment Date"). The Acquisition will be effected pursuant to the terms of an Agreement, dated December 12, 1997, by and among the Company, TLC, Christiana and EVI (the "Purchase Agreement") which is attached as Annex A and the Agreement and Plan of Merger, dated as of December 12, 1997, by and among EVI, Christiana Acquisition Co., a wholly-owned subsidiary of EVI ("Sub"), Christiana and the Company pursuant to which the Merger will be effected (the "Merger Agreement"). On May 26, the Merger Agreement and the Purchase Agreement were amended pursuant to Amendment No. 1 to Agreement and Plan of Merger and Logistic Purchase Agreement ("Amendment No. 1") which is attached as Annex C. Approximately $10.7 million of the net proceeds from the Offering will be utilized to fund the Acquisition.


             Pursuant to the Merger, TLC is required to pay to Christiana a distribution in the amount of $20 million (the "TLC Dividend") and to pay to Christiana in full the entire principal amount of $3,000,000 advanced to Wiscold pursuant to a note dated September 1, 1992 (the "Wiscold
   Note"), together with all accrued interest thereon. See "Risk Factors - Substantial Leverage; Deficit of Earnings to Fixed Charges" and "Pro Forma Summary Combined Financial Data." TLC will use its revolving credit facility, which has a maximum limit of up to $65,000,000, to pay the TLC Dividend, to repay the Wiscold Note, to refinance existing bank debt of approximately $36,000,000, to purchase a refrigerated warehouse facility in Hudsonville, Michigan for approximately $12.3 million and to pay related fees and expenses. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations - Description of Credit Agreement."
   In addition, the Purchase Agreement provides that the Company will assume, pay and discharge when due all liabilities known or unknown, fixed or contingent (including all expenses related to the Merger) ("Liabilities") to which EVI, Christiana or any of its current and historical subsidiaries, predecessors and affiliates (collectively "Christiana Affiliates") may become liable in any way as a result of the business, operations or assets of Christiana or any Christiana Affiliate (including TLC) on or prior to the Effective Time (such liabilities being hereinafter referred to as the "Assumed Liabilities") which shall include, without limitation, Liabilities resulting from, arising out of or relating to (i) any Christiana Affiliate, (ii) the business, operations or assets of Christiana or Christiana Affiliate on or prior to the Effective Time,
   (iii) any taxes to which Christiana or any Christiana Affiliate may be obligated for periods ending on or before the Effective Time (except for Christiana taxes expressly retained by Christiana pursuant to the Merger Agreement), (iv) any obligation, matter, fact, circumstance or action or omission by any person in any way relating to or arising from the business, operations or assets of Christiana or a Christiana Affiliate that existed on or prior to the Effective Time, (v) any product or service provided by Christiana or any Christiana Affiliate prior to the Effective Time, (vi) the Merger, the Acquisition or any of the other transactions contemplated thereby, (vii) previously conducted operations of Christiana or any Christiana Affiliate and (viii) the Company's ownership interest in TLC. See Annex A. In addition, TLC has agreed to assume, pay and discharge when due the Assumed Liabilities relating to any historical business operations or assets of TLC ("TLC Historic Business"). See "Risk Factors - Assumed Liabilities and Indemnification Obligations of the Company and TLC."

             The Purchase Agreement provides that the Company and TLC, jointly and severally, will indemnify Christiana and any Christiana Affiliates from and against any and all the Liabilities that are based upon, arise out of, or relate to, any breach of the Purchase Agreement by the Company or TLC; any acts or omissions of Christiana and any Christiana Affiliates on or before the Effective Time; the Assumed Liabilities; any taxes resulting from the transactions contemplated by the Purchase Agreement other than any tax Liability for income of EVI attributable to Christiana under the equity method of accounting either before or after the Effective Time, and any taxes as a result of the Merger subsequently being determined to be taxable; any environmental Liabilities arising out of conditions existing on, at or underlying any properties currently or previously owned or operated by Christiana or any Christiana Affiliates; and certain other Liabilities.

             As soon as possible after the Effective Time, but no later than the Payment Date, the parties to the Merger Agreement will calculate and agree upon the Cash Consideration (anticipated to be approximately $3.60 per share of Christiana Common Stock), and the Contingent Cash Consideration (approximately $1.92 per share of Christiana Common Stock). On the Payment Date, EVI will pay the Cash Consideration due each Christiana Shareholder to Firstar Trust Company (the "Subscription Agent") (which will also act as escrow agent in the Merger), and the Subscription Agent will promptly distribute such cash to each Christiana Shareholder, unless the Christiana Shareholder has requested that all or a portion of the Cash Consideration be applied to the purchase of Common Stock of the Company, in which case such Cash Consideration will be so applied. Such a request must be made by a Christiana Shareholder pursuant to the Letter of Transmittal, provided as part of the Joint Proxy Statement/Prospectus of Christiana and EVI (the "Merger Proxy Statement") in connection with the Merger (the "Letter of Transmittal"). See "The Offering." The Contingent Cash Consideration will be retained by EVI for a period of five years (or a shorter period if Christiana receives $20.0 million for its one-third interest in TLC). EVI will pay the Contingent Cash Consideration as determined as of such future date and issue the payment to the Christiana Shareholders of record as of the record date fixed by Christiana in connection with its Special Meeting of Shareholders described in the Merger Proxy Statement.

             No fraction of a share of EVI Common Stock will be issued in the Merger. In lieu thereof, all fractional shares of EVI Common Stock that would otherwise be issuable in the Merger will be rounded to the nearest whole share of EVI Common Stock.

             Set forth below is a timeline of key events relating to the Offering, the Merger and the Acquisition.

                             Timeline of Key Events

         Key Event                                           Proposed Date

    -    Special Meeting of Shareholders of EVI and
         Christiana to Vote on Merger.                        July 14, 1998

    -    Expiration Date for submission of Letter of
         Transmittal and/or Subscription Agreement (for
         non-Christiana Shareholders) to purchase Company
         Common Stock.                                        July 14, 1998

    -    Complete Acquisition with obligation to pay
         purchase price no later than thirty(30) days
         thereafter.                                          July 21, 1998

    -    Complete Merger with distribution of Cash
         Consideration to be made no later than thirty
         (30) days thereafter, except to the extent
         applied to purchase Company Common Stock
         pursuant to Letter of Transmittal.                   July 21, 1998

    -    Distribution of Cash Consideration and/or
         application of Cash Consideration to purchase
         Company Common Stock, based on election made in
         Letter of Transmittal.                             August 21, 1998

    -    Purchase of at least 2,718,000 shares of Company
         Common Stock by Lubar Family.                      August 21, 1998

    -    Payment of Purchase Price for Acquisition.         August 21, 1998

    -    Issuance of Company Common Stock to Subscribers.   August 22, 1998


             The following diagram sets forth the organizational structure and stock ownership of the Company, TLC, Christiana and EVI following the Merger and the Acquisition.


                           [BEFORE AND AFTER DIAGRAM]

                                  The Offering

   Common Stock offered
    hereby   . . . . . . . . .    5,202,664 shares

   Minimum Number of Shares
    of Common Stock to be
    Outstanding after the
    Offering . . . . . . . . .    2,718,000 shares (1)

   Maximum Number of Shares
    of Common Stock to be
    Outstanding after the
    Offering . . . . . . . . .    5,202,689 shares

   Subscription Price  . . . .    $4.00 per share of Common Stock.  The
                                  Subscription Price was determined by the Company's Board of Directors and is not based on an independent valuation of the Company. The purchase price was determined based on a number of factors including the desire to simplify the process of Christiana Shareholders purchasing Common Stock by setting a price which would be proximate to the Cash
                                  Consideration per share to be received in the Merger, while at the same time, meeting the minimum initial bid price of $4.00 per share for the Common Stock to qualify for listing on the Nasdaq SmallCap
                                  Market. In setting the price, the Company also considered the fairness of the price to be paid for its two-thirds interest in TLC and the potential usefulness of the excess funds to be generated from the Offering. These factors, taken together, formed the basis of the $4.00 per share price for the Common Stock.

   Rights  . . . . . . . . . .    Each Christiana Shareholder has a Right,
                                  consisting of the Basic Subscription
                                  Privilege and the Additional Subscription
                                  Privilege.

   Basic Subscription Privilege   Each Christiana Shareholder has a Basic
                                  Subscription Privilege to purchase one
                                  share of Common Stock for every one share of Christiana Common Stock held immediately prior to the Effective Time.
                                  The Basic Subscription Privilege is
                                  nontransferable.

   Additional Subscription
    Privilege  . . . . . . . .    In the event the entire Basic Subscription
                                  Privilege is not exercised in full, TLC
                                  management, Christiana Shareholders who
                                  exercise their Basic Subscription
                                  Privilege in full and the general public, in that order of allocation preference, will have an Additional Subscription
                                  Privilege to purchase any remaining shares of Common Stock (subject to proration as described below). In the event all allocation preferences ranking prior to the general public's ability to purchase
                                  Common Stock are exercised in full, there will be no shares available to the general public. The Additional Subscription
                                  Privilege is nontransferable.

   Subscription Procedure for
    Christiana Shareholders  .    The Basic Subscription Privilege may be
                                  exercised by delivery of a properly
                                  completed Letter of Transmittal delivered to Christiana Shareholders in connection with the Merger. Christiana Shareholders wishing to exercise their Basic
                                  Subscription Privilege will automatically, upon completion and delivery of the Letter of Transmittal, have the exercise price paid directly by the Subscription Agent.
                                  See "Summary of Certain Terms of the
                                  Merger" for a description of the Cash
                                  Consideration.  However, because the Cash
                                  Consideration per share is expected to be less than the Subscription Price, any exercise of the Basic Subscription
                                  Privilege in full will require an
                                  additional cash payment.  Christiana
                                  Shareholders wishing to exercise their
                                  Additional Subscription Privilege shall
                                  also do so pursuant to the Letter of
                                  Transmittal. Payment for shares purchased pursuant to the Additional Subscription
                                  Privilege shall be made in the form of an additional cash payment by the subscriber.
                                  The Letter of Transmittal must be
                                  delivered to the Subscription Agent
                                  following the Effective Time and on or
                                  before the Expiration Date.  See "The
                                  Offering."

   Subscription Procedure
    for Others . . . . . . . .    Others wishing to exercise the Additional
                                  Subscription Privilege shall do so
                                  pursuant to the Subscription Agreement
                                  provided herewith,  together with full
                                  payment for all shares of Common Stock
                                  subscribed for pursuant to the Additional
                                  Subscription Privilege.  The Subscription
                                  Agreement must be delivered to the
                                  Subscription Agent following the Effective
                                  Time and on or before the Expiration Date.

   Proration . . . . . . . . .    In the event of a proration of shares of
                                  Common Stock to persons exercising the
                                  Additional Subscription Privilege, the
                                  Subscription Agent will promptly refund, without interest, the amount of any overpayment.

   Expiration Date . . . . . .    July 14, 1998 at 5:00 p.m., Central
                                  Standard Time.

   Proceeds of the Offering  .    If fully subscribed, the Offering will
                                  result in proceeds to the Company, net of Offering expenses, of $20,640,656.
                                  Approximately $10.7 million of the
                                  proceeds will be used to fund the
                                  Acquisition, with the remainder, if any, being used for general corporate purposes, including future acquisitions.

   Risk Factors  . . . . . . .    Certain risk factors should be considered
                                  in evaluating an investment in the Common
                                  Stock, including, without limitation, the
                                  Company's dependence on a single line of business and significant customers;
                                  competition in TLC's industry; TLC's
                                  substantial leverage; the assumed
                                  liabilities and indemnification obligation of the Company and TLC; and other risks described more fully under "Risk Factors."

   Listing . . . . . . . . . .    The Company has applied for listing on the
                                  Nasdaq SmallCap Market under the symbol
                                  "CTOO."

   Further Information . . . .    Any questions or requests for assistance
                                  concerning the method of subscribing for
                                  Common Stock or requests for additional
                                  copies of this Prospectus can be directed
                                  to William T. Donovan (414) 291-9000.
   ________________________

   (1) Represents the Lubar Commitment. The minimum percentage of ownership of outstanding Common Stock following the Offering by the Lubar Family will be 52% and the maximum percentage of ownership by the Lubar Family following the Offering (assuming no other Christiana Shareholders exercise their Basic Subscription Privilege and that TLC management and the general public do not purchase shares of Common Stock in the Offering) is 100%.


                                  RISK FACTORS

        Prospective purchasers should carefully consider the following factors, together with other information in this Prospectus, in evaluating an investment in the shares of Common Stock. This Prospectus contains certain forward-looking statements,including statements containing the words "believes," "anticipates," "expects" and words of similar import. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: adverse changes in national or local economic conditions; increased competition; ability to service its debt; changes in availability, cost and terms of financing; oversupply of warehousing space; changes in operating expenses; indemnification obligations; and other factors referenced in this Prospectus. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revision to any of the forward-looking statements contained in this Prospectus to reflect future events or developments.

   Dependence on Single Line of Business and Significant Customers

        While the Company intends to make additional acquisitions of companies that are within TLC's general industry or unrelated thereto, in the foreseeable future the Company's only non-cash asset will be its ownership interest in TLC.

        If, for any reason, TLC's business of providing warehousing and logistic services ceases to be a preferred method of outsourcing these functions, or if new technological methods of food preservation become available and widely utilized, TLC's business could be adversely affected. A number of TLC's facilities depend, to a large extent, upon one or a small number of customers or commodities. During fiscal 1997, 10 of TLC's customers accounted for 47% of TLC's total revenues. An interruption or reduction in the business received by such facilities from such customers or a decline in the demand for such commodities may result in a decrease in the sales at such facilities and in the overall net sales of TLC. Moreover, increasing consolidation among TLC's customers and the resulting ability of such customers to utilize their size to negotiate lower outsourcing costs has and may continue in the future to have a depressing effect on the pricing of third-party logistic services. See "Business-General; Services, Sales and Customers."

   Competition

        Each of TLC's individual business segments is highly fragmented and competitive with significant competition from local and regional companies and national companies which may seek to expand their presence into local markets in which TLC competes. Some of these companies have substantially greater financial and other resources than TLC. Competition generally varies by local market and is characterized by low barriers to entry since any competitor able to obtain financing may build a warehouse facility. Companies that compete in the warehousing market include Americold Corporation, United Refrigerated Services, Inc., Millard Refrigerated Services, Christian Salvesen, Inc. and KLLM Transfer Services in the refrigerated warehousing sector and Exel Logistics and many regional operators and real estate developers in the dry warehousing sector. Competition in the third-party logistic services sector includes Menlo Logistics, Schneider Logistics, Inc., Caliber Logistics and Ryder Dedicated Logistics. In the transportation market, TLC's competitors include Schneider National, J.B. Hunt, M.S. Carriers, CR England and a substantial number of local and regional operators. Additionally, TLC's customers, many of which have substantially greater resources than TLC, may divert business from TLC by building their own warehouse facilities or establishing their own fleet operations. To the extent there is a proliferation of competition which leads to excess warehousing capacity, it will likely have a depressing effect on the pricing of warehousing, a function which, in fiscal 1997, accounted for approximately 58% of TLC's business. See "Business-Competition; Services, Sales and Customers."

   Substantial Leverage; Deficit of Earnings to Fixed Charges

        Pursuant to the Merger and prior to the Effective Time, TLC is required to pay to Christiana the TLC Dividend and to pay to Christiana in full the entire principal amount of $3,000,000 advanced to Wiscold pursuant to the Wiscold Note, together with all accrued interest thereon.
   To finance these obligations TLC will borrow $23 million under its revolving credit facility. After such borrowing, and after borrowing an additional $12.3 million to finance the purchase of a refrigerated warehouse facility in Hudsonville, Michigan (which is expected to be completed in July of 1998), TLC will have approximately $1 million of available borrowing capacity under its revolving credit facility. As a result, TLC, as well as the Company on a pro forma basis, will be highly leveraged.
   The Company's pro forma total funded debt to total capitalization including minority interest at March 31, 1998 was 64% assuming the maximum number of shares are sold. See "Capitalization" and "Pro Forma Summary Combined Balance Sheet." In addition, TLC may, subject to certain restrictions in its debt agreements, incur further indebtedness from time to time to finance expansion, either through acquisitions or capital leases, or for other purposes.

        Due to TLC's substantial indebtedness, a significant portion of its cash flow from operations will be required for debt service. On a pro forma basis, for the fiscal year ended June 30, 1997, this results in the Company's earnings being insufficient to cover fixed charges by approximately $79,000, principally as a result of significant interest charges on the debt to be incurred in connection with the financing of the TLC Dividend. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." In addition, the Company's Pro Forma Income Statement reflects a net loss of $738,000 for the year ended June 30, 1997 and a net loss of $15,000 for the nine months ended March 31, 1998. See "Pro Forma Summary Combined Financial Data."

        The extent to which TLC is leveraged could have consequences to the holders of Common Stock, including (a) impairment of TLC's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or other purposes; (b) dedication of a substantial portion of TLC's cash flow from operations to the payment of debt service requirements (principal and interest) on its indebtedness;
   (c) vulnerability of TLC to changes in general economic conditions; and
   (d) limitations on TLC's ability to capitalize on significant business opportunities and to respond to competition. In addition, if TLC experiences losses, the Company may decide to contribute some or all of the excess proceeds of this Offering to TLC to fund such operating losses. To the extent of such a contribution, the proceeds of this Offering in excess of the amount necessary to finance the Acquisition would be unavailable for future acquisitions.

        TLC will have substantial payment obligations with respect to its indebtedness. No assurance can be given that TLC will be able to generate sufficient cash flow from operations to meet its debt service obligations. TLC anticipates, however, that the level of cash flow from operations will be sufficient to cover all interest payments, principal payments, working capital requirements and capital expenditure needs for the foreseeable future.

        If for any reason TLC were unable to meet its debt service obligations, it would be in default under the terms of its indebtedness. In the event of such a default, the financial institutions holding such indebtedness could elect to declare all such indebtedness immediately due and payable, including accrued and unpaid interest, and to terminate their commitments (if any) with respect to funding obligations under such indebtedness. In addition, such holders could proceed against their collateral (if any). Any such default would have a significant adverse effect on the market value and marketability of the Common Stock.

   Assumed Liabilities and Indemnification Obligations of the Company and TLC

        Under the Purchase Agreement pursuant to which the Company has agreed to purchase 666.667 Membership Units of TLC, the Company will assume, pay and discharge when due the Assumed Liabilities. In addition, TLC has agreed to assume, pay and discharge when due the Assumed Liabilities to the extent such Assumed Liabilities relate to any of the TLC Historic Business.

        The Purchase Agreement also provides that the Company and TLC, jointly and severally, will indemnify EVI, Christiana and their affiliates (the "EVI Indemnified Parties") from and against any and all Liabilities to which any EVI Indemnified Party becomes subject that are based upon, arise out of, or relate to, any breach of the Purchase Agreement by the Company or TLC; any acts or omissions of Christiana or any of its affiliates on or before the Effective Time; the Assumed Liabilities; any taxes resulting from the transactions contemplated by the Purchase Agreement other than any tax Liability for income of EVI attributable to Christiana under the equity method of accounting either before or after the Effective Time, and any taxes as a result of the Merger subsequently being determined to be taxable (the Merger is intended to qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code") by reason of
   Section 368(a)(2)(E) of the Code); any environmental Liabilities arising out of conditions existing on, at or underlying any properties currently or previously owned or operated by Christiana or any Christiana Affiliate; and certain other Liabilities. If the Liability subject to such indemnification provisions relates to the TLC Historic Business, TLC, as between the Company and TLC, will be primarily responsible for the payment of any such Liability and the defense of any indemnification claim. If TLC does not defend or pay such obligation, the Company will be responsible for such Liability and the defense of any such claim. If the Liability or claim relates primarily to a matter other than the TLC Historic Business, the Company, as between the Company and TLC, will be primarily responsible, with TLC backing up the Company's indemnity obligation.

        Notwithstanding the foregoing, however, the Purchase Agreement provides that with respect to a Liability or claim relating to a matter other than the TLC Historic Business, the costs of defense and payment of the Liability shall be the obligation of EVI to the extent and only to the extent of the $10 million of cash (the "Holdback") withheld, pursuant to the Merger Agreement from payment to Christiana Shareholders for a period from the Effective Time through the earlier of: (i) the fifth anniversary of the Effective Time or (ii) the date that Christiana receives at least Twenty Million Dollars ($20,000,000) in cash or other equivalent consideration for its one-third interest in TLC, to pay for any items for which any EVI Indemnified Party is entitled to indemnification under the Purchase Agreement; provided, however, that if there is any pending or threatened claim, demand or suit or existing matter for which EVI has determined that it will be subject to indemnification under the Purchase Agreement, such period shall be extended until such time that such claim, demand, suit or matter is wholly resolved, paid and not subject to appeal or further claims. Once the Holdback is exhausted or paid to Christiana Shareholders pursuant to the terms of the Merger Agreement, EVI shall have no obligation to pay such amounts and the Company and TLC will continue to be responsible for the indemnity obligations described herein. In addition, neither the Company nor TLC will be obligated to indemnify the EVI Indemnified Parties for amounts which are covered and paid by insurance of the EVI Indemnified Parties (excluding deductibles or self-insured retentions).
   <R/>
        If TLC is obligated to pay any amounts relating to an Assumed Liability or an indemnification claim, Christiana will be entitled to receive a cash payment from the Company equal to one-third of any such amount paid when and if (i) TLC or all or substantially all of its assets are sold; (ii) the Company sells its Membership Units in TLC; (iii) or if there is a direct or indirect transfer or sale of Membership Units of TLC held by the Company or of all of the Common Stock.

        The obligations of the Company under the Purchase Agreement are secured by all of the Company's ownership interest in TLC. Any substantial claims made by EVI, Christiana or any of their affiliates in connection with the Assumed Liabilities or the indemnification obligations contained in the Purchase Agreement which are not covered by the insurance of the EVI Indemnified Parties or which are in excess of the Holdback may have a material adverse effect on the Company's financial condition and results of operations and, if the Company were unable to satisfy its obligations under the Assumed Liabilities and indemnification provisions of the Purchase Agreement, could result in the loss of the Company's ownership interest in TLC.

   Restrictions on Actions of TLC Under Operating Agreement; Transfer Restrictions and Christiana Put and Participation Rights



        The Operating Agreement, which is attached as Annex B and as amended by Amendment No. 1, to be entered into as of the Effective Time between the Company and Christiana (the "Operating Agreement") restricts the Company's control of TLC. The Operating Agreement provides that the management of TLC shall be vested in a Board of Managers which shall consists of six initial members. Each Manager is elected by the vote or written consent of the members (currently the Company and Christiana) (the "Members") holding at least a majority of the Membership Units in TLC; provided, however, that Christiana and the Company will at all times each be entitled to elect, without the consent of any other member, a number of Managers that is proportionate to the number of Membership Units held by Christiana and the Company, respectively. Christiana, a wholly owned subsidiary of EVI that will be unaffiliated with the Company and beyond its control (at the Effective Time), shall have the power to appoint two members of the Board of Managers. Consequently, whenever unanimous action is required, the Company will not have the means to assure unanimous consent.

        The Operating Agreement also provides that the Board of Managers may not cause TLC to take certain specified actions without the prior approval of the Members by unanimous consent. As a result of the foregoing, the Company may not take certain actions relating to TLC without the prior written consent of Christiana including (i) the authorization or issuance of additional Membership Units; (ii) the authorization or payment of any distribution with respect to Membership Units, except for the payment of any distribution that is necessary for the Company to fulfill its purchase obligation with respect to Christiana's interest in TLC; (iii) any direct or indirect purchase or acquisition by TLC or any subsidiary of TLC of Membership Units; (iv) approval of any merger, consolidation or similar transaction or sale of all or substantially all of the operating assets of TLC in one or more transactions; (v) the creation of any new direct or indirect subsidiary of TLC; (vi) the making of any tax election; (vii) the liquidation or dissolution of TLC or any subsidiary of TLC; (viii) any transaction between TLC or subsidiary of TLC and any affiliate of a Member (other than a transaction between TLC and a subsidiary of TLC); (ix) the payment of any compensation to any Member or any affiliate of a Member or entering into any employee benefit plan or compensatory arrangement with or for the benefit of any Member or affiliate of any Member; (x) any amendment to the Operating Agreement or the Certificate of Organization; and (xi) any other matter for which approval of Members is required under the Delaware Limited Liability Company Act. See "The Operating Agreement."

        Except as specifically set forth in the Operating Agreement, a Member may not voluntarily sell, give, assign, bequeath or pledge (each a "Transfer") any Membership Unit without the prior written consent of the Board of Managers; provided, however, that the Company may pledge and assign its Membership Units to Christiana and Christiana may effect a Transfer of the Company's Membership Units pursuant to any action taken with respect to any security interest granted to Christiana by the Company. Christiana may also Transfer its Membership Units if the transferee is an affiliate of Christiana or the Company and the transferee agrees to be bound by the provisions of the Operating Agreement. At any time after the fifth anniversary of the date of the Operating Agreement, Christiana may Transfer any or all of its Membership Units to any person; provided, however, that the Company shall have a right of first refusal to purchase such Membership Units for the same price and at the same terms as such Membership Units were offered to the transferee. See "The Operating Agreement." In addition, the Purchase Agreement provides that neither the Company nor TLC may transfer, directly or indirectly, a majority of the Company's or TLC's assets to any person or entity unless the acquiring person or entity expressly assumes the obligations of the Company or TLC, as the case may be, under the Purchase Agreement (See "- Assumed Liabilities and Indemnification Obligations of the Company and TLC" above) and has a net worth, on a pro forma basis after giving effect to the acquisition equal to or greater than the Company or TLC, as the case may be, on a consolidated basis. See "The Purchase Agreement."

        The Purchase Agreement also provides that at any time during the one year period following the fifth anniversary of the Effective Time, Christiana will have the option (but not the obligation) to sell to the Company or TLC, at Christiana's option, and the Company or TLC, as applicable, will be required to purchase, all (but not less than all) of Christiana's 333.333 Membership Units in TLC for a price equal to $7 million, payable in cash within 60 days of Christiana providing notice of its intent to exercise this option.

        In the event of a change of control of the Company, Christiana shall have the right to sell its interest in TLC to the Company or if the Company proposes to transfer or sell all of its interest in TLC to an unrelated third party ("Third Party") in one or more transactions, Christiana will have the right ("Tag Along Right") to participate in such sale with respect to its Membership Units in TLC for the same equivalent consideration per equivalent Membership Unit and otherwise on the same terms as the Company transfers its Membership Units in TLC. The Company is obligated to provide notice to Christiana of any circumstances which gives rise to the Tag Along Right and if Christiana exercises its Tag Along Right in the manner set forth in the Purchase Agreement it will be obligated to sell its Membership Units upon substantially the same terms and conditions as the Company transfers its Membership Interests in TLC.

   Availability and Integration of Potential Future Acquisitions

        The Company's strategy provides that a substantial part of its future growth will come from acquiring either directly or through TLC other businesses which may or may not be related to TLC's current business. There can be no assurance that the Company or TLC will be able to identify suitable acquisition candidates or, if identified, negotiate successfully their acquisition. If the Company or TLC is successful in identifying and negotiating suitable acquisitions, there can be no assurance that any debt or equity financing necessary to complete such acquisition can be arranged on terms satisfactory to the Company or TLC, as the case may be, or that such financing will not increase the Company's leverage or result in additional dilution to existing Company shareholders. Moreover, there can be no assurance that any acquired warehousing or logistics business can be integrated successfully into TLC or that TLC or the Company, as the case may be, will manage or improve the operating or administrative efficiencies of any acquired business. Failure of the Company or TLC to implement successfully their acquisition strategies will limit the Company's growth potential.

   TLC's Fleet; Relationship with Truckload Contract Carriers

        TLC utilizes both its own fleet of trucks and truckload contract carriers ("Contract Carriers") to conduct its operations. Thus, as TLC expands, it will likely be required to expand its fleet of trucks and require the services of additional Contract Carriers. At some TLC locations, only a few Contract Carriers meet TLC's quality standards. In addition, the trucking industry has experienced severe shortages of available drivers in recent years, which may curtail the ability of TLC and Contract Carriers to expand the size of their fleets. This shortage may also require TLC and Contract Carriers to increase drivers' compensation, thereby increasing transportation costs to TLC. If TLC were unable to successfully expand its own fleet and secure additional local Contract Carrier capacity to handle the transportation needs of its customers or had to increase the amount paid for transportation services, TLC's results of operations, and accordingly, the Company's results of operations, could be adversely affected.

   Possible Effect of Economic Developments; Geographic Concentration

        Interest rate fluctuations, economic recession, customers' business cycles, changes in fuel prices and supply, increases in fuel or energy taxes and the transportation costs of TLC's internal fleet of trucks and Contract Carriers are economic factors over which TLC has little or no control. Increased operating expenses incurred by Contract Carriers, together with any internal increases in the cost of TLC's fleet of trucks, can be expected to result in higher transportation operating costs for TLC. TLC's operating margins would be adversely affected if it were unable to pass through to its customers the full amount of increased operating costs. Economic recession or a downturn in customers' business cycles also could have an adverse effect on TLC's results of operations and TLC's growth by reducing demand for TLC's services.

        TLC's operations and customers are currently located primarily in Wisconsin, Illinois and Michigan. Therefore, TLC's results of operations, and accordingly, the Company's results of operations, are susceptible to downturns in the general economy in this geographic region.

   Dependence on Management

        The Company and TLC are, and for the foreseeable future will be, dependent on the services of their respective senior management teams including, in the case of the Company, William T. Donovan and David J. Lubar and in the case of TLC, Brian L. Brink, John R. Patterson, Gary R. Sarner and other members of TLC's senior management group. Neither the Company nor TLC has written employment agreements with any of its executive officers and does not maintain insurance on the life of any of its executive officers.

        The loss of any of these individuals could adversely affect the operations of the Company and TLC. See "Management."

   Conflicts of Interest

        Sheldon B. Lubar, a director of the Company, David J. Lubar, President and a director of the Company and William T. Donovan, Chairman and a director of the Company, have, from time to time, participated individually, and as a group, in acquisitions of, and investments in, other business entities independent from Christiana. The Company's Board of Directors have adopted guidelines which generally require that before independently pursuing an acquisition opportunity, the opportunity will be presented to the Board of Directors. The decision as to whether to pursue the opportunity will be made by a majority of the members of the Board who are not otherwise potentially interested in the opportunity.

   Concentration of Ownership of Common Stock

        Following the Offering, the Lubar Family and the other officers and directors of the Company will beneficially own approximately 66% of the outstanding shares of Common Stock assuming such individuals exercise their Basic Subscription Privilege in full. In the event the entire Basic Subscription Privilege is not exercised in full by Christiana Shareholders, it is likely that the Lubar Family and the other directors and officers of the Company will beneficially own an even higher percentage of outstanding shares of Common Stock.

        Accordingly, the Lubar Family and the other directors and officers of the Company will have the ability to influence significantly the election of directors and most corporate actions. See "Principal Shareholders."

   No Prior Public Market; Possible Stock Price Volatility

        Prior to this Offering, there has been no public market for the Common Stock, and there can be no assurance that an active trading market for the Common Stock will develop or be sustained following this Offering. The initial public offering price for the Common Stock has been determined at the discretion of the Company's Board of Directors and bears no relationship to the price at which the Common Stock will trade after this Offering. There can be no assurance that future market prices of the Common Stock will not be lower than the initial public offering price.

        After this Offering, the market price of the Common Stock may be subject to significant fluctuations in response to such factors as variations in the annual or quarterly financial results of the Company or its competitors, changes by financial research analysts in their estimates of the earnings of the Company or other companies in, or with ownership interests in, the warehousing and transportation industries, conditions in the economy in general or in the Company's or TLC's industry in particular, unfavorable publicity or changes in applicable laws and regulations (or judicial or administrative interpretations thereof) affecting the Company, TLC or the warehousing and transportation industry.

   Dilution

        Investors will experience substantial dilution as a result of the Acquisition to the extent of intangible assets purchased in the Acquisition, which, at March 31, 1998, was $5,475,000, or $1.05 per share assuming the Offering is fully subscribed.

   Dividends from TLC

        The Operating Agreement to be entered into at the Closing between Christiana and the Company (the "Operating Agreement") will govern the relationship between Christiana and the Company as the two Members of TLC. The Operating Agreement provides that other than quarterly distributions to cover the estimated income tax payments on items of income, gain, loss or deduction allocated to the Members with respect to TLC's taxable income (which will be passed through to each Member since TLC, as a limited liability company, will be taxed as a partnership), no distributions from TLC will be made to the Members without the consent of both Christiana and the Company. For the foreseeable future, the Company and Christiana do not anticipate causing TLC to pay any cash distributions (other than to cover the tax liabilities of the Members with respect to federal, state and local income tax liabilities resulting from the Members' ownership interest in TLC). TLC will pay to the Company an annual management fee of $250,000. In addition, the new credit agreement to be entered into by TLC as of the Effective Time will prohibit TLC from declaring or paying dividends, subject to limited exceptions. See "Dividend Policy" below.

   Restrictive Covenants in the TLC Credit Agreement

        The Credit Agreement to be entered into by TLC contains affirmative and negative covenants (including, where appropriate, certain exceptions and baskets mutually agreed upon), including but not limited to furnishing financial and other information, payment of obligations, conduct of business, maintenance of property, insurance, inspection of property, books and records, notices, environmental laws, additional subsidiary guarantors, bank accounts, indebtedness, liens, nature of business, consolidation, merger, sale or purchase of assets, advances, investments and loans guarantee obligations, transactions with affiliates, ownership of subsidiaries, fiscal year, prepayment of indebtedness and dividends. The Credit Agreement also contains the following financial covenants: minimum consolidated tangible net worth; maximum consolidated funded debt ratio; minimum cash flow coverage ratio; and positive annual earnings. Failure of TLC to meet any of the covenants described above may have a material adverse affect on the Company or TLC's future operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Description of Credit Agreement."

                                 USE OF PROCEEDS

        The net proceeds to the Company from the sale of 5,202,664 shares of Common Stock offered hereby, after deducting offering expenses payable by the Company of $170,000 will be approximately $20,641,000. The Lubar Family has committed to exercise their Basic Subscription Privilege in full to ensure that the net proceeds of the Offering to the Company will be at least $10,666,667 after expenses. The first $10,666,667 of the net proceeds will be used no later than 30 days following the Effective Time to consummate the Acquisition. The remainder of the net proceeds will be used for general corporate purposes, including future acquisitions. Proceeds not immediately required for the purposes described above will be invested principally in United States government securities or other high-grade, short-term, interest-bearing investments.

                                 DIVIDEND POLICY

        The Company was recently formed on December 11, 1997 and has never paid any cash dividends on its capital stock. The Company's ability to generate cash for the payment of dividends is restricted by the terms of the Operating Agreement. See "Risk Factors - Dividends" and "The Operating Agreement." Moreover, the Company and its Board of Directors currently intend to retain any earnings for use in the expansion of the Company's business and do not anticipate paying any cash dividends on the Common Stock in the foreseeable future.

        Upon the Effective Time, TLC will replace its existing revolving credit facility with a new revolving credit facility. Pursuant to this revolving credit facility, TLC is prohibited from declaring or paying dividends (other than a dividend or distribution payable solely in stock or an equity interest); provided, that TLC may declare and pay distributions to its Members from time to time in amounts up to the Members' respective federal, state and local income tax liabilities resulting from such Members' ownership of limited liability company interests in TLC subject to the limitation that no such distribution shall be made if there shall exist any default or event of default or if the making of any such payment would cause a default or event of default to occur under this revolving credit facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Description of Credit Agreement."

                     SUMMARY OF CERTAIN TERMS OF THE MERGER

   General

        At the Effective Time, EVI will acquire Christiana through the Merger of Sub with and into Christiana.

        Each outstanding share of Christiana Common Stock will be converted in the Merger into a right to receive (i) approximately .74193 of a share of EVI Common Stock, subject to certain adjustments based on the number of shares of Christiana Common Stock outstanding at the Effective Time; (ii) cash of approximately $3.60 per share of Christiana Common Stock, subject to adjustment based on the amount of certain Christiana liabilities existing as of the Effective Time (the "Cash Consideration"); and (iii) a contingent cash payment of approximately $1.92 payable to the shareholders of record following the fifth anniversary of the Effective Time (or earlier if Christiana receives $20.0 million for its one-third interest in
   TLC), subject to any indemnity claims by EVI under the Merger Agreement (the "Contingent Cash Consideration").

   Cash Consideration to be Received in the Merger

        The exact calculation of Cash Consideration will equal the quotient of the Christiana Net Cash (as defined below) divided by 5,202,664, the amount of shares of Christiana Common Stock to be outstanding as of the Effective Time. The definitive calculation of Cash Consideration will be made by the parties to the Merger Agreement no later than thirty (30) days following the Effective Time.

        The "Christiana Net Cash" will be equal to (i) the sum of

        -    $20,000,000 obtained in connection with the TLC Dividend;

        - $10,666,667 to be obtained by Christiana in connection with the Acquisition;

        - $3,000,000 obtained in connection with payment in full by TLC of the entire principal amount of the Wiscold Note;

        -    the cash received from the exercise of Christiana stock options;
             and

        -    all of the cash on hand of Christiana as of the Effective Time,

   minus (ii) the sum of

        - an amount of cash necessary to pay the Assumed Liabilities (which include, without limitation, all expenses relating to the Merger) in full without giving effect to the use or application of any tax deductions relating to the exercise of options or any tax benefits that may be realized as a result of amended tax returns of Christiana (such Assumed Liabilities are described more fully herein under "Risk Factors - Assumed Liabilities and Indemnification Obligations of the Company and TLC" and "Pro Forma Combined Financial Data"); and

        -    $10,000,000 (the initial amount of the Contingent Cash
             Consideration).

   Based on the current capitalization of Christiana and the assets and Liabilities of Christiana as of March 31, 1998, and after giving effect to the estimated expenses of the Merger payable by Christiana, the Cash Consideration per share is anticipated to be approximately $3.60 and the Contingent Cash Consideration, assuming no reductions for indemnity payments during the five year period following the Effective Time, is anticipated to be $1.92 per share.

        Christiana Shareholders purchasing shares of Common Stock pursuant to the Basic Subscription Privilege, will, upon proper completion and delivery of the Letter of Transmittal to the Subscription Agent (which will also act as exchange agent in the Merger), authorize the Subscription Agent to apply the Cash Consideration to be received in the Merger toward payment for such shares of Common Stock. See "The Offering - How to Exercise Basic Subscription Privilege and Additional Subscription Privilege." However, because the Cash Consideration per share of Christiana Common Stock is expected to be less than the Subscription Price per share of Common Stock offered hereby, any exercise of the Basic Subscription Privilege in full will require an additional cash payment.


                                 CAPITALIZATION

        The following table sets forth the combined capitalization of the Company as of March 31, 1998 (i) on a pro forma combined basis to give effect to the Acquisition, the TLC Dividend and repayment of the Wiscold Note; and (ii) as further adjusted to give effect to the Offering and the application of the estimated net proceeds therefrom, assuming the sale of a minimum 2,718,000 shares of Common Stock pursuant to the Lubar Commitment. This table should be read in conjunction with the unaudited Pro Forma Combined Financial Data of the Company and the notes thereto included elsewhere in this Prospectus. See "Pro Forma Summary Combined Financial Data."

                                                    March 31, 1998

                                               Pro Forma     As Adjusted(4)
                                                (Amounts in thousands,
                                                except per share data)
    Short-term debt:
      Short-term obligations(1)                $   159,000    $   159,000
      Current maturities of long-term debt(1)    1,245,000      1,245,000

    Liability for purchase of 666.667
    Membership Units of Total Logistic
    Control, LLC                                10,667,000              -

    Long-term debt, net of current
    maturities(1)                               54,167,000     54,167,000

    Minority interest(2)                         7,873,000      7,873,000

    Shareholders' equity:
      Preferred Stock, par value $
      0.01 per share, 10,000,000
      shares authorized; none issued
      or outstanding                                     -              -

      Common Stock, par value $0.01 per
      share, 50,000,000 shares authorized,
      none issued and outstanding; pro
      forma 2,718,000 shares
      issued and outstanding, as
      adjusted(3)                                        -         27,000

    Additional paid-in capital                           -     10,675,000

    Retained earnings                            3,049,000      3,049,000

      Total shareholders' equity                 3,049,000     13,751,000

         Total capitalization including
         minority interest                     $77,160,000    $77,195,000

   ----------
   (1) For a description of TLC's debt, see "Notes to the Financial Statements of TLC" and "Management's Discussion and Analysis of Financial Condition and Results of Operations - Description of Credit Agreement."
   (2) The retained earnings amount as included in the capitalization table represents the difference between the purchase price of 667 membership units of TLC ($10,667,000) and the carry over basis of TLC equity as adjusted for (i) the TLC Dividend; (ii) the drop down of certain Christiana assets and liabilities; (iii) minority interest: and (iv) deferred income taxes of the Registrant related to the difference between purchase price and carry over basis. A calculation of the retained earnings adjustment is as follows:



            Purchase price of two-third TLC      $10,667,000
            Net book value of TLC at March 31,
              1998                                43,579,000
            Add: Drop down assets/liabilities         43,000
            Less: Dividend to Christiana         (20,000,000)
            Less: Minority interest               (7,873,000)
            Less: Deferred income taxes           (2,033,000)

            Retained earnings adjustment          $3,049,000

   (3) Does not include up to 520,000 additional shares reserved for issuance pursuant to the 1998 Equity Incentive Plan (the "1998 Plan"), of which options to purchase 12,000 shares of Common Stock will be granted to independent directors of the Company concurrently with the Offering at an exercise price of $4.00 per share. See "Management - 1998 Equity Incentive Plan."
   (4) The minimum number of shares of Common Stock which will be issued in the Offering is 2,718,000 pursuant to the Lubar Commitment. The maximum number of shares to be issued in the Offering is 5,202,664. If the maximum amount of shares are issued in the Offering, total shareholders equity on a pro forma basis, as of March 31, 1998, would be $23,690,000.


                             COMPANY FINANCIAL DATA

        Set forth below is the audited balance sheet of the Company as of December 31, 1997 which is derived from and qualified by reference to, and should be read in conjunction with the balance sheet of the Company and notes thereto which have been audited by Arthur Andersen
   LLP and which appear elsewhere in this Prospectus. The balance sheet of the Company as of December 31, 1997 set forth below reflects only the initial capitalization of the Company pursuant to a $100 investment by Sheldon B. Lubar. Also set forth below is the unaudited balance sheet of the Company as of March 31, 1998 which reflects the initial capitalization of the Company in addition to costs deferred in connection with the public offering and acquisition of a two-thirds interest in TLC. In the opinion of the Company, the unaudited balance sheet as of March 31, 1998 includes all adjusting entries necessary to present fairly the information set forth therein. This financial information should be read in conjunction with the Company's balance sheet as of March 31, 1998 and related notes thereto which appear elsewhere in this Prospectus.

                                    C2, Inc.
                        (A Newly-Formed Holding Company)

                                  BALANCE SHEET

                   As of December 31, 1997 and March 31, 1998

                                                    March 31,
                                                       1998     December 31,
                                                   (Unaudited)      1997
    ASSETS:
         Cash                                        $  100       $     -
         Due from shareholder for Common Stock
            Subscribed                                    -           100
         Deferred offering and acquisition costs    136,000             -
                                                   --------       -------
              Total Assets                         $136,100       $   100
                                                   ========       =======

    LIABILITIES AND SHAREHOLDER'S EQUITY:
         Accrued expenses                          $136,000        $    -
                                                   --------       -------
         Total Liabilities                          136,000             -

    SHAREHOLDER'S EQUITY:
         Preferred Stock, $.01 par value,
          10,000,000 shares authorized,
          none issued or outstanding                      -             -
         Common Stock, $.01 par value,
          50,000,000 shares authorized,
          25 shares issued and outstanding                -             -
         Additional paid-in capital                     100           100
                                                   --------       -------
           Total Shareholder's Equity                   100           100
                                                   --------       -------
           Total Liabilities and
           Shareholder's Equity                    $136,100          $100
                                                   ========       =======


                    PRO FORMA SUMMARY COMBINED FINANCIAL DATA

        Set forth below is unaudited pro forma summary combined financial statements for the year ended June 30, 1997 and for the nine months ended March 31, 1998 and as of March 31, 1998.

        These pro forma summary combined financial statements should be read in conjunction with other information contained elsewhere in this Prospectus, including "Selected Historical TLC Financial Data," and "Management's Discussion and Analysis of Financial Condition and Results of Operations," the historical financial statements of TLC, and the historical balance sheet of the Company. See "Index to Financial Statements."

        The pro forma summary combined statements of income for the year ended June 30, 1997 and the nine months ended March 31, 1998 reflect the effects on the historical results of operations of the Company of the following transactions as if these transactions had occurred on July 1, 1996: (i) the sale of 5,202,664 shares of Common Stock; (ii) the application of the proceeds for the purchase of 666.667 Membership Units of TLC from Christiana for approximately $10.7 million; (iii) the additional operating expenses associated with corporate charges including officers salaries, professional, legal, occupancy, public company and other corporate related expenses; and (iv) the establishment of deferred income taxes for TLC. In addition, the pro forma financial data reflects the following pre-Acquisition adjustments: (i) the refinancing of the Wiscold Note; (ii) $20 million of borrowings by TLC and subsequent payment of the TLC Dividend; and (iii) the additional interest expense associated with these aforementioned increases in outstanding debt and the adjustment to interest expense to reflect the costs of borrowing under TLC's new credit facility to be entered into as of the Effective Time.

        The pro forma financial data does not purport to represent what the Company's financial position or results of operations would actually have been if such a transaction in fact had occurred on those dates or to project the Company's financial position or results of operations for any future period.


                    PRO FORMA SUMMARY COMBINED BALANCE SHEET
                                                                        As of March 31, 1998
                                        Historical         Pro Forma        Pro Forma            Offering            As
                                            TLC          Adjustments(1)     C2, Inc.           Adjustments        Adjusted
    Cash and cash equivalents         $   384,000       $      -           $   384,000      $20,641,000 (8)     $10,358,000
                                                                                            (10,667,000)(9)
    Other current assets                9,024,000             7,000 (4)      9,031,000                            9,031,000
    Total long-term assets             78,020,000         2,119,000 (4)     80,139,000                           80,139,000
                                      -----------       -----------        -----------      -----------         -----------
    Total assets                      $87,428,000        $2,126,000        $89,554,000       $9,974,000         $99,528,000
                                      ===========       ===========        ===========      ===========         ===========
    Total current liabilities          $9,337,000        $1,248,000 (4)    $10,585,000                          $10,585,000
    Due to Parent company               3,000,000        (3,000,000)(2)              -                                    -
    Liability for purchase of 666.667
      Membership Units of TLC                   -        10,667,000 (7)     10,667,000      (10,667,000)(9)               -
    Deferred income taxes                       -         2,033,000 (6)      2,033,000                            2,033,000
    Long-term debt                     31,167,000        20,000,000 (3)     54,167,000                           54,167,000
                                                          3,000,000 (2)

    Other liabilities                     345,000           835,000 (4)      1,180,000                            1,180,000
                                      -----------       -----------        -----------      -----------         -----------
    Total liabilities                  43,849,000        34,783,000         78,632,000      (10,667,000)         67,965,000

    Minority interest                           -         7,873,000 (5)      7,873,000                            7,873,000

    Preferred stock                             -
    Common Stock                                -                                                52,000 (8)          52,000
    Additional paid-in capital                  -                                            20,589,000 (8)      20,589,000
    Retained earnings
      Members' equity                  43,579,000       (20,000,000)(3)      3,049,000                            3,049,000
                                                         (7,873,000)(5)
                                                         (2,033,000)(6)
                                                             43,000 (4)
                                                        (10,667,000)(7)
                                      -----------       -----------        -----------      -----------         -----------
    Total shareholders' equity         43,579,000       (40,530,000)         3,049,000       20,641,000          23,690,000
                                      -----------       -----------        -----------      -----------         -----------
    Total liabilities and
      shareholders' equity            $87,428,000       $ 2,126,000        $89,554,000      $ 9,974,000         $99,528,000
                                      ===========       ===========        ===========      ===========         ===========


        NOTES TO PRO FORMA SUMMARY COMBINED BALANCE SHEET

   (1)  The acquisition of 666.667 Membership Units of TLC by the Company represents a combination of entities under common control because a single group of shareholders controlled TLC and will control the Company.  Accordingly, no purchase accounting adjustments have been recorded and the difference between the acquisition price and the historical cost basis of TLC has been reflected as an equity adjustment.

   (2)  Represents a $3 million draw on TLC's revolving credit facility and subsequent payment of the Wiscold Note prior to the
        Acquisition.

   (3)  Represents a $20 million draw on TLC's revolving credit facility (interest at LIBOR plus 225 basis points) and the subsequent payment of the TLC Dividend prior to the Acquisition.

   (4)  Represents the book value of certain assets and liabilities of Christiana which were contributed to TLC prior to the
        Acquisition as follows:

                     ASSETS:
                     Prepaids and other assets           $      7,000
                     Other long-term assets                 2,119,000

                     LIABILITIES:
                     Accrued liabilities                 $ (1,248,000)
                     Other long-term liabilities             (835,000)
                                                          -----------
                     Equity adjustment related to
                     asset/liability transfer            $     43,000
                                                          ===========

   (5)  Represents the establishment of Minority Interest for the one-third interest in TLC not owned by the Company.  Minority
        Interest represents one-third of TLC's Members equity subsequent to the adjustment for the TLC Dividend and contribution of certain Christiana assets and liabilities.

   (6)  Represents the establishment of a deferred income tax liability attributed to temporary differences between the purchase price and carryover basis of TLC assets and liabilities.

   (7)  Represents the liability for cash consideration to be paid to Christiana related to the purchase of 666.667 Membership
        Units of TLC.

   (8)  Represents the amount of net proceeds associated with the sale of 5,202,664 shares of Common Stock offered by the Company at $4.00 per share, net of expenses of $170,000.

   (9)  Represents the payment of the purchase price due to Christiana in connection with the Acquisition.


                                           PRO FORMA SUMMARY COMBINED STATEMENTS OF INCOME
                                                                  For the Year Ended June 30, 1997
                                                                                                    Pro Forma
                                                  Historical TLC       Pro Forma Adjustments         C2, Inc.
    Revenues                                       $84,208,000               $          -           $84,208,000
    Operating expenses                              77,897,000                  1,240,000 (1)        79,137,000
    Interest expense                                 3,216,000                  1,934,000 (2)         5,150,000
    Other (income) expense, net                      1,390,000                          -             1,390,000
    Income (loss) before minority interest and
      income taxes                                   1,705,000                 (3,174,000)           (1,469,000)
    Provision for (benefit from) income taxes          695,000                 (1,187,000)(3)          (492,000)
    Adjustment of deferred income taxes
      resulting from a change in tax status         11,171,000                (11,171,000)(4)                 -
    Minority interest income                                 -                    239,000 (5)           239,000
    Net income (loss)                               12,181,000                (12,919,000)             (738,000)
    Basic and diluted net loss per
      share of common stock                                                                         $     (0.14)

                                                               For the Nine Months Ended March 31, 1998
                                                                                                     Pro Forma
                                                   Historical TLC       Pro Forma Adjustments        C2, Inc.
    Revenues                                        $68,579,000              $          -            $68,579,000
    Operating expenses                               63,494,000                   750,000 (1)         64,244,000
    Interest expense                                  2,265,000                 1,451,000 (2)          3,716,000
    Other (income) expense, net                         376,000                         -                376,000
    Income before minority interest and
      income taxes                                    2,444,000                (2,201,000)               243,000
    Benefit from income taxes                                 -                    10,000 (3)             10,000
    Minority interest expense                                 -                  (268,000)(5)           (268,000)
    Net income (loss)                                 2,444,000                (2,459,000)               (15,000)
    Basic and diluted net earnings per
      share of common stock                                                                          $         -

   __________
                     NOTES TO PRO FORMA SUMMARY COMBINED STATEMENTS OF INCOME

   (1)  Represents (i) additional operating expenses resulting from corporate expenses, including officers' salaries, occupancy expenses, professional, legal, public company and other corporate related expenses and (ii) the elimination of the management fee income paid to TLC by Christiana:
                                                                For the Year Ended        For the Nine Months Ended
                                                                   June 30, 1997                March 31, 1998

                     Officers salaries                               $390,000                     $293,000
                     Occupancy expenses                               150,000                      112,000
                     Other corporate expenses                         460,000                      345,000
                     Elimination of TLC management fee income         240,000                            -
                                                                   $1,240,000                   $  750,000

   (2)  Represents (i) the additional interest expense on the $20 million of additional debt incurred immediately prior to the
        Acquisition and (ii) the increase in interest expense related to higher borrowing rates on the new revolving credit facility as follows:

                                                                  For the Year Ended      For the Nine Months Ended
                                                                    June 30, 1997              March 31, 1998

                     $20 million draw on TLC's revolving
                     credit facility, interest at an average
                     rate of LIBOR + 225 basis points                 $1,572,000                 $1,179,000

                     Additional interest expense on
                     historical outstanding debt bearing
                     interest at a rate of LIBOR + 225 basis
                     points (revolving credit facility rate)
                     versus a historical rate of LIBOR + 125
                     basis points                                        362,000                    272,000

                                                                      $1,934,000                 $1,451,000

   (3)  Represents the incremental provision for Federal and state income taxes required on the earnings of TLC, in addition to the required adjustment for the tax impact of the pro forma adjustments.

   (4)  Represents the elimination of the Adjustment of Deferred Income Taxes Resulting from a Change in Tax Status.  This non-recurring charge to income incurred during the year ended June 30, 1997, pertains to the elimination of the net deferred income tax liability resulting from TLC's conversion from a taxable C-Corporation to a limited liability company.

   (5)  Represents 33.3% of net income allocable to TLC's minority interest owner.


                     SELECTED HISTORICAL TLC FINANCIAL DATA

        The following table sets forth certain selected historical financial data for TLC as of and for each of the five years ended June 30, 1997 and as of March 31, 1998 and 1997 and for the nine months then ended. The historical financial data as of and for each of the three years ended
   June 30, 1997 was derived from the Financial Statements of TLC, which were audited by Arthur Andersen LLP, independent public accountants. The historical financial data as of and for each of the two years ended
   June 30, 1994 and as of March 31, 1998 and 1997 and for the nine months then ended have not been audited. In the opinion of TLC, the historical financial data as of and for each of the two years ended June 30, 1994 and as of March 31, 1998 and 1997 and for the nine months then ended include all adjusting entries necessary to present fairly the information set forth therein. The following selected historical financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and TLC's Financial Statements and related notes thereto appearing elsewhere in this Prospectus.

                                                                  Selected Historical TLC Financial Data
                                                          (Amounts in thousands, except per membership unit data)
                                             Nine months ended
                                                 March 31                             For the Year Ended June 30
                                             1998        1997            1997          1996       1995       1994(2)   1993(1)
    Statement of Income Data:
    Revenues                               $68,579     $63,271         $84,208      $76,976    $71,029     $42,355    $15,190
    Income from operations                   5,085       5,043           6,311        5,689      7,555       4,611      3,273
    Interest expense                         2,265       2,481           3,216        3,176      3,378       3,003      2,356
    Net income                               2,444(6)      766          12,181(5)     1,536      2,562         995        585
    Basic and diluted income per             2,444         766          12,181        1,536      2,562         995        585
    membership unit(3)
    Other Data:
    Capital Expenditures                     1,382       1,965           3,294       17,646      7,552       3,146      8,017
    Depreciation and amortization            5,104       5,623           7,186        6,971      6,684       4,671      2,795
    EBITDA(4)                               10,013      10,442          13,143       12,552     14,218       9,303      6,097
    Cash flows from operating activities     8,484       6,600           9,294       11,043     10,180       7,121      4,162
    Cash flows from investing activities    (1,175)     (1,056)         (1,822)     (16,262)    (7,116)     (2,858)    (7,830)
    Cash flows from financing activities    (7,149)     (5,131)         (7,277)       4,883     (3,247)     (3,934)     3,888

                                               As of March 31                          As of June 30
                                              1998        1997            1997        1996        1995       1994(2)    1993
    Balance Sheet Data:
    Total Assets                           $87,428     $92,957         $90,140      $97,923    $88,731     $87,079    $65,417
    Total Debt                              35,571      42,246          40,394       47,671     42,788      46,035     42,374
    Total Member's Equity                   43,579      37,237          43,461       31,280     29,744      27,182     15,207

   _______________
   (1)  Effective September 1, 1992, Christiana consummated the acquisition of Wiscold.  The statement of income data and cash flow information for fiscal 1993 reflects only the results of operations subsequent to the date of acquisition.
   (2)  Effective January 4, 1994, Christiana consummated the acquisition of Total Logistic Inc.  The statement of income data and cash flow information for fiscal 1994 reflects the combined operating results of Wiscold and Total Logistic Inc.
        subsequent to its date of acquisition.  The balance sheet data reflects the combined results of these aforementioned entities as of June 30, 1994.
   (3)  Effective June 30, 1997, Wiscold and Total Logistic Inc. were merged to form TLC.  Income per membership unit for periods presented prior to 1997 are shown as if the units had been outstanding for all periods presented.
   (4)  EBITDA is defined as income (loss) before taxes plus fixed charges.  Fixed charges consist of interest expense, depreciation and amortization and gains or losses on disposal of assets.  EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered as an alternative to net income as a measure of performance nor as an alternative to cash flow as a measure of liquidity.  Since all companies do not calculate EBITDA uniformly, it may not be an accurate measure of comparison.
   (5)  Includes $11,171 of income related to an adjustment of deferred income taxes resulting from a change in TLC's tax status from a C-Corporation to a limited liability company.
   (6)  Net income for the nine months ended March 31, 1998 does not reflect the impact of an income tax provision as TLC was a limited liability company during this period.  For comparative purposes, net income for the nine month period ended
        March 31, 1997 (during which TLC was a C-Corporation) would have been $1,212 absent a provision for income taxes of $466.


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   Introduction

        TLC provides full service public and contract warehousing and logistic services in all ranges of frozen, refrigerated and ambient temperatures. TLC's transportation and distribution services include full service truckload, less-than-truckload and pooled consolidation in both temperature controlled and dry freight equipment, dedicated fleet services and specialized store-door delivery formats. Transportation and logistic services are provided utilizing company-owned equipment, as well as through carrier management services utilizing third party common and contract carriers. Integrated logistic services generally combine transportation, warehousing and information services to manage the distribution channel for a customer's products from the point of manufacturer to the point of consumption. TLC also provides a full range of international freight management services, fully computerized inventory management, kitting, repackaging and just-in-time production supply services.

   TLC Historical Income Statement Information

        The following table sets forth, for the fiscal years ended June 30, 1997, 1996 and 1995 respectively, certain consolidated financial data for TLC, expressed as a percentage of net sales, and the percentage changes in the dollar amounts as compared to the prior period:

                                 Percentage of Revenues
                                        June 30,           Percentage Change
                                                             1996      1995
                                 1997     1996     1995    to 1997   to 1996
    Revenues                     100.0%   100.0%  100.0%       9.4%     8.4%
    Warehouse and Logistic
      Expenses                    84.3%    84.4%   80.1%       9.3%    14.2%
    Selling and Administration     8.2%     8.2%    9.3%       9.4%   (3.9)%
    Income from operations         7.5%     7.4%   10.6%      10.9%  (24.7)%


   Comparison of Nine Months Ended March 31, 1998 to the Nine Months Ended March 31, 1997 for TLC

        For the nine months ended March 31, 1998, revenues increased $5,308,000 or 8.4% to $68,579,000 from $63,271,000 for the period ended
   March 31, 1997. Transportation operations had strong sales growth of $5,748,000 over the prior year from the operation of an expanded fleet and continued heavy demand for freight. Growth in Refrigerated Warehousing operations of $3,460,000 was derived primarily from improved warehouse occupancy levels from new customers and a strong vegetable crop. Dry Warehousing operations had a decline in revenue for the period of $3,123,000, resulting from the closure at the end of fiscal 1997 of two dry warehouses and a substantial volume reduction in the Munster, Indiana facility. The balance of the change in revenue for the nine months ended March 31, 1998 came from reduced volume in the area of international freight forwarding.

        Gross profit for the nine months increased $515,000 or 5.0% to $10,736,000 compared to the same period for the prior year. Gross profit attributable to Transportation operations for the first nine months of fiscal 1998 increased $1,099,000, up 72.5%, primarily as a result of an expanded transportation fleet and more efficient utilization thereof. Gross profit for Refrigerated Warehousing operations increased $384,000, up 20.5% due to improved capacity utilization and higher processing revenue from the Beaver Dam Logistic Center. Gross profit for Dry Warehousing operations decreased $910,000 or 48.0%, due to the closure of two facilities and a substantial decline in utilization of the Munster, Indiana facility. The remaining change in gross profit is attributable to a decrease in international freight forwarding operations.

        Selling, general and administrative expenses, which includes marketing and advertising expenses, increased $473,000 or 9.1% for the first nine months of fiscal 1998 compared to the same period for the prior year. The increase was primarily attributable to sales and marketing activities designed to develop and grow the logistics business.

        Earnings from operations for the nine months ended March 31, 1998 increased $42,000 or 0.8% to $5,085,000 compared to $5,043,000 for the same period in the prior year. Increased margin from Transportation operations was the primary reason for this improvement.

        Interest expense for the first three quarters of the fiscal year declined by $216,000 to $2,265,000 compared to $2,481,000 for the same period in the prior year. The reduction resulted from a combination of lower rates and lower borrowings outstanding during the period.

        Pre-tax income for the first nine months ended March 31, 1998, was $2,444,000, an increase of $1,232,000 or 98.4%. Stronger capacity utilization and efficiencies in Refrigerated Warehousing and Transportation operations contributed to these results. The pre-tax results for the prior year were reduced by the loss of $1,086,000 for the disposal of special freezing equipment in connection with securing a long-term contract for vegetable processing, IQF freezing and warehouse services with a major customer of the Beaver Dam Logistics Center. No provision for income taxes was recorded for the nine months ended
   March 31, 1998, because TLC was a limited liability company for this period. For the nine months ended March 31, 1997 TLC recorded an income tax provision of $466,000.

   Comparison of Fiscal 1997 to Fiscal 1996 for TLC

        Total revenue for fiscal 1997 increased $7,232,000 or 9.4% to $84,208,000 compared to fiscal 1996 due primarily to increased volume in Transportation and Refrigerated Warehousing services. The most significant improvement was in revenue from Transportation operations which increased 20.6% over the previous year, from $27,677,000 in fiscal 1996 to $33,392,000 in fiscal 1997. During fiscal 1997, TLC secured a large multi-year contract to provide logistic services to a major frozen food producer. This contract, and certain management changes, enabled TLC to improve significantly the operating performance in transportation-related logistic services during fiscal 1997. Refrigerated Warehousing service revenue increased 5.7% from $35,428,000 to $37,450,000 due primarily to increased utilization of expanded capacity at the Rochelle Logistic Center and higher utilization at all the Michigan based refrigerated facilities during fiscal 1997. In late fiscal 1997, TLC closed two dry public warehouses which were leased facilities in Atlanta, Georgia and Sparks, Nevada. The closure of these facilities resulted from TLC's strategic focus to provide value-added logistic services on a contractual and longer term basis in Dry Warehousing operations. As a result of these strategic changes, revenue for Dry Warehousing operations was down for fiscal year 1997 by $1,600,000 or 11.9%.

        Gross profit increased in fiscal 1997 by $1,215,000 or 10.1% compared to fiscal 1996, primarily as a result of revenue growth combined with aggressive cost management. An expanded transportation fleet and better utilization of transportation equipment contributed to an increase of $1,200,000 in gross profit for the year, compared to 1996. Refrigerated Warehousing increased gross profit by $110,000 for the year, compared to fiscal 1996, mainly through higher occupancy levels in TLC's Michigan facilities and increased utilization of the new Rochelle Logistic Center. Dry Warehousing and added logistic expenses had a negative impact on gross profits by $358,000 due to changes related to warehouse closures and corporate restructuring.

        Selling, general and administrative expenses increased $593,000 or 9.4% in fiscal 1997, due in large part to increased activities in marketing and sales.

        Income from operations increased by $622,000 or 10.9% over fiscal 1996. Operating income in 1997 was $6,311,000 compared to $5,689,000 in 1996. This increase was due primarily to volume and productivity gains in Transportation operations.

        Interest expense for the year was $3,216,000 compared to $3,176,000 in fiscal 1996.

        Pre-tax income was $1,705,000, a decrease of $906,000 compared to fiscal 1996, due primarily to a loss of $1,036,000 related to the disposal of special freezing equipment in connection with securing a longer term contract for vegetable processing, IQF freezing and warehouse services with a major customer of the Beaver Dam Logistic Center.

        The provision for taxes for fiscal year 1997 was $695,000 compared to $1,075,000 for 1996. The effective tax rates for the two years were the same. In 1997, an adjustment of $11,171,000 was made to add to income the deferred income taxes that resulted from a change in TLC's tax status from a C-corporation to a limited liability company.

        Net income for 1997 was $12,181,000, up from $1,536,000 in 1996 based on the results of operations and the change in the tax status that eliminated the deferred taxes as of 1997.

   Comparison of Fiscal 1996 to Fiscal 1995 for TLC

        Total revenue for fiscal 1996 increased $5,947,000 or 8.4% to $76,976,000 compared to $71,029,000 for fiscal 1995, primarily as a result of increased warehouse capacity and growth in logistic services. Logistic services grew in both Transportation operations by $2,282,000 or 9.0% and International Freight Forwarding operations by $1,210,000 or 65.2% compared to fiscal 1995.

        Gross profit for fiscal year 1996 decreased $2,120,000 or 15.0% to $12,020,000 compared to $14,140,000 in fiscal 1995, primarily as a result of reduced vegetable processing and freezing volumes in Refrigerated warehousing, and start-up costs for high volume distribution accounts. The balance of reduced gross profit results from higher transportation costs than historical levels and less than optimal utilization of equipment.

        Fiscal 1996 selling, general and administrative expenses declined from those reported for fiscal 1995 by $254,000 due to improved cost controls. Selling, general and administrative expense for 1996 was $6,331,000 compared to $6,585,000 in fiscal 1995.

        TLC's income from operations declined by $1,866,000 or 24.7% from $7,555,000 in fiscal 1995 to $5,689,000 in fiscal 1996. Reduced volume and profitability attributable to vegetable processing and freezing operations, along with higher transportation expenses were the principal factors in the reduction of earnings from operations.

        Interest expense for fiscal 1996 was $3,176,000 which was down from $3,378,000 in fiscal 1995 due to lower borrowing levels in 1996.

        Pre-tax income declined in fiscal 1996 to $2,611,000 from $4,286,000 or 39.1%, due primarily to the reduction in gross profit.

        TLC's effective tax rate in fiscal 1996 increased to 41% from 40% in fiscal 1995 due to changes in the relative state components of TLC's income. The provision for taxes for fiscal 1996 was $1,075,000 compared to $1,724,000 in fiscal 1995.

        Net income for TLC in 1996 was $1,536,000, down $1,026,000 or 40.0%
   from $2,562,000 in fiscal 1995, primarily as a result of reduced gross profits in Refrigerated Warehousing, operational inefficiencies in Transportation operations and the increased effective income tax rate.

   Financial Liquidity and Capital Resources for the Company and TLC

        The Company's current sources of capital to fund corporate expenses are management fees of $250,000 payable by TLC, short-term investments which are expected to be $9,900,000, assuming the Offering is fully subscribed, and the income on such investments.

        The Company will continue to evaluate new acquisitions in areas strategic to existing operations as well as new lines of business. Future acquisitions may be funded through the proceeds of this Offering, cash from operations, borrowings under the existing line of credit or other credit facilities, along with potential future equity issuances.

        TLC has historically funded its operations and capital expenditures with cash flow from operations supplemented by its revolving credit facility. Net cash provided from operations was $9,294,000 in fiscal 1997 compared to $11,043,000 in fiscal 1996, primarily as a result of (i) a decrease in accounts payable from fiscal 1996 when TLC was engaged in a construction project generating significant accounts payable compared to fiscal 1997 when no similar construction project was in process and
   (ii) lower earnings after considering the elimination of $11,171,000 of income related to an adjustment of deferred income taxes resulting from a change in TLC's tax status from a C-Corporation to a limited liability company. Net cash provided from operating activities was $10,180,000 for fiscal 1995.

        Net cash used in investing activities for TLC for the fiscal year ended June 30, 1997 decreased to $1,822,000 from $16,262,000 in fiscal 1996. The decrease between years is predominantly the result of a decrease in capital expenditures, most notably $11,422,000 related to a major expansion of a refrigerated warehouse facility during fiscal 1996. TLC anticipates capital expenditures to be approximately $4,000,000 per year over the next two fiscal years.

        Net cash used in financing activities for the fiscal year ended
   June 30, 1997 was $7,277,000. During fiscal 1996, TLC provided cash from financing activities of $4,883,000. TLC issued $9,011,000 of long-term debt during fiscal 1996 to fund the capital expansion of a refrigerated warehouse facility. During fiscal 1997, no additional debt was issued. Additionally, total payments on TLC's line of credit and long-term debt were $3,149,000 higher in fiscal 1997 than the previous fiscal year.

        In January 1997, TLC increased its transportation fleet by assuming the leases for 60 additional tractors and 75 additional trailers from one of its customers. The addition of these tractors and trailers represented approximately a 50% increase in TLC's transportation fleet.

        During fiscal 1997, TLC evaluated and developed a plan to address the impact of the Year 2000 and beyond on its computer systems. TLC's plan is being managed by a team of internal staff. The team's activities are designed to ensure that TLC's transactions with customers, suppliers and financial institutions are compatible with the Year 2000 and beyond. TLC recently began to explore the plans of its significant suppliers to determine their ability to remediate the Year 2000 problems and the effects or TLC'S vulnerability if these entities fail to become Year 2000 compliant. While TLC believes its plan is adequate to address its Year 2000 concerns, there can be no guarantee that the systems of other companies on which TLC's systems rely will be converted on a timely basis and will not have a material effect on TLC. The cost of the TLC's plan is not expected to be material to TLC's ongoing results of operations.

        TLC will have available to it a revolving credit facility of $65,000,000 at a floating rate of LIBOR plus 225 basis points to finance its capital needs, the TLC Dividend, the refinancing of the Wiscold Note and the purchase of a refrigerated warehouse facility in Hudsonville, Michigan for approximately $12.3 million (which is expected to be completed in July of 1998). After consummation of the Offering and the purchase of such facility, TLC will have approximately $1 million of additional available borrowings under its credit facility.


        As of March 31, 1998, TLC had no significant capital commitments other than the purchase of a refrigerated warehouse facility in Hudsonville, Michigan for approximately $12.3 million.

        TLC believes the future cash generated from operations will be more than adequate to service its debt requirements and future capital expenditures for the foreseeable future.

   Description of Credit Agreement

        TLC intends to enter into a credit agreement (the "Credit Agreement") with Firstar Bank Milwaukee, N.A., as agent, and certain other banks which will be parties thereto (together, the "Banks") on or before the Effective Time of the Merger. Pursuant to the Credit Agreement, TLC will, subject to the achievement of certain financial ratios and compliance with certain conditions, have the right to obtain revolving loans in the following outstanding principal amounts:
                                                   Maximum Amount of
                  Time Period                 Revolving Loans Outstanding

    Closing date through April 15, 1999               $65 million
    April 16, 1999 through April 15, 2000             $61 million
    April 16, 2000 through April 15, 2001             $56 million
    April 16, 2001 through April 15, 2002             $50.5 million
    April 16, 2002 through April 15, 2003             $43 million

   The entire unpaid principal balance of loans made under the Credit Agreement will be due and payable on April 15, 2003.

        The proceeds of the initial loans under the Credit Agreement will be used to refinance existing indebtedness of TLC to the Banks in the amount of approximately $36,000,000; finance the payment of the TLC Dividend; finance the repayment of the Wiscold Note; and pay related fees and expenses. The available balance of the facility, estimated to be $1 million after completion of this Offering and the purchase of a refrigerated warehouse facility in Hudsonville, Michigan, will be available for working capital and general corporate purposes, including the issuance of letters of credit of up to $3.5 million outstanding at any one time.

        The Credit Agreement will be secured by liens or security interests on all or substantially all of the assets of TLC, other than certain transportation equipment, and mortgages on its real estate.

        The initial interest rate on borrowings under the Credit Agreement is expected to be, at the option of TLC, LIBOR plus 225 basis points or the prime rate. These rates will vary over the term of the Credit Agreement pursuant to a pricing grid based on the ratio of Consolidated Funded Debt to Consolidated EBITDA (the "Consolidated Funded Debt Ratio"), all as defined in the Credit Agreement, in accordance with the following table:


                             APPLICABLE PERCENTAGES

                                     Applicable
                                     Percentage    Applicable    Applicable
                                         for       Percentage    Percentage
                  Consolidated       Eurodollar        for           for
    Pricing       Funded Debt         Revolving    Prime Rate     Letter of
     Level           Ratio              Loans         Loans      Credit Fee
       7            >4.5:1.0               2.25         0.00         1.25
       6     <4.5:1.0 but >4.0:1.0         2.00        (0.25)        1.25
       5     <4.0:1.0 but >3.5:1.0         1.75        (0.25)        1.25
       4     <3.5:1.0 but >3.0:1.0         1.50        (0.50)        1.25
       3     <3.0:1.0 but >2.5:1.0         1.25        (0.50)        1.25
       2     <2.5:1.0 but >2.0:1.0         1.00        (0.50)        1.25
       1            <2.0:1.0               0.75        (1.00)        1.25



   The Credit Agreement also contains provisions requiring TLC to reimburse the Banks for increases in certain taxes, revenue requirements and other costs incurred by the Banks.

        Loans made under the Credit Agreement may be prepaid in whole or in part without premium or penalty, except for reimbursement of the Banks for any losses the Banks suffer as a result of repayment of LIBOR-based loan prices to the last day of that applicable interest period.

        The Credit Agreement contains representations and warranties, including without limitation those relating to financial statements, ownership of properties, liens and encumbrances, corporate existence, compliance with law, legal authorization and enforceability, absence of default, litigation, ERISA, environmental and tax matters, use of proceeds, solvency, accuracy of information and the matters set forth in the merger and divestiture documents.

        The Credit Agreement also contains conditions precedent (or in certain instances concurrent) to the initial funding at the Closing, which will include, without limitation, those relating to the following:
   (i) satisfactory financing documentation; (ii) the obtaining of certain approvals and agreements; (iii) consummation of the Merger;
   (iv) satisfactory proforma and other financial statements;
   (v) environmental reports; (vi) certain appraisals and business valuations; (vii) the absence of a material adverse change; and (viii) the delivery of customary closing documents. The conditions to all borrowings include requirements relating to prior notice of borrowing, the accuracy of representations and warranties, the absence of any default or potential event of default and the absence of a material adverse change in TLC's business.

        The Credit Agreement also contains affirmative and negative covenants (including, where appropriate, certain exceptions and baskets mutually agreed upon), including but not limited to furnishing financial and other information payment of obligations, conduct of business, maintenance of existence, maintenance of property, insurance, inspection of property, books and records, notices, environmental laws, additional subsidiary guarantors, bank accounts, indebtedness, liens, nature of business, consolidation, merger, sale or purchase of assets, advances, investments and loans guarantee obligations, transactions with affiliates, ownership of subsidiaries, fiscal year, prepayment of indebtedness and dividends. The Credit Agreement also contains the following financial covenants: minimum consolidated tangible net worth; maximum consolidated funded debt ratio; minimum cash flow coverage ratio; and positive annual earnings.

        Events of default under the Credit Agreement, include without limitation, those relating to: (i) non-payment of interest, principal or fees payable under the Credit Agreement; (ii) inaccuracy of representations or warranties in the loan documents; (iii) non-performance of covenants; (iv) cross-default to other material debt of the Company and its subsidiaries; (v) bankruptcy or insolvency; (vi) judgments in excess of specified amounts; (vii) certain ERISA events; (viii) impairment of security interests in collateral; (ix) invalidity of guarantees;
   (x) materially inaccurate or false representations or warranties; and
   (xi) a change in control.


                                    BUSINESS

   General

        The Company was formed on December 11, 1997 and has conducted no operations to date other than in connection with the Acquisition. Following this Offering and the Acquisition, the Company's only non-cash asset will be its ownership interest in TLC. The Company intends to pursue acquisitions of businesses which may or may not relate to the third-party logistics business of TLC. As of the date hereof, the Company has not identified any acquisition candidates.

        Immediately prior to the Merger, the Company will acquire 666.667 Membership Units of TLC (representing two-thirds of the outstanding ownership interests of TLC) from Christiana pursuant to the Purchase Agreement. For additional information concerning the Merger and the Acquisition, see "Summary of Certain Terms of the Merger" and "The Purchase Agreement."

        TLC was formed on June 30, 1997 through a combination of the operations of two wholly-owned subsidiaries of Christiana, Wiscold and Total Logistic Inc. On September 1, 1992, Christiana acquired the assets of Wiscold, a company formed in 1915, which engaged in providing public refrigerated warehousing services, vegetable processing and individual quick freeze (IQF) services, automated vegetable poly bag and bulk packaging services, and transportation services into and out of its facilities. On January 4, 1994, Christiana acquired Total Logistic Inc. (formerly known as The TLC Group, Inc.), a Zeeland, Michigan-based firm engaged in providing fully integrated third-party logistic services, which includes warehouse, distribution and transportation services in both refrigerated and non-refrigerated facilities.

        TLC provides third-party logistic services as well as full service public and contract warehousing in all ranges of frozen refrigerated and ambient temperatures. Integrated logistic services generally combine transportation, warehousing and information services to manage the distribution channel for a customer's products from the point of manufacturer to the point of consumption. TLC's transportation and distribution services include full service truckload, less-than-truckload and pooled consolidation in both temperature controlled and dry freight equipment, dedicated fleet services and specialized store-door delivery formats. Transportation and logistic services are provided utilizing company-owned equipment as well as through carrier management services utilizing third party common and contract carriers. TLC also provides a full range of international freight management services, fully computerized inventory management, kitting, repackaging and just-in-time production supply services.

        TLC's transportation fleet is comprised of 175 tractors, 97 of which are 0-3 years old; 78 of which are 4-6 years old; and none of which are older than 6 years.

        TLC's customers consist primarily of national, regional and local firms engaged in food processing, consumer product manufacturing, wholesale distribution and retailing. During fiscal 1997, TLC's top 10 customers accounted for approximately 47% of total revenues. TLC serves approximately 1,250 customers.

        TLC believes it is the nation's seventh largest provider of public refrigerated warehouse space. All of TLC's refrigerated facilities are modern and efficient single story buildings at dock height elevation and fully insulated.

        Prior to the Merger, Christiana will contribute certain assets and liabilities to TLC for no consideration. See "Pro Forma Combined
   Financial Data." On the asset side, these items consist primarily of mortgage notes receivable derived from certain condominium sales by Christiana which, as of March 31, 1998, had an aggregate principal amount outstanding of $1,231,000 (accruing interest at rates ranging from 6.875% to 9%) and approximately $888,000 of cash surrender value of life insurance. In addition, Christiana has already contributed to TLC approximately 1.9 acres of undeveloped, partially submerged land in Huntington Beach, California with a current book value of $0. This property is currently subject to an easement granted in favor of the City of Huntington Beach. Christiana is currently pursuing a change in zoning applicable to the property in order to conduct residential development on the property.
   The outcome of these efforts, and the value of the property if such efforts are successful, are unable to be predicted at this time. On the liability side, the items contributed by Christiana consist of accounts payable and accrued liabilities including compensation, vacation, insurance benefits and taxes in the aggregate amount of $2,083,000.

   Strategy

        The Company's strategy is to identify and pursue suitable acquisition candidates in businesses related and unrelated to the third-party logistic services business of TLC.

        TLC's strategy is to grow its business by emphasizing and enhancing its ability to offer "one-stop shopping" to its customers through its wide variety of asset and non-asset based services. Asset-based services are generally considered to include warehousing and transportation related activities provided through TLC's owned or leased assets. Non-asset based services utilize warehouses and transportation equipment owned by others for which TLC contracts on a one-time or short-term basis. TLC believes that its asset base of refrigerated and dry warehouses and fleet operations, together with its expertise in logistics strategy and solutions, provides it with an advantage over its competitors which generally offer only asset or non-asset based services. TLC's competitors provide individual services such as warehousing, transportation and freight forwarding in substantially the same manner as TLC. Some TLC competitors provide only transportation services and/or warehousing services. Others provide only logistics management services. TLC, however, provides all of these services in an integrated fashion, providing more efficient distribution programs and reduced inventory for its customers. It is the goal of TLC to continue to enhance the services that it provides to its customers by continuing to develop solutions involving multiple services throughout the entire supply chain from the manufacturer to end consumer.

        TLC's focus on its third-party logistic services is based on its belief that competitive market forces are dictating that corporations focus on core competencies leading more and more corporations to outsource logistic services and distribution functions. In addition, TLC believes that corporations are recognizing, on an increasing basis, that properly provided logistic services will provide enhanced inventory management, more responsive information systems and more efficient use of fleet capacity.

        Management believes that if TLC continues to market and enhance its integrated logistics, transportation and warehousing business, it will be able to capitalize on the trends of its customers toward the use of multi-service providers and the outsourcing of distribution and warehousing functions and thereby maximize the utilization and income potential of its assets.

        TLC provides both asset-based and non-asset based solutions to its customers because it believes that long-term success in integrated logistic services will be dependent on offering a wide array of solutions which entail both TLC-owned assets and the assets of TLC's established subcontractors. By offering a complement of both asset and non-asset based solutions, TLC believes growth will be less capital intensive than a company which offers only asset-based services, and more intensive in the areas of management, services and systems.

   Services, Sales and Customers

        TLC assists companies in managing the logistics of the physical movement of product and materials. TLC offers refrigerated and frozen warehousing, dry warehousing, transportation, information systems, and international freight forwarding services. These services can be applied to customers' needs individually, as a single service or in combination as a unified set of services.

        TLC provides various solutions that address a wide range of customer needs. A few examples of the types of services TLC provides to its customers follow:

        TLC provides an international food manufacturer a combination of transportation solutions, which includes the use of TLC's transportation fleet and carrier-managed equipment and refrigerated storage. TLC provides a national food manufacturer with a consolidation and distribution center and with outbound transportation. TLC provides a national food distributor with refrigerated warehousing, including high volume order selection and shipping to facilitate rapid inventory turnover. TLC serves as the distributor for the Michigan Department of Education school lunch program, which involves a combination of warehousing, order selection, store door delivery and related customer billings. TLC has a strategic alliance with a furniture manufacturer to provide warehousing services for the consolidation of products and order selection for international shipments on a global basis.

        TLC's revenue for each of the basic service lines are detailed below for fiscal years ended June 30, 1997, 1996, and 1995.

                                                 Revenues
                                           (Dollars in Millions)
                                   1997            1996          1995
                              Amount     %    Amount    %   Amount      %

    Refrigerated Warehousing   $38     45%     $35    45%     $34     48%
    Dry Warehousing             12     14%      14    18%      11     15%
    Transportation              33     39%      28    36%      25     35%
    International                3      4%       3     4%       2      3%
    Eliminations                (2)    (2%)     (3)   (3%)     (1)    (1%)
         Total Revenues        $84    100%     $77   100%     $71    100%
                               ===    ===      ===   ===      ===    ===

        TLC's services target the consumer goods industries; industries in which logistics performance is important to success. Nearly 75% of TLC's revenues come from food manufacturers, food wholesalers and food retailers. Because of its unique storage and distribution needs, the food industry has launched broad industry-wide initiatives, such as Efficient Consumer Response (ECR) and Efficient Foodservice Response (EFR), that are formulated on high quality logistic services. The basis of ECR is to reduce the cost of delivering products from the place of manufacture to the point of sale. TLC believes that its one of only a few companies which have the capabilities and range of service offerings to sufficiently address these initiatives.

        While TLC's top 15 customers, all of which participate in the food industry, account for 60% of revenues, no one customer represents more than 10% of TLC's business. Beyond the food industry, the balance of TLC's customer base is spread across a broad base of industries including pharmaceuticals, automotive suppliers, building supplies and office furniture.

   Competition

        Competition in the logistic services industry is very fragmented. Leonard's Guide, a leading industry publication, lists more than 1500 companies competing in the United States marketplace. TLC believes that competitors can be characterized as either asset or non-asset based providers and single or integrated service providers. Asset-based companies, such as Exel, Americold Corporation, GATX Logistics, Inc., or Ryder Integrated Logistics, Inc. own and operate warehouses and/or transportation equipment. These companies utilize their asset- base and the expertise with which to operate them to provide services. Non-asset based competitors, such as Hub Group Logistics Services, Menlo Logistics, and C.H. Robinson Logistics offer logistics management expertise and information systems and sub-contract warehousing and transportation services to asset-based providers.

        TLC experiences competition for logistic services on a national basis and in its warehousing and transportation business TLC competes generally on a regional and local basis. Other than the high capital requirements of building a refrigerated warehouse facility, there are no significant barriers to entry into the transportation, warehousing and non-asset based logistic service markets in which TLC operates, permitting a relatively large number of smaller competitors to enter the various markets.

        In addition, TLC's customers, many of which have substantially greater resources than TLC, may divert business from TLC's warehousing and transportation operations by building their own warehouse facilities and/or operating their own transportation fleet.

   Organization

        TLC's operations are headquartered in Zeeland, Michigan, and TLC also maintains an office in Milwaukee, Wisconsin. TLC is organized into three main operating units: refrigerated warehousing, dry warehousing and transportation. Each operating unit is headed up by a group vice president/general manager. Sales and marketing for TLC are principally performed at the corporate level, with support from the group vice presidents as well as local warehouse facility managers. TLC also maintains a business development group which is responsible for pricing, logistics engineering, and transporting large logistic accounts over from sales to operations during start up.

   Sales and Marketing

        Sales and marketing are principally performed at the corporate level, with support from the group vice presidents and facility managers. The sales organization is comprised of seven individuals and is divided into the following teams: refrigerated warehousing team; dry warehousing team; transportation team; and logistics sales team. Each of these teams has primary responsibility for selling their specific services. The goal is to develop the sales team to effectively present the fullest extent of TLC's services suited for each customer.

        Marketing and advertising is done centrally for the entire company and uses a combination of media advertising and direct mail. The marketing organization also has responsibility for maintaining and gathering information on market intelligence related to competition, customers and the logistic industry in general.

        Business development supports both sales and operations by providing logistics engineering capabilities, pricing and costing services, and assists in the startup of complex logistic projects.

   Employees

        The only employees of the Company are the executive officers described under "Management-Executive Officers and Directors of the Company." TLC had approximately 735 employees as of March 31, 1998. A breakdown of the employees by functional area is set forth below:

         Function        Number of Employees   Percentage of Total
    Operations                   472                64.2%
    Transportation               207                28.2%
    Administration                46                 6.2%
    Sales and Marketing           10                 1.4%
                                 ---                ----
    Total                        735                 100%

   No TLC employees are covered by union contracts.

   Patents, Licenses and Trademarks

        TLC's operations are not dependent on any particular patent, license, franchises, or trademarks. TLC has registered a trademark and the name "Total Logistic Control" with the United States Patent and Trademark office.

   Research and Product Development

        TLC does not operate in an environment which has a strong need or reliance on research and development. TLC has not made material expenditures with regard to research or development in the past and does not see it as a material issue in the future.

   Government Regulations

        TLC's transportation operations in interstate commerce are regulated by the Interstate Commerce Commission ("ICC") and the operations of TLC in intrastate commerce are regulated by various state agencies. These regulatory authorities have broad authority, including the power to authorize motor carrier operations, approve rates, charges and accounting systems, require periodic financial reporting, and approve certain merger, consolidations and acquisitions. TLC is also subject to safety requirements prescribed by the United States Department of Transportation ("DOT"). Such matters as weight and dimension of equipment and load are also subject to federal and state regulations.

        TLC's operations related to refrigerated food storage are subject to regulations promulgated by the United States Department of Agriculture ("USDA").

        TLC believes it is in compliance in all material respects with applicable regulatory requirements relating to its operations. The failure of TLC to comply with the regulations of the ICC, DOT, USDA or state agencies could result in substantial fines or revocation of TLC's operating authority.

    Properties

        As of March 31, 1998, TLC owned or leased thirteen facilities in five states. Of this total, eight are refrigerated/frozen with the balance being dry facilities. The refrigerated facilities are operated through eight public refrigerated warehouses located in Wisconsin (3), Michigan
   (3), and Illinois (2). On May 20, 1998, TLC entered into a preliminary agreement to purchase a refrigerated warehouse facility in Hudsonville, Michigan, which is comprised of 4.6 million cubic feet of storage capacity. The purchase price for this facility is approximately $12.3 million and the transaction is expected to close in July of 1998, subject to the satisfaction of customary conditions. Other than Wisconsin Cold Storage, located in downtown Milwaukee, TLC's refrigerated facilities are large single-story buildings constructed at dock height with full insulation and vapor barrier protection. The refrigeration is provided by screw-type compressors in ammonia-based cooling systems. These facilities are strategically located and well served by rail and truck.

        The Wisconsin Cold Storage facility was closed in March 1998. The property is currently offered for sale.

        In addition to the refrigerated facilities discussed above, there are five public non-refrigerated (or dry) warehouse distribution facilities, three of which are located in Michigan and one in each of Indiana and New Jersey. Zeeland Distribution Center II, located in Zeeland, Michigan is a company owned facility. All other dry facilities are held under lease. Lease terms generally match the underlying contracts with major customers served at each facility. These facilities are single-story block or metal construction buildings. All dry facilities are approved as food grade storage facilities.

        The following tables list the thirteen facilities by location, size, type, and if owned or leased. Other than as indicated, all facilities are owned.

                        REFRIGERATED WAREHOUSE FACILITIES

                                                Total Storage
                                                    Space
                                                 (cubic feet      Type of
         Facility              Location          in millions)     Facility

    Rochelle Logistic   Rochelle, Illinois  #1      10.6       Distribution
    Center I

    Rochelle Logistic   Rochelle, Illinois  #2       3.5       Distribution
    Center II

    Beaver Dam          Beaver Dam, Wisconsin        7.2       Distribution/
    Logistic Center                                            Production

    Milwaukee Logistic  Wauwatosa, Wisconsin         4.3       Distribution
    Center

    Holland Logistic    Holland, Michigan(1)         2.1       Distribution/
    Center                                                     Production

    Kalamazoo Logistic  Kalamazoo Logistic           3.3       Distribution
    Center I            #1(2)

    Kalamazoo Logistic  Kalamazoo Logistic #2        2.8       Distribution
    Center II

    Wisconsin Logistic  Milwaukee, Wisconsin         1.0       Distribution
    Center
                        TOTAL                       34.8
                                                    ====

                            DRY WAREHOUSE FACILITIES

                                                 Total Storage
                                                 Space (sq. ft.  Type of
           Facility                Location      in thousands)   Facility
    Zeeland Logistic Center I(1)   Zeeland, MI         202       Public
    Zeeland Logistic Center II     Zeeland, MI         220       Public
    Michigan Distr. Center I(1)    Kalamazoo, MI        88       Public
    Munster Logistic Center(1)     Munster, IN         125       Public
    South Brunswick Logistic       South               200       Public
    Center(1)                      Brunswick, NJ
    TOTAL                                              835
                                                       ===
   (1) Leased facility
   (2) Includes 1.8 million cubic feet of dry storage capacity.


   Description of Properties

   A brief description of each of the Properties follows, listed alphabetically by state and city.

                                   Illinois Properties

   Rochelle Logistic Center I    Rochelle Logistic Center II
   975 South Caron Road          600 Wiscold Drive
   Rochelle, IL 61068            Rochelle, IL 61068

   Rochelle Cold Storage campus is TLC's newest and largest refrigerated facility, initially constructed in 1986. TLC believes that Rochelle Cold Storage is one of the largest and most modern cold storage warehouse facilities in the United States. Currently this facility is comprised of 14,100,000 cubic feet of capacity after undergoing four capacity expansions in 1988, 1990, 1993, and 1996. All space is capable of temperatures of -20 degrees -F to ambient. Rochelle Cold Storage is strategically located at the intersection of two main line East-West railroads, the Burlington Northern and the Chicago Northwestern, and the cross roads of interstate highways I 39 and I 88. Rochelle Cold Storage serves primarily distribution customers in the Midwest.

                               Indiana Properties

   Munster Logistic Center
   9200 Calumet Avenue
   Munster, IN  46321

   Munster Logistic Center is located just south of the Chicago market with access to major north-south and east-west highways. The facility has access to rail through Conrail and is a food grade warehouse. The total facility has available 125,000 square feet of dry storage. The warehouse operates as a public warehouse with most of the customer base on short term contracts.

                               Michigan Properties

   Holland Logistic Center
   449 Howard Avenue
   Holland, MI  49424

   Holland Logistic Center has undergone a number of expansions over the years, with a major reconstruction in 1983 after a fire destroyed approximately 50% of the facility. This refrigerated facility comprises 2,100,000 cubic feet of storage capacity of which 1,300,000 cubic feet is freezer capacity, 400,000 cubic feet is cooler capacity and 400,000 cubic feet is convertible capacity between freezer and cooler. Holland services both distribution customers as well as blueberry growers in the West Michigan area. This location is situated on a CSX rail spur with two refrigerated rail docks. This facility is held under a lease which expires December 31, 2000.

   Kalamazoo Logistic Center I   Kalamazoo Logistic Center II
   6677 Beatrice Drive           6805 Beatrice Drive
   Kalamazoo, MI  49009          Kalamazoo, MI  49009

   Kalamazoo Logistic Center campus has two distribution centers at this location. Facility #1 is a 3,300,000 cubic foot facility with 1,100,000 cubic feet of freezer capacity, 400,000 cubic feet of cooler capacity and 1,800,000 cubic feet of dry storage capacity. This location services a number of distribution customers in the Midwest and is strategically located at the I 94 and U.S. 31 crossroads in Michigan, equal distance between Chicago and Detroit.

   Facility #2 is located adjacent to Facility #1 and is comprised of 2,800,000 cubic feet of capacity. This facility contains 1,500,000 cubic feet of cooler capacity and 1,300,000 cubic feet of freezer capacity. Two large distribution customers utilize 75% of this space. These facilities are held under long term leases.

   Also located at the Kalamazoo Logistic Center is a company owned 10,000 square foot transportation equipment maintenance center. Approximately 50% of TLC's fleet of over-the-road transportation units is domiciled in Kalamazoo, Michigan.

   Zeeland Logistic Center I     Zeeland Logistic Center II
   8250 Logistic Drive           8363 Logistic Drive
   Zeeland, MI 49464             Zeeland, MI 49464

   Zeeland Logistic Center campus has two facilities each of which provide dry warehousing storage as public warehouses. Each of these facilities are Foreign Trade Zones and food grade warehouses, that provide both racked and bulk storage. Capacity is utilized by both long term contractual customers and as short term public warehouses. Zeeland Logistic Center I has 201,600 square feet of storage and Zeeland Logistic Center II has 220,000 square feet.

   Hudsonville Logistic Center
   2966 Highland Boulevard
   Hudsonville, MI  49426

   On May 20, 1998, TLC entered into a preliminary agreement to purchase a refrigerated warehouse facility in Hudsonville, Michigan. The purchase price for this facility is approximately $12.3 million and the transaction is expected to close in July of 1998, subject to the satisfaction of customary conditions. The Hudsonville Logistic Center, initially constructed in 1987, and then expanded in 1990, has 4.6 million cubic feet of storage capacity and is capable of maintaining temperatures of -20 degrees F. With blast freezing capabilities and USDA approved warehouse space, the Hudsonville Logistic Center offers consolidation and shipment services to the upper Midwest and plains states.

                              New Jersey Properties

   South Brunswick Logistic Center
   308 Herrod Blvd.
   South Brunswick, NJ 08852

   South Brunswick Logistic Center provides warehousing and distribution services for customers to the Northeast region of the country. The facility has both contractual and short term customers and operates as a public warehouse. In total, the facility has 200,000 square feet of dry storage capacity.

                              Wisconsin Properties

   Beaver Dam Logistic Center
   1201 Green Valley Road
   Beaver Dam, WI  53916

   Beaver Dam Logistic Center was originally constructed in 1975. Since 1975, this facility has undergone three freezer additions, the most recent in 1991, and is comprised of 7,200,000 cubic feet of freezer storage space. Beaver Dam Logistic Center serves distribution related customers as well as vegetable and cranberry processors. This facility's unique capabilities involve value added services for vegetable processors including IQF, blanching, slicing, dicing and food service and retail poly bag packaging operations. Badger's IQF tunnels have the capacity to freeze 30,000 pounds of product per hour.

   Milwaukee Logistic Center
   11400 West Burleigh Street
   Milwaukee, WI  53222

   Milwaukee Logistic Center was originally constructed in 1954. There have been six expansions of this facility. The Milwaukee Logistic Center facility comprises 4,300,000 cubic feet of which 3,754,000 cubic feet is freezer capacity and 546,000 cubic feet is cooler space. This facility has multi-temperature refrigerated storage ranging from -20 degrees F to +40 degrees F and daily blast freezing capacity of 750,000 pounds. This location has a 7-car private rail siding. An additional 3,000,000 cubic feet of company owned refrigerated and processing space adjacent to the Milwaukee Logistic Center facility is leased on a long term basis to a third party retail grocery company.

   Legal Proceedings

        As of the date of this Prospectus, the Company has never been a party to any legal proceeding. From time to time, TLC is named as a defendant in actions arising out of the normal course of its business. As of the date of this Prospectus, TLC is not a party to any pending legal proceeding that it believes to be material.

                             THE PURCHASE AGREEMENT

        The following is a brief summary of certain provisions of the Purchase Agreement which is attached as Annex A and incorporated herein by reference. Such summary is qualified in its entirety by reference to the Purchase Agreement and Amendment No. 1 which is attached as Annex C.

   Purchase Price and Assumption of Liabilities

        The Purchase Agreement provides that, prior to the Effective Time of the Merger, the Company will complete the Acquisition by purchasing
   666.667 Membership Units of TLC for an aggregate purchase price of $10,666,667. The Purchase Agreement provides that the purchase price is payable no later than thirty (30) days following the Effective Time of the Merger and the completion of the Acquisition. Accordingly, the Acquisition will be completed with the obligation of the Company to pay the purchase price no later than thirty (30) days thereafter. During this thirty (30) day period, the Christiana Shareholders will mail to the Subscription Agent (which will also act as exchange agent for the Merger) Letters of Transmittal electing one of the following:

             -    To purchase no shares of Common Stock

             - To purchase as many shares of Common Stock as possible using the Cash Consideration to be received in the Merger
        (estimated to be $3.60)

             - To purchase a stated number of shares of Common Stock using a portion of the Cash Consideration

             - To purchase all shares of Common Stock to which such Christiana Shareholder is entitled using the Cash Consideration, together with an additional payment

             - To purchase all shares of Common Stock to which such Christiana Shareholder is entitled, plus a stated number of additional shares (subject to availability) using the Cash Consideration and an additional payment.

        All Letters of Transmittal must be received by the Subscription Agent on or prior to the Expiration Date (expected to be July 14, 1998). Once received, EVI will pay to the Subscription Agent the Cash Consideration due to such Christiana Shareholder and the Subscription Agent will apply such Cash Consideration in the manner directed by the Letter of Transmittal submitted by such Christiana Shareholder.

        In connection with the Merger, the Company and TLC have agreed to assume the Assumed Liabilities. The term Assumed Liabilities shall include, without limitation, Liabilities resulting from, arising out of or relating to (i) any Christiana Affiliate, (ii) the business, operations or assets of Christiana or Christiana Affiliate on or prior to the Effective Time, (iii) any taxes to which Christiana or any Christiana Affiliate may be obligated for periods ending on or before the Effective Time (except for Christiana taxes expressly retained by Christiana pursuant to the Merger Agreement), (iv) any obligation, matter, fact, circumstance or action or omission by any person in any way relating to or arising from the business, operations or assets of Christiana or a Christiana Affiliate that existed on or prior to the Effective Time, (v) any product or service provided by Christiana or any Christiana Affiliate prior to the Effective Time, (vi) the Merger, the Acquisition or any of the other transactions contemplated thereby, (vii) previously conducted operations of Christiana or any Christiana Affiliate and (viii) the Company's ownership interest in TLC.

   Christiana "Put" and Participation Rights

        The Purchase Agreement also provides that at any time after the fifth anniversary of the Effective Time of the Merger, Christiana has the option to sell to the Company or TLC, and the Company or TLC will be obligated to purchase, Christiana's 333.333 Membership Unit for $7 million. In addition, if there shall be proposed a change of control of the Company or the Company proposes to sell its interest in TLC to an unrelated third party, Christiana has the right, but not the obligation, to participate in such transaction with respect to its 333.333 Membership Units by selling its interest in TLC to the Company in the case of a change of control or to an unrelated third party for the same equivalent consideration per equivalent unit in TLC in the case of a sale to a third party.

   Indemnification Obligations

        TLC and the Company have agreed under the Purchase Agreement, to indemnify, defend and hold Christiana, EVI and the EVI Indemnified Parties harmless from and against any and all Liabilities (including, without limitation, reasonable fees and expenses of attorneys, accountants, consultants and experts) that such parties incur, are subject to a claim for, or are subject to, that are based upon, arising out of, relating to or otherwise in respect of:

             - any breach of any covenant or agreement of TLC or the Company contained in the Purchase Agreement or any other agreement contemplated thereby;

             - the acts or omissions of Christiana or any Christiana Affiliate on or before the Effective Time;

             - the acts or omissions of any Christiana Affiliate, TLC, the Company or TLC's or the Company's affiliates or the conduct of any business by them on or after the Effective Time;

             -    the Assumed Liabilities;

             - any taxes as a result of the Merger subsequently being determined to be a taxable transaction for foreign, Federal, state or local law purposes regardless of the theory or reason for the transactions being subject to tax;

             - any and all amounts for which Christiana or EVI may be liable on account of any claims, administrative charges, self-insured retentions, deductibles, retrospective premiums or fronting provisions in insurance policies, including as the result of any uninsured period, insolvent insurance carriers or exhausted policies, arising from claims by Christiana's or any Christiana Affiliate, or the employees of any of the foregoing, or claims by insurance carriers of Christiana or any Christiana Affiliate for indemnity arising from or out of claims by or against Christiana or any Christiana Affiliate for acts or omissions of Christiana or any Christiana Affiliate, or related to any current or past business of Christiana or any Christiana Affiliate or any product or service provided by Christiana or any Christiana Affiliate in whole or in part prior to the Effective Time;

             - any liability under the Consolidated Omnibus Budget Reconciliation Act of 1986 with respect to any employees of Christiana or any Christiana Affiliate who become employees of TLC or the Company after the Acquisition;

             - any settlements or judgements in any litigation commenced by one or more insurance carriers against Christiana or EVI on account of claims by TLC or the Company or any Christiana Affiliate or employees of TLC or the Company or any Christiana Affiliate;

             - any and all liabilities incurred by Christiana or EVI pursuant to its obligations hereunder in seeking to obtain or obtaining any consent or approval to assign, transfer or lease any interest in any asset or instrument, contract, lease, permit or benefit arising thereunder or resulting therefrom;

             - the on-site or off-site handling, storage, treatment or disposal of any Waste Materials (as hereinafter defined) generated by Christiana or any Christiana Affiliate on or prior to the Effective Time or any Christiana Affiliate at any time;

             - any and all Environmental Conditions (as hereinafter defined) on or prior to the Effective Time, known or unknown, existing on, at or underlying any of the properties owned, leased or operated by Christiana on or after the Effective Time;

             - any acts or omissions on or prior to the Effective Time of Christiana or any Christiana Affiliate relating to the ownership or operation of the business of Christiana or any Christiana Affiliate or the properties currently or previously owned or operated by Christiana or any Christiana Affiliate;

             - any liability relating to any claim or demand by any stockholder of Christiana or EVI with respect to the Merger, this Acquisition or the transactions relating thereto; and

             - any liability relating to Christiana's 401(k) Plan and the other employee benefit or welfare plans of Christiana or any Christiana Affiliate arising out of circumstances occurring on or prior to the Effective Time.

   Certain Definitions

        For purposes of the Purchase Agreement, the following terms have the following meanings:

        "Environmental Conditions" means any pollution, contamination, degradation, damage or injury caused by, related to, arising from or in connection with the generation, handling, use, treatment, storage, transportation, disposal, discharge, release or emission of any Waste Materials (as hereinafter defined).

        "Environmental Laws" means all laws, rules, regulations, statutes, ordinances, decrees or orders of any governmental entity now or at any time in the future in effect relating to (i) the control of any potential pollutant or protection of the air, water or land, (ii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation and (iii) exposure to hazardous, toxic or other substances alleged to be harmful. The term "Environmental Laws" includes, without limitation, (1) the terms and conditions of any license, permit, approval or other authorization by any governmental entity and (2) judicial, administrative or other regulatory decrees, judgments and orders of any governmental entity. The term "Environmental Laws" includes, but is not limited to the following statutes and the regulations promulgated thereunder: the Clean Air Act, 42 U.S.C. sec. 7401 et seq., The Clean Water Act, 33 U.S.C. sec. 1251 et seq., the Resource Conservation Recovery Act, 42 U.S.C. sec. 6901 et seq., the Superfund Amendments and Reauthorization Act, 42 U.S.C. sec. 11011 et seq., the Toxic Substances Control Act, 15 U.S.C. sec. 2601 et seq., the Water Pollution Control Act, 33 U.S.C. sec. 1251, et. seq., the Safe Drinking Water Act, 42 U.S.C. sec. 300f et seq., the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. sec. 9601, et. seq., and any state, county or local regulations similar thereto.

        "Waste Materials" means any (i) toxic or hazardous materials or substances, (ii) solid wastes, including asbestos, polychlorinated biphenyls, mercury, buried contaminants, chemicals, flammable or explosive materials, (iii) radioactive materials, (iv) petroleum wastes and spills or releases of petroleum products and (v) any other chemical, pollutant, contaminant, substance or waste that is regulated by any governmental entity under any Environmental Law.

   Dispute Resolution

        Any disputes, claims or counterclaims connected with or arising out of, or related to, this Agreement are to be settled by Arbitration to be conducted in accordance with the Commercial Rules of Arbitration of the American Arbitration Association, except as otherwise provided in the Purchase Agreement. The dispute, claim or controversy will be decided by three independent arbitrators, one to be appointed by TLC and the Company, one to be appointed by EVI and the third to be appointed by the two so appointed. The place of any such arbitration will be in Houston, Texas.

                             THE OPERATING AGREEMENT

        The following is a brief summary of certain provisions of the Operating Agreement between the Company and Christiana as the two members of TLC. The Operating Agreement is attached as Annex B and is incorporated herein by reference. The summary below is qualified in its entirety by reference to the Operating Agreement and Amendment No. 1 which is attached as Annex C.

   General

        The Operating Agreement sets forth the terms and conditions of the Company's and Christiana's interests in TLC. The Operating Agreement provides that TLC is a Delaware limited liability company.

   Members

        The initial Members of TLC are the Company and Christiana. Additional members may be admitted to TLC only with the unanimous vote or written consent of the existing Members.

   Capital Contributions

        Christiana made an initial capital contribution to TLC in exchange for 1,000 Membership Units representing 100 percent of the ownership interests in TLC. Pursuant to the terms of the Purchase Agreement, the Company acquired 666.667 Membership Units in TLC representing a two-thirds interest in TLC from Christiana. The Membership Units have identical preferences, limitations and other relative rights. No additional capital contributions are required and no additional Membership Units may be issued without the vote or consent of the both the Company and Christiana. No Member may make a loan to TLC without approval by the Board of Managers. Capital contributions made by the Members will not earn interest. A separate capital account will be maintained for each Member on the books and records of TLC in accordance with the requirements of
   Section 704(b) of the Code, and the Treasury Regulations promulgated thereunder.

   Allocations

        All items of income, gain, loss or deduction of TLC determined in accordance with the Code will be allocated among the Members in proportion to the number of Membership Units held by each Member. The allocation of items of income, gain, loss or deduction will be interpreted so as to comply with the Treasury Regulations promulgated under the Code.

   Distributions

        In order to permit the Members to make their required estimated income tax payments on items of income, gain, loss or deduction allocated to the Members, TLC will make mandatory distributions to the Members in an amount equal to TLC's estimated federal taxable income for each calendar quarter, multiplied by the sum of (i) the highest corporate federal and Wisconsin income tax rates minus (ii) the product of both tax rates. The mandatory distributions will be made to the Members in proportion to the number of Membership Units held by each Member. TLC may make additional distributions to the Members in proportion to the number of Membership Units held by each Member at such times as the Company and Christiana determine by vote or written consent. See "Risk Factors - Dividends from TLC" for additional information regarding distributions from TLC.

   Management

        The Management of TLC is vested in a Board of Managers. The initial Board of Managers will consist of six Managers, including William T. Donovan, Bernard J. Duroc-Danner, Curtis W. Huff, Sheldon B. Lubar, John
   R. Patterson and Gary R. Sarner. See "Management-Executive Officers and Prospective Managers of TLC". Each Manager is elected by the vote or written consent of the Members holding at least a majority of the Membership Units in TLC; provided, however, that Christiana and the Company will at all times each be entitled to elect, without the consent of any other Member, a number of Managers that is proportionate to the number of Membership Units held by Christiana and the Company, respectively. The Operating Agreement provides that the Board of Managers may not cause TLC to take certain specified actions without the prior approval of the Members by unanimous vote or written consent. Such matters include (i) the authorization or issuance of additional Membership Units, (ii) the authorization or payment of any distribution with respect to Membership Units, except for the payment of any distribution that is necessary for the Company to fulfill its purchase obligation with respect to Christiana's interest in TLC, (iii) any direct or indirect purchase or acquisition by TLC or any subsidiary of TLC of Membership Units,
   (iv) approval of any merger, consolidation or similar transaction or sale of all or substantially all of the operating assets of TLC in one or more transactions, (v) the creation of any new direct or indirect subsidiary of TLC, (vi) the making of any tax election, (vii) the liquidation or dissolution of TLC or any subsidiary of TLC, (vii) any transaction between TLC or subsidiary of TLC and any affiliate of a Member (other than a transaction between TLC and a subsidiary of TLC), (viii) the payment of any compensation to any Member or any affiliate of a Member or entering into any employee benefit plan or compensatory arrangement with or for the benefit of any Member or affiliate of any Member, (ix) any amendment to the Operating Agreement or the Certificate of Organization and (x) any other matter for which approval of Members is required under the Delaware Limited Liability Company Act.

        TLC will generally indemnify the Managers to the fullest extent permitted under the Delaware Limited Liability Company Act against any losses incurred by reason of any act or omission in connection with the business of TLC. The Board of Managers may appoint officers of TLC to perform such duties as are set forth in the Operating Agreement or as specified by the Board of Managers. The Board of Managers may authorize TLC to pay the officers any reasonable fees for their services. Neither the Members nor the Managers are required to devote their full time and efforts to the Company. TLC will pay the Company an annual management fee of $250,000.

   Assignment, Transfer and Repurchase of a Member's Units

        Except as specifically set forth in the Operating Agreement, a Member may not voluntarily sell, give, assign, bequeath or pledge (each a "Transfer") any Membership Unit without the prior written consent of the Board of Managers; provided, however that the Company may pledge and assign its Membership Units to Christiana. Christiana may effect a Transfer of the Company's Membership Units pursuant to any action taken with respect to any security interest granted to Christiana by the Company. Christiana may also Transfer its Membership Units if the transferee is an affiliate of Christiana or the Company and the transferee agrees to be bound by the provisions of the Operating Agreement. At any time after the fifth anniversary of the date of the Operating Agreement, Christiana may Transfer any or all of its Membership Units to any person provided, however, that the Company shall have a right of first refusal to purchase such Membership Units for the same price and at the same terms as such Membership Units were offered to the transferee. In the event of any attempted involuntary Transfer of a Unit, TLC shall have the option to purchase the Membership Units subject to the involuntary Transfer at an amount equal to the book value of such Membership Units. An involuntary transferee receiving Membership Units will not be considered a member of TLC unless all of the Members consent in writing to treat the involuntary transferee as a member.

   Dissolution and Winding Up

        TLC will be dissolved upon (i) the unanimous vote or written consent of the Members to dissolve TLC; (ii) TLC being adjudicated insolvent or bankrupt; or (iii) an entry of a decree of judicial dissolution relating to TLC. Upon a dissolution of TLC, the Members will select a liquidator to liquidate TLC, pay and discharge all of TLC's debts and liabilities, and distribute all remaining assets of TLC to the Members in accordance with their respective capital accounts.

                                  THE OFFERING

   Rights

        Each Christiana Shareholder has a Right to subscribe for their pro rata share of Common Stock in the Offering. This Right consists of the Basic Subscription Privilege and the Additional Subscription Privilege.

   Basic Subscription Privilege

        The Basic Subscription Privilege entitles each Christiana Shareholder to purchase one share of Common Stock for $4.00 per share for each share of Christiana Common Stock held immediately prior to the Effective Time. Christiana Shareholders are entitled to subscribe for all, or any whole number of, the shares of Common Stock underlying their Basic Subscription Privilege. Because the Cash Consideration per share of Christiana Common Stock to be received in this Merger is expected to be less than the Subscription Price per share of Common Stock, Christiana shareholders wishing to exercise their Basic Subscription Privileges in full will be required to make an additional cash payment, as described below under "-
    How to Exercise Basic Subscription Privilege and Additional Subscription Privilege." The Lubar Commitment ensures that the net proceeds of the Offering to the Company (after deducting expenses estimated to be $170,000) will be at least $10,666,667.

   Additional Subscription Privilege

        Each Christiana Shareholder who subscribes in full for all shares of Common Stock that the holder is entitled to purchase pursuant to the Basic Subscription Privilege, as well as the Management of TLC and the general public, will be entitled to purchase additional shares of Common Stock (the "Remaining Shares") at the Subscription Price from any unsubscribed shares remaining, if any, after the exercise or expiration of the Basic Subscription Privilege, (such entitlement heretofore and hereinafter referred to as the "Additional Subscription Privilege"); provided that,
   (i) members of senior management of TLC shall have the ability to subscribe for up to 100,000 of the Remaining Shares (the "Management Allocation"); (ii) each Christiana Shareholder shall have a right to subscribe for the Remaining Shares on a pro rata basis if any shares are remaining after the Management Allocation (the "Shareholder Allocation"); and (iii) the general public shall have a right to subscribe to the Remaining Shares on a pro rata basis if any shares are remaining after the Management Allocation and the Shareholder Allocations.

   Subscription Price

        The Subscription Price was determined by the Company's Board of Directors and is not based on an independent valuation of the Company.
   The purchase price was determined based on a number of factors including the desire to simplify the process of Christiana Shareholders purchasing Common Stock by setting a price which would be proximate to the Cash Consideration per share to be received in the Merger, while at the same time, meeting the minimum initial bid price of $4.00 per share for the Common Stock to qualify for listing on the Nasdaq SmallCap Market. In setting the price, the Company also considered the fairness of the price to be paid for its two-thirds interest in TLC and the potential usefulness of the excess funds to be generated from the Offering. These factors, taken together, formed the basis of the $4.00 per share price for the Common Stock.

   Subscription Expiration Date

        The ability to subscribe for Common Stock will expire at 5:00 p.m., Central Standard Time, on the Expiration Date. The Company is not obligated to honor any subscriptions received by the Subscription Agent after the Expiration Date, regardless of when such subscriptions were sent.

   How To Exercise Basic Subscription Privilege and Additional Subscription Privilege

        Christiana Shareholders. Christiana Shareholders may exercise the Basic Subscription Privilege by delivering to the Subscription Agent at its offices listed under "Subscription Agent" below, prior to 5:00 p.m., Central Standard Time, on the Expiration Date, a properly completed and executed Letter of Transmittal provided pursuant to the Merger Proxy Statement delivered simultaneously herewith to Christiana Shareholders. Christiana Shareholders wishing to exercise their Basic Subscription Privilege will automatically upon completion and delivery of the Letter of Transmittal, have the Subscription Price paid on the Effective Time by the Subscription Agent from the Cash Consideration received from EVI. For a description of the Cash Consideration, see "Summary of Certain Terms of the Merger - Cash Consideration to be Received in the Merger." Because the Cash Consideration per share is expected to be less than the Subscription Price ($3.60 relative to a $4.00 subscription price), any exercise of the Basic Subscription Privilege in full will require an additional cash payment for the difference in the form of a check made payable to "Firstar Trust Company" as Subscription Agent. For example, if a Christiana Shareholder holds 1,000 shares of Christiana Common Stock immediately prior to the Effective Time and wishes to purchase 1,000 shares of Common Stock in this Offering, $3,500 ($3.60 multiplied by 1,000) will be applied automatically by the Subscription Agent from the anticipated Cash Consideration to be received in the Merger, and the Christiana Shareholder will be required to pay the difference of $500 ($4,000 total Subscription Price less the $3,500 paid automatically by the Subscription Agent) in the form of a check made payable to "Firstar Trust Company." Christiana Shareholders who exercise their Basic Subscription Privilege in full, may exercise, pursuant to the Letter of Transmittal, the Additional Subscription Privilege, together with full payment of the aggregate Subscription Price, to be paid in the form of check made payable to "Firstar Trust Company." To the extent the Cash Consideration at the Determination Date is greater than $3.60, any excess amount paid by Christiana Shareholder will be refunded promptly following the Determination Date, without interest.

        Others. Others, such as TLC management and the general public wishing to exercise the Additional Subscription Privilege shall do so by delivery of a properly completed and executed Subscription Agreement (provided with this Prospectus) to the Subscription Agent, together with payment in full in the form of a check made payable to "Firstar Trust Company" as Subscription Agent.

        Manner of Purchase. Any cash payment shall be made with the delivery of the Letter of Transmittal and/or the Subscription Agreement, as the case may be, by check payable to "Firstar Trust Company", as Subscription Agent at or prior to 5:00 p.m., Central Standard Time, on the Expiration Date.

        COMPLETED LETTERS OF TRANSMITTAL, SUBSCRIPTION AGREEMENTS AND THE RELATED PAYMENT SENT TO THE OFFICE OF THE SUBSCRIPTION AGENT MUST BE RECEIVED BEFORE 5:00 P.M. CENTRAL STANDARD TIME, ON THE EXPIRATION DATE. DO NOT SEND ELECTION FORMS, SUBSCRIPTION AGREEMENTS OR PAYMENTS TO THE COMPANY, CHRISTIANA, TLC, SUB OR EVI. SUBSCRIBERS WILL NOT HAVE ANY ALLOCATION PREFERENCE TO REVOKE THE EXERCISE OF THEIR ALLOCATION PREFERENCES OR THEIR ADDITIONAL SUBSCRIPTION PRIVILEGE AFTER DELIVERY OF THEIR LETTER OF TRANSMITTAL AND/OR SUBSCRIPTION AGREEMENTS TO THE SUBSCRIPTION AGENT.

        THE METHOD OF DELIVERY OF LETTERS OF TRANSMITTAL, SUBSCRIPTION AGREEMENTS AND PAYMENT OF THE SUBSCRIPTION PRICE TO THE SUBSCRIPTION AGENT WILL BE AT THE ELECTION AND RISK OF THE SUBSCRIBER, NOT THE COMPANY, CHRISTIANA, TLC, SUB, EVI, THE SUBSCRIPTION AGENT, OR ANY AFFILIATES THEREOF. IF SENT BY MAIL, IT IS RECOMMENDED THAT THE LETTER OF TRANSMITTAL AND/OR SUBSCRIPTION AGREEMENT BE SENT BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, AND THAT A SUFFICIENT NUMBER OF DAYS BE ALLOWED TO ENSURE RECEIPT BY THE SUBSCRIPTION AGENT PRIOR TO 5:00 P.M., CENTRAL STANDARD TIME, ON THE EXPIRATION DATE.

        Proration. In the event of a proration of shares of Common Stock to persons exercising the Additional Subscription Privilege as described above under "- Additional Subscription Privilege," the Subscription Agent will promptly refund, without interest, the amount of any overpayment as described above under "- Additional Subscription Privilege." The instructions that accompany the Letter of Transmittal and Subscription Agreement should be read carefully and followed in detail.

        Brokers, Trusts and Depositaries. Record holders of shares of Christiana Common Stock, such as brokers, trusts or depositaries for securities, who hold the shares for the account of others, should notify the respective beneficial owners of the shares as soon as possible to ascertain the beneficial owners' intentions and instructions with respect to the related Basic Subscription Privilege and Additional Subscription Privilege. Based upon the instructions received from the beneficial holders, the record holders should complete the Letter of Transmittal and/or Subscription Agreements and submit them with the applicable payment.

        Company Discretion with Respect to Offering. All questions regarding the timeliness, validity, form and eligibility of any exercise of the Basic Subscription Privilege will be determined by the Company, in its sole discretion, whose determination will be final and binding. The Company reserves the absolute right to reject any subscription if such subscription is not in proper form or if the acceptance thereof or the issuance of shares of Common Stock pursuant thereto could be deemed unlawful. The Company, in its sole discretion may waive any defect or irregularity, permit a defect or irregularity to be corrected within such time as it may determine or reject the purported exercise of any allocation preferences or the exercise of any Additional Subscription Privilege. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as the Company determines in its sole discretion. The Company and the Subscription Agent will not be under any duty to give notification of any defect or irregularity in connection with the submission of Letters of Transmittal, or Subscription Agreements nor will any of them incur any liability for failure to give such notification.

   Delivery of Certificates

        Certificates for shares of Common Stock issuable on exercise of the Basic Subscription Privilege and/or the Additional Subscription Privilege will be mailed as soon as practicable after the subscriptions have been accepted by the Subscription Agent, but not prior to the Expiration Date. Certificates for shares of Common Stock issued pursuant to the exercise of the Basic Subscription Privilege and the Additional Subscription Privilege will be registered in the name of the person exercising such privilege.

   Subscription Agent

        The Subscription Agent is Firstar Trust Company. The address to which Letters of Transmittal and Subscription Agreements should be delivered, whether by hand, by mail or by overnight courier, is:

             Firstar Trust Company
             1555 North River Center Drive
             Suite 301
             Milwaukee, Wisconsin  53212

        Any questions or requests for assistance concerning the method of subscribing for shares of Common Stock should be directed to the Subscription Agent at (414) 905-5000.


                                   MANAGEMENT

   Executive Officers and Directors of the Company

        The following table contains the name, age and position with the Company of each executive officer and director as of January 1, 1998. All executive officers are full-time employees of the Company. Each person's respective background is described following the table.

             NAME                AGE                POSITION
       William T. Donovan         45        Chairman and Director
       David J. Lubar             43        President and Director
       Oyvind Solvang             38        Vice President
       David E. Beckwith          69        Secretary
       Nicholas F. Brady          67        Director
       Sheldon B. Lubar           68        Director
       Albert O. Nicholas         66        Director

        William T. Donovan was named Chairman of the Company in December 1997. Mr. Donovan is also the President, Chief Financial Officer and a director of Christiana, positions he will vacate on the Effective Time. Mr. Donovan has held various executive positions with Christiana since June 1988. Mr. Donovan has also been a principal of Lubar & Co., a venture capital and investments firm located in Milwaukee, Wisconsin since January 1980. Mr. Donovan is also a Director of Grey Wolf, Inc.

        David J. Lubar has been President of the Company since December 1997. Mr. Lubar also serves as President of Lubar & Co., a position he has held since January 1991. Mr. Lubar is a Director of Christiana, a position he will vacate as of the Effective Time. Mr. Lubar is the son of Sheldon B. Lubar.

        Oyvind Solvang has been Vice President of the Company since December 1997. Mr. Solvang is also the Vice President of Christiana, a position he will vacate on the Effective Time. Mr. Solvang has served as President of Cleary Gull Reiland & McDevitt, Inc., an investment banking firm located in Milwaukee, Wisconsin from January 1996 to October 1996 and Chief Operating Officer of Cleary Gull Reiland & McDevitt, Inc., from October 1995 to January 1996. Prior thereto, from May 1994 to September 1995, Mr. Solvang served as President of Scinticor, Incorporated, a manufacturer of cardiac imaging devices, located in Milwaukee, Wisconsin, and from August 1990 to April 1994 as Vice President and General Manager of Applied Power, Inc., a supplier of hydraulic systems, located in Butler, Wisconsin.

        David E. Beckwith has been Secretary of the Company since December 1997. Since May 1995, he served as Secretary of Christiana, a position he will vacate as of the Effective Time. Mr. Beckwith has been associated with the law firm of Foley & Lardner since 1952 and has been a Partner at Foley & Lardner since 1960.

        Nicholas F. Brady has been a Director of the Company since December 1997. Since February 1993, Mr. Brady has been Chairman and President of Darby Advisors, Inc., a private investment company located in Easton, Maryland. Prior thereto, Mr. Brady served as Secretary of the United States Department of the Treasury for over four years, and before that, Chairman of Dillon, Reed & Co., Inc. Mr. Brady is a Director of Amerada Hess Corporation and H.J. Heinz Company, as well as a Director (or trustee) of 27 Templeton funds, which are registered investment companies. Mr. Brady is also a Director of Christiana, a position he will vacate as of the Effective Time.

        Sheldon B. Lubar has been a Director of the Company since December 1997. Mr. Lubar has also been a principal of Lubar & Co. since its inception in 1977. Mr. Lubar is a Director of Ameritech Corporation, EVI, Firstar Corporation, Massachusetts Mutual Life Insurance Co. and MGIC Investment Corporation. Mr. Lubar currently serves as Chairman, Chief Executive Officer and a Director of Christiana, all of which positions he will vacate as of the Effective Time. Mr. Lubar is the father David J. Lubar.

        Albert O. Nicholas has been a Director of the Company since December 1997. Mr. Nicholas has been owner and President of Nicholas Company, Inc., a registered investment advisor located in Milwaukee, Wisconsin since December, 1967. Nicholas Company, Inc. is the advisor to six registered investment companies: Nicholas Fund, Inc., Nicholas Two, Inc., Nicholas Income Fund, Inc., Nicholas Limited Addition, Inc., Nicholas Money Market Fund, Inc. and Nicholas Equity Income Fund. Mr. Nicholas is the President and a Director of each of these investment companies. Mr. Nicholas is also a Director of Bando McGlocklin Capital Corporation. In addition, Mr. Nicholas serves as a Director of Christiana, a position he will vacate as of the Effective Time.

   Executive Officers and Prospective Managers of TLC

        The following table contains the name, age and position with TLC of each executive officer as of January 1, 1998 and the persons who will serve on the Board of Managers upon completion of the Offering. Each person's respective background is described following the table.

             NAME                AGE                   POSITION
    Gary R. Sarner                51      Chairman and Manager
    John R. Patterson             50      President, Chief Executive
                                          Officer and Manager
    Brian L. Brink                37      Vice President and Chief
                                          Financial Officer
    Sheldon B. Lubar              68      Manager
    William T. Donovan            45      Manager
    Bernard J. Duroc-Danner       44      Manager
    Curtis W. Huff                40      Manager

        Gary R. Sarner was named Chairman of TLC in January 1994. Prior thereto, Mr. Sarner was the President of Wiscold, Inc., the business of which was acquired by Christiana in September 1992. Mr. Sarner is a Director of Christiana, a position he will vacate as of the Effective Time.

        John R. Patterson has served as President and Chief Executive Officer of TLC since February 1996. Prior thereto, from June 1993 to February 1996, Mr. Patterson served as Vice President-Operations for Schneider Logistics, Inc., a provider of transportation and logistics services located in Green Bay, Wisconsin. For the six prior years, Mr. Patterson was the President and principal owner of Pro Drive, Inc., a truck driver recruiting and training firm in Green Bay, Wisconsin. Mr. Patterson is a director of Christiana, a position he will vacate as of the Effective Time.

        Brian L. Brink has been Vice President and Chief Financial Officer of TLC since May 1997. Prior thereto from December 1993 to May 1997, Mr. Brink served as Chief Financial Officer for the Van Eerden Company, a national refrigerated transportation and wholesale food distribution company. From May 1988 to December 1993, Mr. Brink served as Controller of Bil Mar Foods, a division of Sara Lee Company, an international food processor.

        Bernard J. Duroc-Danner joined EVI in May 1987 to initiate the start-up of EVI's oilfield service and equipment business. He was elected President of EVI in January 1990 and Chief Executive Officer in May 1990. In prior years, Mr. Duroc-Danner was with Arthur D. Little Inc., a management consulting firm in Cambridge, Massachusetts. Mr. Duroc-Danner is a director of Parker Drilling Company and Dailey Petroleum Services Corp.

        Curtis W. Huff became Senior Vice President, General Counsel and Secretary of EVI in June 1998. Prior thereto, Mr. Huff served as a Partner of the law firm of Fullbright & Jaworski L.L.P. for seven years. Mr. Huff is a director of UTI Energy Corporation.

   Board Committees of the Company

        The Board of Directors has established an Audit Committee, a Compensation and Nominating Committee and a Finance Committee, each consisting of three or more directors. The Company will maintain at least two Independent Directors on its Board of Directors.

        The duties of the Audit Committee will be to select and engage independent public accountants to audit the books and records of the Company annually, to review the activities and the reports of the independent public accountants and authorize appropriate action. The Audit Committee will also approve any other services to be performed by and approve the audit fee and other fees payable to the independent public accountants and monitor the internal accounting controls of the Company.
   A majority of the members of the Audit Committee will consist of Independent Directors.

        The duties of the Compensation and Nominating Committee will be to
   (i) provide a general review of the Company's compensation and benefit plans to ensure that they meet the Company's objectives; (ii) to administer the 1998 Plan described below and to grant awards thereunder;
   (iii) to consider and establish the compensation of all officers of the Company and adopt major Company compensation policies and practices;
   (iv) to consider and make recommendations to the Board of Directors regarding the selection and retention of all elected officers of the Company and its subsidiaries; and (v) such other duties assigned by the Board of Directors or the Bylaws of the Company. A majority of the members of the Compensation and Nominating Committee will consist of Independent Directors.

        The duties of the Finance Committee will be to assist the Board of Directors in making financial decisions, which shall include (i) reviewing and approving all investments and capital commitments of the Company not delegated to management pursuant to resolutions adopted by the majority of the entire Board of Directors; (ii) development of financial plans and strategies of the Company; and (iii) such other duties delegated to the Finance Committee by the Board of Directors.

   Executive Compensation

        The Company was incorporated on December 11, 1997. Since its incorporation, the Company has conducted no operations (other than in connection with the Merger and the Acquisition), and has generated no revenue. The Company did not pay any of its executive officers compensation during 1997. The Company anticipates that during 1998 its most highly compensated officers will be William T. Donovan, David J. Lubar and Oyvind Solvang, who will be paid $150,000, $120,000 and $120,000, respectively.

   1998 Equity Incentive Plan

        The 1998 Plan authorizes the granting of: (i) stock options, which may be either incentive stock options meeting the requirements of Section 422 of the Code or nonqualified stock options; (ii) stock appreciation rights ("SARs"); (iii) restricted stock; (iv) performance shares; and (v) stock option grants to directors who are not employees of the Company ("Independent Directors"). The 1998 Plan is designed to provide the Compensation and Nominating Committee with broad flexibility and discretion to deal with the ever changing executive compensation environment. In general, the terms and conditions of key employee awards under the 1998 Plan will be left to the discretion of the Compensation and Nominating Committee. This will allow the Compensation and Nominating Committee to structure varying incentive compensation awards from time to time in order to best achieve the purposes of the 1998 Plan. The 1998 Plan provides that up to a total of 520,000 shares of Common Stock will be available for issuance pursuant to the granting of awards thereunder, with no more than 50,000 shares issuable as restricted stock.

        As of the date of the Prospectus, no awards have been granted under the 1998 Plan, except automatic grants to Independent Directors on the effective date of this Offering, as described under "Director
   Compensation" below.

   Director Compensation

        The directors of the Company will receive no compensation for service as members of either the Board of Directors or committees thereof other than option grants pursuant to 1998 Plan. Effective after this Offering, Independent Directors will be entitled to reimbursement of out-of-pocket expenses.

        In addition, under the 1998 Plan, on the effective date of this Offering, each then serving Independent Director will be granted non-qualified stock options under the 1998 Plan to purchase 12,000 shares of Common Stock at a per share exercise price equal to the $4.00 per share. Each Independent Director's initial option grant will vest ratably over an approximate five-year period, provided that the Independent Director continues to serve as a member of the Board of Directors at the end of each vesting period with respect to the increment then vesting. Notwithstanding the aforementioned vesting provisions, all outstanding options granted to Independent Directors under the 1998 Plan will vest immediately upon a "change in control," or the director's death or disability. All options granted to Independent Directors under the 1998 Plan will expire upon the earlier to occur of five years from the grant date or one year from the Independent Director ceasing to hold such position.


                              CERTAIN TRANSACTIONS

        Pursuant to the Merger, each share of Christiana Common Stock as of the Effective Time will be converted into the right to receive
   (i) approximately .74193 of a share of EVI Common Stock subject to certain adjustments based on the number of shares of Christiana Common Stock outstanding at the Effective Time; (ii) cash of approximately $3.60 per share of Christiana Common Stock, subject to adjustment based on the amount of certain Christiana liabilities existing as of the Effective Time; and (iii) a contingent cash payment of approximately $1.92 payable to the shareholders of record following the fifth anniversary of the Effective Time (or earlier if Christiana receives $20.0 million for its one-third interest in TLC), subject to any indemnity claims by EVI under the Merger Agreement. For more information concerning the terms and conditions of the Merger, potential investors are urged to read carefully the Merger Proxy Statement.

        All future material affiliated transactions and loans will be made and entered into on terms that are no less favorable to the Company than those that can be obtained from unaffiliated third parties and shall be approved by a majority of the Independent Directors who do not have an interest in the transaction.

        The directors and officers of the Company beneficially own shares of Christiana Common Stock (including shares of Common Stock subject to options) in the following amounts:

                                       SHARES OF CHRISTIANA COMMON
             NAME                       STOCK BENEFICIALLY OWNED

        Sheldon B. Lubar                        968,615(1)
        Albert O. Nicholas                      310,700
        David J. Lubar                          427,403
        Nicholas F. Brady                       200,000
        William T. Donovan                      178,532

   ____________________
   (1) Includes 433,705 shares owned by Mr. Lubar's wife and 91,205 shares held in trusts for the benefit of Mr. Lubar's grandchildren for which Mr. Lubar serves as trustee.

        Sheldon B. Lubar's three daughters, Joan P. Lubar, Kristine L. Thomson and Susan L. Solvang (the wife of Oyvind Solvang, a Vice President of the Company), own 448,551, 430,478 and 442,953 shares of Christiana Common Stock, respectively.

        In connection with the Merger and the Acquisition, Sheldon B. Lubar entered into a letter agreement with the Company in which the Company and Mr. Lubar agreed (i) that all Christiana Shareholders would have the right to purchase at least the same percentage ownership in the Company as such Christiana Shareholder has in Christiana immediately prior to the Effective Time and at the same price per share as each of the Lubar Family and (ii) that Mr. Lubar and the remainder of the Lubar Family would exercise their Basic Subscription Privilege in full to ensure that the met proceeds of the Offering to the Company will be at least $10,666,667.

        The Lubar Family, Lubar & Co. and Venture Capital Fund, L.P., a fund managed by Lubar & Co., and William T. Donovan own 5.3%, 0.8%, 6.0% and 0.7%, respectively, of Emmpak Foods, Inc., a customer of TLC. During fiscal 1997, Emmpak Foods, Inc. accounted for approximately $2.1 million in gross revenue for TLC. David J. Lubar serves on the board of directors of Emmpak Foods, Inc.

                             PRINCIPAL SHAREHOLDERS

        The following table sets forth certain information with respect to the beneficial ownership of Common Stock of the Company, after giving effect to the Merger and this Offering, by (i) each of the Company's directors; (ii) each of the Company's executive officers; (iii) each person who is known by the Company to own beneficially more than 5% of the Common Stock; and (iv) all Company's executive officers and directors as a group.

                                Number of Shares     Shares Beneficially
                               Beneficially Owned        Owned After
                               Prior to Offering          Offering
    Name                       Number    Percent       Number    Percent
    William T. Donovan           -          -           (1)       (1)
    David J. Lubar(2)            -          -           (1)       (1)
    Oyvind Solvang               -          -           (1)       (1)
    David E. Beckwith            -          -           (1)       (1)
    Nicholas F. Brady            -          -           (1)       (1)
    Sheldon B. Lubar            25        100%          (1)       (1)
    Albert O. Nicholas           -          -           (1)       (1)
    Joan P. Lubar(2)             -          -           (1)       (1)
    Kristine L. Thomson(2)       -          -           (1)       (1)
    Susan L. Solvang(2)          -          -           (1)       (1)
    All directors and
    executive officers as a
    group (seven persons):      25        100%          (1)       (1)

   _______________
   *  Less than one percent.
   (1) To be determined following the amount of shares purchased by Christiana Shareholders and the above named individuals pursuant to the Basic Subscription Privilege and the Additional Subscription Privilege. The Lubar Family (which includes Sheldon B. Lubar, David
        J. Lubar, Joan P. Lubar, Kristine L. Thomson and Susan L. Solvang) has committed pursuant to an agreement between the Company and Sheldon B. Lubar, dated December 24, 1997, and certain related agreements, to exercise their Basic Subscription Privileges in full to generate proceeds from the Offering of at least $10,666,667, after expenses estimated to be $170,000.
   (2) David J. Lubar is the son of Sheldon B. Lubar and Joan P. Lubar, Kristine L. Thomson and Susan L. Solvang are daughters of Sheldon B. Lubar.


                          DESCRIPTION OF CAPITAL STOCK

        Upon consummation of the Offering, the authorized capital stock of the Company will consist of 50,000,000 shares of Common Stock, $.01 par value, and 10,000,000 shares of undesignated preferred stock, $.01 par value. Upon consummation of the Offering, 5,202,689 shares of Common Stock and no shares of preferred stock will be issued and outstanding, assuming the maximum number of shares of Common Stock offered hereby are sold.

        The following summary description of the Common Stock and preferred stock is subject to, and qualified in its entirety by, the provisions of the Amended and Restated Articles of Incorporation and Amended and Restated By-laws which are included as exhibits to the Registration Statement of which this Prospectus is a part and by the provisions of applicable law.
   Common Stock

        After all cumulative dividends have been paid or declared and set apart for payment on any shares of preferred stock that are outstanding, the Common Stock is entitled to such dividends as may be declared from time to time by the Board of Directors in accordance with applicable law. For certain restrictions on the ability of the Company to declare dividends, see "Dividend Policy."

        Except as may be determined by the Board of Directors of the Company with respect to any series of preferred stock, only the holders of Common Stock shall be entitled to vote for the election of directors of the Company and on all other matters. Upon any such vote the holders of Common Stock will be entitled to one vote for each share of Common Stock held by them subject to any applicable law. Cumulative voting is not permitted.

        All shares of Common Stock are entitled to participate equally in distributions in liquidation, subject to the prior rights of any preferred stock that may be outstanding. Except as the Board of Directors may in its discretion otherwise determine, holders of Common Stock have no preemptive rights to subscribe for or purchase shares of the Company. There are no conversion rights or sinking fund or redemption provisions applicable to the Common Stock. The Common Stock to be outstanding upon completion of the Offering will be fully paid and nonassessable (subject to Section 180.0622(2)(b) of the Wisconsin Business Corporation Law ("WBCL")).

        The transfer agent for the Common Stock is Firstar Trust Company.

   Preferred Stock

        The Company's Amended and Restated Articles of Incorporation will provide that the Board of Directors has the authority, without further action by the shareholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the Common Stock; provided that the Company will not offer preferred stock to any officer, director, 5% shareholder or other affiliate except on the same terms as it is offered to all other existing shareholders or new shareholders. The Board of Directors, without shareholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of Common Stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of the Company or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the Common Stock, and may adversely affect the voting and other rights of the holders of Common Stock. The Company has no present plans to issue any shares of preferred stock.

   Certain Anti-Takeover and Indemnification Provisions

        By-law Provisions

        The Company's Amended and Restated By-laws provide that a Special Meeting may be called only by (i) the Chairman of the Board, (ii) the President, or (iii) the Board of Directors and shall be called by the Chairman of the Board or the President upon the demand of the holders of record of shares representing at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the Special Meeting.

        The Amended and Restated By-laws provide that the directors and executive officers of the Company shall be indemnified to the fullest extent permitted by the WBCL against expenses (including attorneys' fees), judgments, fines, settlements and other amounts actually and reasonably incurred by them in connection with any proceeding arising out of their status as directors and executive officers.

        The foregoing provisions and the prohibitions set forth in the WBCL could have the effect of delaying, deferring or preventing a change in control or the removal of existing management of the Company.

        Statutory Provisions

        Section 180.1150 of the WBCL provides that the voting power of shares of public Wisconsin corporations, such as the Company, held by any person or persons acting as a group that hold in excess of 20% of the voting power for the election of directors is limited to 10% of the full voting power of those shares. This restriction does not apply to shares acquired directly from the Company or in certain specified transactions or shares for which full voting power has been restored pursuant to a vote of shareholders.

        Sections 180.1140 to 180.1144 (the "Wisconsin Business Combination Statute") of the WBCL contain certain limitations and special voting provisions applicable to "business combinations" between a Wisconsin corporation and an "interested shareholder." The term "business combination" is defined for purposes of the Wisconsin Business Combination Statute to include a merger or share exchange, sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets equal to at least 5% of the market value of the stock or assets of a corporation or 10% of its earning power, issuance of stock or rights to purchase stock with a market value equal to at least 5% of the outstanding stock, adoption of a plan of liquidation and certain other transactions involving an "interested shareholder." An "interested shareholder" is defined as a person who beneficially owns, directly or indirectly, 10% of the voting power of the outstanding voting stock of a corporation or who is an affiliate or associate of the corporation and beneficially owned 10% of the voting power of the then outstanding voting stock within the last three years. The Wisconsin Business Combination Statute prohibits a corporation from engaging in a business combination (other than a business combination of a type specifically excluded from the coverage of the statute) with an interested shareholder for a period of three years following the date such person becomes an interested shareholder, unless the Board of Directors approved the business combination or the acquisition of the stock that resulted in a person becoming an interested shareholder before such acquisition. Business combinations after the three-year period following the stock acquisition date are permitted only if (i) the Board of Directors approved the acquisition of the stock prior to the acquisition date; (ii) the business combination is approved by a majority of the outstanding voting stock not beneficially owned by the interested shareholder; or (iii) the consideration to be received by shareholders meets certain requirements of the Wisconsin Business Combination Statute with respect to form and amount.

        Sections 180.1130 to 180.1133 of the WBCL provide that certain "business combinations" not meeting certain fair price standards must be approved by a vote of at least 80% of the votes entitled to be cast by all shareholders and by two-thirds of the votes entitled to be cast by shareholders other than a "significant shareholder" who is a party to the transaction. The term "business combination" is defined, for purposes of Sections 180.1130 to 180.1133 of the WBCL, to include, subject to certain exceptions, a merger or consolidation of the corporation (or any subsidiary thereof) with, or the sale or other disposition of substantially all of the assets of the corporation to, any significant shareholder or affiliate thereof. "Significant shareholder" is defined generally to include a person that is the beneficial owner of 10% or more of the voting power of the corporation.

        Section 180.1134 of the WBCL (the "Wisconsin Defensive Action Restrictions") provides that, in addition to the vote otherwise required by law or the articles of incorporation of an issuing public corporation, the approval of the holders of a majority of the shares entitled to vote is required before such corporation can take certain action while a takeover offer is being made or after a takeover offer has been publicly announced and before it is concluded. Under the Wisconsin Defensive Action Restrictions, shareholder approval is required for the corporation to (i) acquire more than 5% of its outstanding voting shares at a price above the market price from any individual or organization that owns more than 3% of the outstanding voting shares and has held such shares for less than two years, unless a similar offer is made to acquire all voting shares; or (ii) sell or option assets of the corporation that amount to at least 10% of the market value of the corporation, unless the corporation has at least three independent directors or a majority of the independent directors vote not to have the provision apply to the corporation. The restrictions described in clause (i) above may have the effect of deterring a shareholder from acquiring shares of the Company with the goal of seeking to have the Company repurchase such shares at a premium over the market price.


                         SHARES ELIGIBLE FOR FUTURE SALE

        After the Offering, assuming the issuance of 5,202,664 shares of Common Stock, the Company will have outstanding 5,202,689 shares of Common Stock. The 5,202,664 shares of Common Stock to be sold in this Offering will be freely tradeable without restriction unless acquired by affiliates of the Company. All but the 25 shares of Common Stock issued to Sheldon
   B. Lubar in connection with the Company's initial capitalization were registered in the Offering. The registered shares held by affiliates are hereinafter referred to as "Control Shares" and the 25 unregistered shares held by Sheldon B. Lubar are hereinafter referred to as "Restricted Shares." The Restricted Shares may be resold only upon registration under the Securities Act or in compliance with an exemption from the registration requirements of the Securities Act.

        With respect to Restricted Shares, under Rule 144 as currently in effect, if one year has elapsed (the "Waiting Period") since the later of the date of the acquisition of Restricted Shares from either the Company or any affiliate of the Company, the acquiror or subsequent holder thereof may sell, within any three-month period commencing 90 days after consummation of the Offering, a number of shares that does not exceed the greater of one percent of the then outstanding shares of the Common Stock, or the average weekly trading volume of the Common Stock on the Nasdaq SmallCap Market during the four calendar weeks preceding the date on which notice of the proposed sale is sent to the Commission. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. If two years have elapsed since the later of the date of the acquisition of Restricted Shares of Common Stock from the Company or any affiliate of the Company, a person who is not deemed to have been an affiliate of the Company at any time for 90 days preceding a sale would be entitled to sell such shares under Rule 144 without regard to the volume limitations, manner of sale provisions or notice requirements.
   Affiliates, will also be able to sell their Control Shares pursuant to the Rule 144 exemption, except that the Waiting Period will not apply.

                                  LEGAL MATTERS

        The validity of the issuance of the Common Stock offered hereby will be passed upon for the Company by Foley & Lardner, Milwaukee, Wisconsin.

                                     EXPERTS

        The audited financial statements of the Company and TLC appearing in this Prospectus and elsewhere in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                              AVAILABLE INFORMATION

        The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, to which reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete; with respect to each such contract, agreement or other document are not necessarily complete; with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved.

        After the consummation of the Offering, the Company will be subject to the informational requirements of the Securities and Exchange Act of 1934, as amended, and, in accordance therewith, will file reports, proxy and information statements and other information with the Commission. The Registration Statement, as well as any such reports, proxy and information statements and other information filed by the Company with the Commission, may be inspected and copies at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York, 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

        The Company intends to furnish its shareholders with annual reports containing audited financial statements certified by its independent auditors.

        Christiana and EVI have filed the Merger Proxy Statement under
   Section 14(a) of the Exchange Act, with respect to the Merger and certain other matters. Christiana and EVI are subject to the information requirements of the Exchange Act and in accordance therewith, have filed reports and information with the Commission in accordance with the Commission's rules, which reports and information may be obtained as described above.

        The Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's web site is http://www.sec.gov.

                          INDEX TO FINANCIAL STATEMENTS

                                                               Page

   C2, INC. FINANCIAL STATEMENTS:
        Report of Independent Public Accountants . . . . . . .     F-2

        Balance Sheet as of December 31, 1997  . . . . . . . .     F-3

        Notes to Balance Sheet . . . . . . . . . . . . . . . .     F-4

        Balance Sheet as of March 31, 1998 (unaudited) . . . .     F-6

        Notes to Balance Sheet (unaudited) . . . . . . . . . .     F-7

   TLC FINANCIAL STATEMENTS

        Report of Independent Public Accountants . . . . . . .     F-8

        Balance Sheets as of June 30, 1997 and 1996  . . . . .     F-9

        Statements of Income for the years
         ended June 30, 1997, 1996 and 1995  . . . . . . . . .     F-10

        Statements of Equity for the years
         ended June 30, 1997, 1996 and 1995  . . . . . . . . .     F-11

        Statements of Cash Flows for the years
         ended June 30, 1997, 1996 and 1995  . . . . . . . . .     F-12

        Notes to Financial Statements  . . . . . . . . . . . .     F-13

        Condensed Balance Sheets as of March 31,
         1998 and June 30, 1997 (unaudited)  . . . . . . . . .     F-18

        Condensed Statements of Income for the
         three months ended March 31, 1998
         (unaudited) . . . . . . . . . . . . . . . . . . . . .     F-19

        Condensed Statements of Income for the
         nine months ended March 31, 1998 and
         1997 (unaudited)  . . . . . . . . . . . . . . . . . .     F-20

        Condensed Statements of Cash Flows for the
         nine months ended March 31, 1998 and
         1997 (unaudited)  . . . . . . . . . . . . . . . . . .     F-21

        Notes to Condensed Financial Statements
         (unaudited) . . . . . . . . . . . . . . . . . . . . .     F-22

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS




   To the Board of Directors
   and Shareholder of C2, Inc.

   We have audited the accompanying balance sheet of C2, Inc. (a Wisconsin corporation), as of December 31, 1997. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of C2, Inc. as of December 31, 1997, in conformity with generally accepted accounting principles.

                                 ARTHUR ANDERSEN LLP

   Milwaukee, Wisconsin
   January 6, 1998

                                    C2, Inc.
                                  Balance Sheet
                             As of December 31, 1997

    ASSETS:
      Due from Shareholder for common stock
        subscribed                                                   $  100
                                                                     ------
      Total assets                                                   $  100
                                                                     ======
    LIABILITIES AND SHAREHOLDER'S EQUITY:
      Total liabilities                                              $    -

    SHAREHOLDER'S EQUITY:
      Preferred stock, $.01 par, 10,000,000 shares
        authorized, none issued or outstanding                            -
      Common stock, $.01 par, 50,000,000 shares
        authorized, 25 shares issued and outstanding                      -
      Additional paid-in capital                                        100
                                                                      -----
        Total shareholder's equity                                      100
                                                                      -----
          Total liabilities and shareholder's equity                 $  100
                                                                      =====

      The accompanying notes are an integral part of this balance sheet.

                                    C2, Inc.
                             Notes to Balance Sheet


   A.   Business and Organization:

   C2, Inc. (the "Company") was organized in December 1997, for the purposes of acquiring a two-thirds interest in Total Logistic Control, LLC ("TLC"), a transportation, warehousing and logistics company (the "Acquisition"). The Company intends to complete an initial public offering of up to 5,202,664 shares of its common stock (the "Offering") and utilize the proceeds to fund the Acquisition and for future operations. There is no assurance the Acquisition will be completed and that the Company will be able to generate future operating revenues.

   The Company's assets as of December 31, 1997 consist exclusively of an amount due from the sole shareholder pertaining to the initial capitalization of the Company. The Company has not conducted any operations and all activities to date have related to the Acquisition and the Offering. Accordingly, statements of operations, changes in shareholder's equity and cash flows would not provide meaningful information and have been omitted.

   B.   Shareholder's Equity:

   In connection with its organization and initial capitalization, the Company issued 25 shares of common stock for $100.

   C.   Commitments and Contingencies:

   On December 12, 1997, the Company entered into a Purchase Agreement (the "Agreement") to acquire from Christiana Companies, Inc. ("Christiana")
   666.667 Membership Units (two-thirds) of TLC for cash consideration of $10,667,000. The Acquisition is contingent upon the consummation of the merger between Christiana and EVI, Inc. discussed elsewhere in this Prospectus.

   Under the Agreement, the company agreed to indemnify Christiana for certain liabilities of Christiana. Christiana further has the right to require the Company to purchase all of Christiana's 333.333 Membership Units in TLC for a price equal to $7 million. See "The Purchase Agreement" included elsewhere in the Prospectus.

   D.   Stock Options

   The Company's shareholder has approved the 1998 Equity Incentive Plan (the "1998 Plan") under which a total of 520,000 shares of Common Stock are reserved for awards to officers, directors and key employees as stock options, stock appreciation rights, restricted stock and performance shares. As of December 31, 1997, no awards have been granted under the 1998 Plan.

   E. Events Subsequent to Date of Report of Independent Public Accountants (Unaudited):

   (1) Subsequent to December 31, 1997, the Company has incurred various legal and professional fees associated with the Acquisition and the Offering. On February 10, 1998, the Company filed a Registration Statement on Form S-1 for the sale of its common stock. See "Risk Factors" included elsewhere in this Prospectus.

   (2) Subsequent to December 31, 1997, the Company amended its Articles of Incorporation to change the par value of its Common Stock from $1.00 to $.01, increase the number of common shares authorized from 9,000 to 50,000,000 and authorize 10,000,000 shares of $.01 par value preferred stock. The impact of this amendment resulted only in a reclassification of amounts within the Company's shareholder equity accounts. The balance sheet as of December 31, 1997 has been restated to reflect the impact of this amendment.

                                       C2
                           Balance Sheets (Unaudited)
                   As of March 31, 1998 and December 31, 1997

                                                     March 31,  December 31,
                                                         1998       1997

    ASSETS:
    Cash                                             $     100  $         -
    Due from shareholder for common stock                    -           100
    subscribed
    Deferred offering and acquisition costs            136,000            -
                                                       -------      --------
         Total assets                                $ 136,100  $        100
                                                       =======      ========
    LIABILITIES AND SHAREHOLDER'S EQUITY:
    Accrued expenses                                 $ 136,000  $         -
                                                       -------      --------
         Total liabilities                             136,000            -

    SHAREHOLDERS EQUITY:
    Preferred stock, $.01 par, 10,000,000 shares
      authorized, none issues or outstanding                -             -
    Common stock, $.01 par, 50,000,000 shares
      authorized, 25 shares issued and outstanding          -             -
    Additional paid-in capital                             100           100
                                                       -------      --------
         Total shareholder's equity                        100           100
                                                       -------      --------
         Total liabilities and shareholder's equity  $ 136,100  $        100
                                                       =======      ========

       The accompanying notes are an integral part of this balance sheet.

                                    C2, Inc.
                       Notes to Balance Sheets (Unaudited)
                                 March 31, 1998

   A.   Business and Organization:

   C2, Inc. (the "Company") was organized in December 1997, for the purposes of acquiring a two-thirds interest in Total Logistic Control, LLC ("TLC"), a transportation, warehousing and logistics company (the "Acquisition"). The Company intends to complete an initial public offering of up to 5,202,664 shares of its common stock (the "Offering") and utilize the proceeds to fund the Acquisition and for future operations. There is no assurance the Acquisition will be completed and that the Company will be able to generate future operating revenues.

   The Company's assets as of March 31, 1998, consist of cash and costs incurred in connection with the Offering and Acquisition which have been deferred in the accompanying balance sheet. These offering and acquisition costs have been deferred as they will be included either as a reduction to the amount raised in the Offering or as an expense of the Acquisition. As of December 31, 1997, the Company's assets consisted exclusively of an amount due from the sole shareholder pertaining to the initial capitalization of the Company. Other than activities related to the Offering and Acquisition, the Company has not conducted any operations. Accordingly, statements of operation, changes in shareholder's equity and cash flows would not provide meaningful information and have been omitted for all periods presented.

   B.   Shareholder's Equity:

   In connection with its organization and initial capitalization, the Company issued 25 shares of common stock for $100.

   C.   Commitments and Contingencies:

   On December 12, 1997, the Company entered into a Purchase Agreement (the "Agreement") to acquire from Christiana Companies, Inc. ("Christiana")
   666.667 Membership Units (two-thirds) of TLC for cash consideration of $10,667,000. The Acquisition is contingent upon the consummation of the merger between Christiana and EVI, Inc. discussed elsewhere in this Prospectus.

   Under the Agreement, the Company agreed to indemnify Christiana for certain liabilities of Christiana. Christiana further has the right to require the Company to purchase all of Christiana's 333.333 Membership Units in TLC for a price equal to $7 million. See "The Purchase Agreement" included elsewhere in the Prospectus.

   D.   Stock Options:

   The Company's shareholder has approved the 1998 Equity Inventive Plan (the "1998 Plan") under which a total of 520,000 shares of common stock are reserved for awards to officers, directors and key employees as stock options, stock appreciation rights, restricted stock and performance shares. As of March 31, 1998, no awards have been granted under the 1998 Plan.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

   To the Members of Total Logistic Control, LLC:

   We have audited the accompanying balance sheets of Total Logistic Control, LLC (a Delaware limited liability company and wholly owned subsidiary of Christiana Companies, Inc.) as of June 30, 1997 and 1996, and the related statements of income, equity and cash flows for each of the three years in the period ended June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidencing supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Total Logistic Control, LLC as of June 30, 1997 and 1996, and the results of its operations and its cash flows for each of the years in the three year period ended June 30, 1997, in conformity with generally accepted accounting principles.



                                      ARTHUR ANDERSEN LLP

   Milwaukee, Wisconsin
   August 1, 1997

                           TOTAL LOGISTIC CONTROL, LLC
                                 BALANCE SHEETS
                                  AS OF JUNE 30

    ASSETS                                        1997              1996
      CURRENT ASSETS:
        Cash and cash equivalents           $   224,000      $     29,000
        Accounts receivable, less allowance
          for uncollectable accounts          7,552,000         8,017,000
        Inventories                             273,000           439,000
        Prepaids and other assets               259,000         1,202,000
                                              ---------         ---------
          Total current assets                8,308,000         9,687,000

      LONG-TERM ASSETS:
        Fixed assets, net                    75,501,000        81,272,000
        Goodwill                              5,592,000         5,749,000
        Other assets                            739,000         1,215,000
                                              ---------         ---------
          Total long-term assets             81,832,000        88,236,000
                                             ----------        ----------
            Total assets                   $ 90,140,000      $ 97,923,000
                                             ==========        ==========
    LIABILITIES AND MEMBER'S EQUITY
      CURRENT LIABILITIES:
        Short-term debt                               -     $   1,354,000
        Current maturities of long-term debt $1,245,000         1,595,000
        Accounts payable                      2,868,000         5,298,000
        Accrued liabilities                   3,056,000         2,768,000
                                              ---------        ----------
          Total current liabilities           7,169,000        11,015,000

      DUE TO PARENT COMPANY                   3,000,000         3,295,000

      LONG-TERM LIABILITIES:
        Long-term debt                       36,149,000        41,427,000
        Deferred income taxes                         -        10,528,000
        Other liabilities                       361,000           378,000
                                             ----------        ----------
          Total long-term liabilities        36,510,000        52,333,000
                                             ----------        ----------
          Total liabilities                  46,679,000        66,643,000
                                             ----------        ----------
      TOTAL MEMBER'S EQUITY                  43,461,000        31,280,000
                                             ----------        ----------
        Total liabilities and member's      $90,140,000       $97,923,000
          equity                             ==========       ===========


      The accompanying notes are an integral part of these balance sheets.


                           TOTAL LOGISTIC CONTROL, LLC
                              STATEMENTS OF INCOME
                           FOR THE YEARS ENDED JUNE 30

                                                                          1997                    1996                 1995
    REVENUES:
      Warehousing and logistic services                                 $84,208,000            $76,976,000        $71,029,000

    OPERATING EXPENSES:
      Warehousing and logistic expenses                                  70,973,000             64,956,000         56,889,000
      Selling, general and administrative expenses                        6,924,000              6,331,000          6,585,000
                                                                        -----------            -----------        -----------
                                                                         77,897,000             71,287,000         63,474,000
                                                                        -----------            -----------        -----------
    Income from operations                                                6,311,000              5,689,000          7,555,000

    OTHER INCOME (EXPENSES):
      Interest expense                                                   (3,216,000)            (3,176,000)        (3,378,000)
      Gain (Loss) on disposal of assets                                  (1,036,000)               206,000            130,000
      Other expense, net                                                   (354,000)              (108,000)           (21,000)
                                                                        -----------            -----------        -----------
                                                                         (4,606,000)            (3,078,000)        (3,269,000)

    NET INCOME BEFORE INCOME TAXES                                        1,705,000              2,611,000          4,286,000

    PROVISION FOR INCOME TAXES                                              695,000              1,075,000          1,724,000

    ADJUSTMENT OF DEFERRED INCOME
      TAXES RESULTING FROM A CHANGE IN
      TAX STATUS                                                         11,171,000                      -                  -
                                                                        -----------           ------------        -----------
    NET INCOME                                                          $12,181,000            $ 1,536,000        $ 2,562,000
                                                                        ===========           ============        ===========
    BASIC AND DILUTED INCOME PER MEMBERSHIP UNIT                        $    12,181            $     1,536        $     2,562
                                                                        ===========           ============        ===========
    BASIC AND DILUTED WEIGHTED AVERAGE                                        1,000                  1,000              1,000
     MEMBERSHIP UNITS OUTSTANDING                                       ===========           ============        ===========


   The accompanying notes are an integral part of these financial statements.


                           TOTAL LOGISTIC CONTROL, LLC
                              STATEMENTS OF EQUITY
                FOR THE YEARS ENDED JUNE 30, 1997, 1996 AND 1995


                                        Membership            Member's
                                           Units               Equity

    Balance, June 30, 1994                 1,000           $27,182,000

    Net income                                 -             2,562,000
                                        --------           -----------
    Balance, June 30, 1995                 1,000            29,744,000

    Net income                                 -             1,536,000
                                        --------           -----------
    Balance, June 30, 1996                 1,000            31,280,000

    Net income                                 -            12,181,000
                                        --------           -----------
    Balance, June 30, 1997                 1,000           $43,461,000
                                        ========           ===========


   The accompanying notes are an integral part of these financial statements.


                           TOTAL LOGISTIC CONTROL, LLC
                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED JUNE 30, 1997,1996 AND 1995



                                                                           1997                 1996                  1995
    CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income                                                         $12,181,000           $1,536,000            $2,562,000
    Adjustments to Reconcile Net Income to Net
      Cash Provided by Operating Activities:
      Depreciation and amortization                                      7,186,000            6,971,000             6,684,000
      (Gain) loss on disposal of assets                                  1,036,000             (206,000)             (130,000)
      Deferred income tax provision                                      1,023,000              746,000             1,400,000
      Adjustment of deferred income taxes resulting
        from a change in tax status                                    (11,171,000)                   -                     -
    Changes in Assets and Liabilities:
      (Increase) decrease in accounts receivable                           465,000             (404,000)             (401,000)
      (Increase) decrease in inventories                                   166,000             (191,000)              163,000
      (Increase) decrease of prepaids and other assets                     668,000              564,000              (998,000)
      Increase (decrease) in accounts payable and
        accrued liabilities                                             (2,260,000)           2,027,000               900,000
                                                                      ------------           ----------           -----------
      Net cash provided by operating activities                          9,294,000           11,043,000            10,180,000

    CASH FLOWS FROM INVESTING ACTIVITIES:
      Purchase of fixed assets                                          (3,294,000)         (17,646,000)           (7,522,000)
      Proceeds from sale of fixed assets                                 1,472,000            1,384,000               406,000
                                                                      ------------           ----------           -----------
        Net cash used in investing activities                           (1,822,000)         (16,262,000)           (7,116,000)

    CASH FLOWS FROM FINANCING ACTIVITIES:
      Borrowings (payments) on line of credit, net                      (1,354,000)            (490,000)              501,000
      Proceeds from issuance of long-term debt                                   -            9,011,000             4,125,000
      Payment of amounts due to parent                                    (295,000)                   -                     -
      Payment of long-term debt                                         (5,628,000)          (3,638,000)           (7,873,000)
                                                                      ------------           ----------           -----------
        Net cash provided by (used in) financing activities             (7,277,000)           4,883,000            (3,247,000)

    NET INCREASE (DECREASE) IN CASH AND
      CASH EQUIVALENTS                                                     195,000             (336,000)             (183,000)

    BEGINNING CASH AND CASH EQUIVALENTS,                                    29,000              365,000               548,000
      JULY 1                                                          ------------           ----------           -----------

    ENDING CASH AND CASH EQUIVALENTS,                                  $   224,000            $  29,000            $  365,000
      JUNE 30                                                         ============           ==========           ===========

    Supplemental Disclosures of Cash Flow Information
      Interest paid                                                    $ 3,000,000           $3,046,000            $3,148,000
      Amounts paid to Parent for income taxes                              300,000              279,000               201,000

   The accompanying notes are an integral part of these financial statements.


                           TOTAL LOGISTIC CONTROL, LLC
                          NOTES TO FINANCIAL STATEMENTS


   A.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

        Description of Business: Total Logistic Control, LLC ("TLC") is a wholly owned subsidiary of Christiana Companies, Inc. ("Christiana"). TLC was formed on June 30, 1997 as a result of the combination of Wiscold, Inc. ("Wiscold") and Total Logistic Control, Inc. ("Total Logistic"), both former wholly owned subsidiaries of Christiana. The accompanying financial statements have been restated to reflect this combination for all periods presented. The June 30, 1997 and 1996 balance sheets reflect the consolidated results of TLC and combined results of Wiscold and Total Logistic, respectively. The fiscal 1997, 1996 and 1995 statements of earnings, equity and cash flows reflect the combined operations of Wiscold and Total Logistic. All material intercompany transactions have been eliminated. TLC operates in one industry segment providing fully integrated third-party logistic services, including warehousing, distribution and transportation services in both refrigerated and non-refrigerated facilities predominantly in the Midwest United States.

        Revenue Recognition: Transportation revenue is recognized when the goods are delivered to the customer. Warehousing revenue is recognized as services are provided. Costs and related expenses are recorded as incurred.

        Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Accounts Receivable: Accounts receivable are presented net of an allowance for uncollectable accounts of $223,000 and $253,000 at June 30, 1997 and 1996, respectively. The provision for bad debts was $123,000 and $227,000 for the years ended June 30, 1997 and 1996, respectively.

        Inventories: Inventories consist predominately of transportation equipment repair parts. These items are carried at their lower of FIFO (first-in, first-out) cost or market value.

        Fixed Assets: Fixed assets are carried at cost less accumulated depreciation, which is computed using both straight-line and accelerated methods for financial reporting purposes. The cost of major renewals and improvements are capitalized; repair and maintenance costs are expensed as incurred. Tires related to new equipment are included in the capitalized equipment cost and depreciated using the same methods as equipment. Replacement tires are expensed when placed in service. A summary of the cost of fixed assets, accumulated depreciation and the estimated useful lives for financial reporting purposes is as follows:

                                                                                                             Estimated Useful
                                                            1997                       1996                       Lives
    Land                                                 $ 3,380,000                   $ 3,416,000                            -
    Machinery and equipment                               52,816,000                    54,047,000                    5-7 years
    Buildings and improvements                            41,534,000                    41,394,000                  30-32 years
    Construction in progress                                 451,000                        12,000                            -
    Less: Accumulated depreciation                       (22,680,000)                  (17,597,000)
                                                         -----------                  ------------
                                                         $75,501,000                  $ 81,272,000
                                                         ===========                  ============


        Goodwill: Goodwill is amortized on a straight-line basis over 40 years ($157,000 in both 1997 and 1996). The accumulated amortization at June 30, 1997 and 1996 was $566,000 and $409,000,
        respectively. TLC continually evaluates whether events and circumstances have occurred that indicate the remaining estimated useful life may warrant revision or that the remaining balance of goodwill may not be recoverable. When factors indicate that goodwill should be evaluated for possible impairment, TLC uses an estimate of the undiscounted cash flows over the remaining life of the goodwill measuring whether the goodwill is impaired. If impaired, a loss is recognized for the amount the carrying value exceeds the fair value.

        Cash and Cash Equivalents: TLC considers all highly liquid investments with original maturities of less than ninety days to be cash equivalents.

        Income Per Membership Unit: Basic and Diluted Income per Membership Unit have been restated in accordance with SFAS 128, "Earnings per Share" and have been computed based on the weighted number of units as if the units had been outstanding for all periods presented. As TLC does not have dilutive financial instruments, basic and diluted income per membership unit are the same for all periods presented.

        Derivatives: Derivative financial instruments have been used by TLC to manage its interest rate exposure on certain debt instruments. Amounts to be received or paid under interest rate swap agreements are recognized as interest income or expense in the periods which they accrue. If interest rate swap agreements are terminated due to the underlying debt being extinguished, any resulting gain or loss is recognized as interest income or expense at the time of termination.

        Long-lived assets: During fiscal 1997, TLC adopted statement of Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and Assets to be Disposed of." Adoption of this standard did not have a material impact on TLC's financial position or results of operations. TLC continually evaluates whether events and circumstances have occurred that may indicate the remaining estimated useful life may warrant revision or that the remaining balance of long-lived assets may not be recoverable. When factors indicate that long-lived assets should be evaluated for possible impairment, TLC uses an estimate of the undiscounted cash flows over the remaining life of the long-lived assets measuring whether the long-lived assets are impaired. If impaired, a loss is recognized for the amount the carrying value exceeds the fair value.

   B.   RELATED PARTY TRANSACTIONS:

        As of June 30, 1997 and 1996, TLC had amounts due to Christiana of $3,000,000 and $3,295,000, respectively. As of June 30, 1997 and
        1996, $3,000,000 of the outstanding balance was a note payable to Christiana that bears interest at a rate of 8.0% per annum. Related party interest expense was $240,000 for fiscal 1997, 1996 and 1995. TLC charges Christiana a management fee related to certain administrative services rendered by TLC on behalf of Christiana. The amount of this management fee was $240,000 for fiscal 1997, 1996 and 1995 and is reflected as a reduction to selling, general and administrative expenses in the statement of earnings. The amount of services rendered by Christiana on behalf of TLC for fiscal 1997, 1996 and 1995 are not material.

   C.   INDEBTEDNESS:

        The following is a summary of indebtedness as of June 30, 1997 and 1996:

                                            1997                   1996

    Revolving credit agreement             $31,248,000        $35,248,000
    Line of credit                                   -          1,354,000
    Notes payable                            4,382,000          6,010,000
    Subordinated Note                        1,764,000          1,764,000
                                           -----------        -----------
                                            37,394,000         44,376,000
                                           -----------        -----------
    Less:     Current portion of            (1,245,000)        (1,595,000)
              long-term debt
              Line of credit                         -         (1,354,000)
                                           -----------        -----------
    Long-term debt                         $36,149,000        $41,427,000
                                           ===========        ===========

        TLC has a revolving credit agreement that provides for borrowings at June 30, 1997 up to $40,000,000. Borrowings under this agreement mature on March 31, 2001 and bear interest, payable monthly at either LIBOR plus 125 basis points, or a floating rate at the bank's prime rate (6.7% at June 30, 1997) and are unsecured. At June 30, 1996, TLC's borrowings under the original revolving credit agreement were priced at LIBOR plus 175 basis points or prime (7.1% at June 30, 1996) and were secured by TLC's assets. The revolving credit agreement requires, among other things, that defined levels of net worth and debt service coverage be maintained and restricts certain activities including limitation on new indebtedness and the disposition of assets. No compensating balances are required under the terms of this credit facility.

        On September 15, 1992, TLC entered into an interest rate swap agreement with three commercial banks which expires on December 15, 1997. As of June 30, 1997, $12,650,000 of outstanding debt was subject to the swap agreement. The agreement effectively fixes the interest rate payable by TLC on this portion of the debt at 5.3% plus an interest rate spread determined by TLC's leverage ratio. As of June 30, 1997, the effective rate of this outstanding debt was 6.55%. Under the swap agreement, TLC is exposed to credit risk only in the event of non-performance by the commercial banks, which is not anticipated.

        TLC has a bank line of credit which permits borrowings up to $5,000,000. Borrowings bear interest at either LIBOR plus 200 basis points, or the bank's prime rate, at TLC's option (7.69% and 7.48% at June 30, 1997 and 1996, respectively), and are secured by certain accounts receivable. Notes payable relate to specific equipment purchases, primarily transportation and material handling equipment and a new distribution facility, and are secured by certain assets of TLC. These notes bear interest on both fixed and floating terms ranging from 6.375% to 9.37%. No compensating balances are required under the terms of these credit arrangements. TLC's subordinated note bears interest at 8% and is guaranteed by the Parent.

        Future maturities of consolidated indebtedness are as follows:

                       Year Ended
                        June 30                      Total

                          1998                     $ 1,245,000
                          1996                       4,078,000
                          2000                       5,193,000
                          2001                      25,150,000
                          2002                       1,728,000
                       Thereafter                            -

        The weighted average interest rate paid on short-term borrowings was 7.46% and 8.21% for fiscal 1997 and 1996, respectively. The carrying value of TLC's debt approximates fair value. The carrying amount of TLC's floating rate debt was assumed to approximate its fair value. The fair value of TLC's fixed-rate, long-term notes payable was based on the market value of debt with similar maturities and interest rates. The fixed-rate subordinated note that was given to a former owner of TLC was negotiated in the overall context of the acquisition. TLC believes it is impracticable to obtain the current fair value of this note because of the excessive costs that would have to be incurred to obtain this information.

   D.   INCOME TAXES:

        TLC is included in the consolidated income tax return of Christiana. The amounts reflected in the financial statements are as if TLC was filing on a stand alone basis. Income taxes paid as shown in the statement of cash flows represents combined cash payments made to Christiana by TLC.

        Effective June 30, 1997, TLC converted from a C-Corporation to a Limited Liability Company. For purposes of taxation, all earnings of TLC are "passed through" to its members and taxed at the member level. As TLC is no longer a taxable entity at June 30, 1997, all deferred taxes of TLC have been removed from the balance sheet. The removal of these deferred taxes due to TLC's change in tax status resulted in an increase to earnings of $11,171,000 during fiscal 1997. The $695,000 provision for income taxes for fiscal 1997 represents the combined Federal and state income tax provision for the period during the fiscal year that TLC was a C-Corporation.

                                          Year Ended June 30
                              1997               1996            1995
    Current:
      Federal                $(279,000)          $280,000        $275,000
      State                    (49,000)            49,000          49,000
    Deferred                 1,023,000            746,000       1,400,000
                             ---------          ---------      ----------
                             $  695,000        $1,075,000      $1,724,000


   In the event that TLC was a taxable entity, a net deferred tax liability of $11,171,000 as of June 30, 1997 would have been recorded on the balance sheet. The components are as follows:

                                                1997             1996
    Deferred tax assets:
      Alternative minimum tax                          -       $1,255,000
      Accrued expenses                        $  399,000          358,000
      Book over tax amortization                 584,000          480,000
      Deferred revenue                           197,000          201,000
                                              ----------       ----------
        Total deferred tax asset              $1,180,000       $2,294,000
                                              ==========       ==========
    Deferred tax liabilities:
      Tax over book depreciation              $7,838,000       $7,183,000
      Condemnation proceeds                    4,513,000        5,259,000
         Total deferred tax liability        $12,351,000      $12,442,000
                                              ==========       ==========

        A reconciliation of the statutory Federal income tax rate to TLC's effective tax rate is as follows:

                                                       Year ended June 30
                                                     1997      1996     1995

    Statutory Federal income tax rate                 34%       34%     34%
      Increase in taxes resulting from
        State income tax, net                           5         5      6
      Other, net                                        2         2     --
                                                    -----     -----   ----
                                                      41%       41%     40%

   E.   EMPLOYEE BENEFIT PLANS:

        TLC has two 401(k) plans covering substantially all employees. The expense incurred by TLC related to these plans is not material. TLC does not provide post employment medical or insurance benefits.

   F.   COMMITMENTS:

        TLC has operating leases for warehousing and office facilities along with certain transportation equipment. Rental expense under these leases was $7,213,000, $5,479,000 and $5,100,000 in fiscal 1997, 1996 and 1995, respectively. At June 30, 1997, future minimum lease payments under these operating leases are as follows:

               Year Ended
                June 30                      Amount

                  1998                      $5,800,000
                  1999                       4,513,000
                  2000                       3,982,000
                  2001                       2,993,000
                  2002                       2,274,000
               Thereafter                   11,976,000

   G. Events Subsequent to Date of Report of Independent Public Accountants (Unaudited):

        On December 12, 1997, Christiana, the parent of TLC, entered into an agreement and plan of merger with EVI, Inc. At or prior to the completion of the merger:

        (1) TLC will declare and pay a $20,000,000 dividend to Christiana which will be financed by a new $65,000,000 revolving credit facility which will bear interest at a floating rate of LIBOR plus 225 basis points, mature on April 15, 2003, and be secured by substantially all of the assets of TLC.

        (2) Christiana will sell 666.667 Membership Units (two-thirds) of TLC to C2, Inc. (a newly formed corporation) for $10,667,000.

        (3) TLC will agree to indemnify Christiana for certain liabilities of Christiana. See "The Purchase Agreement" included elsewhere in this prospectus.

                           TOTAL LOGISTIC CONTROL, LLC
                      CONDENSED BALANCE SHEETS (UNAUDITED)
                     AS OF MARCH 31, 1998 AND JUNE 30, 1997


                                                 March 31,        June 30,
                                                    1998            1997
    ASSETS
      CURRENT ASSETS:
      Cash and cash equivalents                   $384,000      $224,000
      Accounts receivable, net                   8,148,000     7,552,000
      Inventories, prepaids and other assets       876,000       532,000
                                                 ---------     ---------
         Total current assets                    9,408,000     8,308,000

      LONG-TERM ASSETS:
      Fixed assets, net                         71,789,000    75,501,000
      Goodwill                                   5,475,000     5,592,000
      Other assets                                 756,000       739,000
                                                 ---------     ---------
         Total long-term assets                 78,020,000    81,832,000
                                               -----------    ----------
         Total assets                          $87,428,000   $90,140,000
                                               ===========    ==========
    LIABILITIES AND MEMBER'S EQUITY
      CURRENT LIABILITIES:
      Short-term debt                          $   159,000$            -


      Current maturities of long-term debt       1,245,000     1,245,000
      Accounts payable                           4,266,000     2,868,000
      Accrued liabilities                        3,667,000     3,056,000
                                                ----------    ----------
         Total current liabilities               9,337,000     7,169,000

      DUE TO PARENT COMPANY                      3,000,000     3,000,000

      LONG-TERM LIABILITIES:
      Long-term debt                            31,167,000    36,149,000
      Other liabilities                            345,000       361,000
                                                ----------    ----------
         Total long-term liabilities            31,512,000    36,510,000
                                                ----------    ----------
         Total liabilities                      43,849,000    46,679,000
                                                ----------    ----------
      MEMBER'S EQUITY                           43,579,000    43,461,000
                                                ----------    ----------
         Total liabilities and member's        $87,428,000   $90,140,000
         equity                                 ==========    ==========



     The accompanying notes are an integral part of these condensed balance sheets.

                           TOTAL LOGISTIC CONTROL, LLC
                         CONDENSED STATEMENTS OF INCOME
                                   (UNAUDITED)
               FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997


                                                1998               1997

    REVENUES:
      Warehousing and logistic services      $21,865,000       $22,450,000

    OPERATING EXPENSES:
      Warehousing and logistic expenses       18,527,000        19,137,000
      Selling, general and administrative
        expenses                               1,901,000         1,906,000
                                              ----------        ----------
                                              20,428,000        21,043,000
                                              ----------        ----------
      Income from operations                   1,437,000         1,407,000

    OTHER INCOME (EXPENSES):
      Interest expense                          (705,000)         (778,000)
      Other expense, net                           8,000           106,000
                                              ----------        ----------
                                                (697,000)         (672,000)
                                              ----------        ----------

    NET INCOME BEFORE INCOME TAXES               740,000           735,000

    PROVISION FOR INCOME TAXES                         -           285,000

    NET INCOME                              $    740,000       $   450,000
                                              ==========        ==========
    BASIC AND DILUTED NET INCOME
    PER MEMBERSHIP UNIT                     $        740       $       450
                                              ==========        ==========

   The accompanying notes are an integral part of these condensed statements.

                           TOTAL LOGISTIC CONTROL, LLC
                         CONDENSED STATEMENTS OF INCOME
                                   (UNAUDITED)
                FOR THE NINE MONTHS ENDED MARCH 31, 1998 AND 1997

                                                   1998             1997

    REVENUES:
      Warehousing and logistic services         $68,579,000     $63,271,000

    OPERATING EXPENSES:
      Warehousing and logistic expenses          57,843,000      53,050,000
      Selling, general and administrative
        expenses                                  5,651,000       5,178,000
                                                 ----------      ----------
                                                 63,494,000      58,228,000
                                                 ----------      ----------
      Income from operations                      5,085,000       5,043,000

    OTHER INCOME (EXPENSES):
      Interest expense                           (2,265,000)     (2,481,000)
      Loss on disposal of assets                          -      (1,086,000)
      Other expense, net                           (376,000)       (244,000)
                                                 ----------      ----------
                                                 (2,641,000)     (3,811,000)
                                                 ----------      ----------
    NET INCOME BEFORE INCOME TAXES                2,444,000       1,232,000

    PROVISION FOR INCOME TAXES                            -         466,000
                                                 ----------      ----------
    NET INCOME                                   $2,444,000        $766,000
                                                 ==========      ==========
    BASIC AND DILUTED NET INCOME PER                 $2,444            $766
    MEMBERSHIP UNIT                              ==========      ==========


   The accompanying notes are an integral part of these condensed statements.

                           TOTAL LOGISTIC CONTROL, LLC
                       CONDENSED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)
                FOR THE NINE MONTHS ENDED MARCH 31, 1998 AND 1997

                                                                                        1998                           1997
    CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income                                                                       $2,444,000                    $  766,000
    Adjustments to Reconcile Net Income to Net Cash Provided
      by Operating Activities:
       Depreciation and amortization                                                  5,104,000                     5,623,000
       Loss on sale of assets                                                                 -                     1,086,000
       Deferred income tax provision                                                          -                       223,000
    Changes in Assets and Liabilities:
      Increase in accounts receivable                                                  (596,000)                     (908,000)
      Increase (decrease) in inventories, prepaids and other assets                    (461,000)                      305,000
      Increase (decrease) in accounts payable and accrued liabilities                 1,993,000                      (495,000)
                                                                                      ---------                     ---------
         Net cash provided by operating activities                                    8,484,000                     6,600,000

    CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchase of fixed assets                                                         (1,382,000)                   (1,965,000)
    Proceeds from sale of fixed assets                                                  207,000                       909,000
                                                                                      ---------                     ---------
      Net cash used in investing activities                                          (1,175,000)                   (1,056,000)

    CASH FLOWS FROM FINANCING ACTIVITIES:
    Borrowings (payments) on line of credit, net                                        159,000                    (1,684,000)
    Payment of long-term debt                                                        (4,982,000)                   (3,447,000)
    Dividend distribution to Parent Company                                          (2,326,000)                            -
                                                                                      ---------                     ---------
      Net cash used in financing activities                                          (7,149,000)                   (5,131,000)
                                                                                      ---------                     ---------

    NET INCREASE IN CASH AND CASH EQUIVALENTS                                           160,000                       413,000

    BEGINNING CASH AND CASH EQUIVALENTS                                                 224,000                        29,000
                                                                                      ---------                     ---------
    ENDING CASH AND CASH EQUIVALENTS                                                   $384,000                      $442,000
                                                                                      =========                     =========

    Supplemental Disclosures of Cash Flow Information:
      Interest paid                                                                  $2,150,000                    $2,398,000
      Amounts paid to Parent for income taxes                                                 -                             -


   The accompanying notes are an integral part of these condensed statements.


                           TOTAL LOGISTIC CONTROL, LLC
                     NOTES TO CONDENSED FINANCIAL STATEMENTS
                                   (UNAUDITED)
                                 MARCH 31, 1998

   1.   Basis of Presentation:

        The condensed financial statements reflect all adjustments which are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented. These financial statements should be read in conjunction with the TLC's audited financial statements for the year ended June 30, 1997 found elsewhere in this Prospectus.

        TLC is a wholly owned subsidiary of Christiana Companies, Inc. ("Christiana"). TLC was formed on June 30, 1997 as a result of the combination of Wiscold, Inc. ("Wiscold") and Total Logistic Control, Inc. ("TLC"), both former wholly owned subsidiaries of Christiana. The accompanying financial statements have been restated to reflect this combination for all periods presented.

   2.   Earnings per Membership Unit:

        Earnings per Membership Unit have been computed based on the weighted number of units outstanding as if outstanding for all periods presented. Effective December 1997, TLC adopted Statement of Accounting Standards No. 128, "Earnings Per Share" ("SFAS No. 128"). Under SFAS No. 128 presentation of both basic and diluted earnings per membership unit is required.

        As TLC does not have any outstanding dilutive financial instruments, there is no difference between basic and diluted earnings per membership unit as presented.

   3.   Income Taxes:

        TLC is included in the consolidated income tax return of Christiana. The amounts reflected in the financial statements are as if TLC was filing on a stand alone basis. Income taxes paid as shown in the statement of cash flows represent cash payments made to the Parent.

        Effective June 30, 1997, TLC converted from a C-Corporation to a Limited Liability Company ("LLC"). For purposes of taxation, all earnings of the LLC are "passed through" to its members and taxed at the member level. As the LLC is no longer a taxable entity, deferred income taxes are not reflected on the balance sheets. Additionally, provisions for income taxes for the three and nine months ended
        March 31, 1998 are not required. The provisions for income taxes for the three and nine month periods ended March 31, 1997 represent the combined Federal and state income tax provisions for the periods during the fiscal year that TLC was a C-Corporation.

   4.   Distribution to Parent Company:

        During the nine month period ended March 31, 1998, TLC made a payment on behalf of Christiana to pay down a promissory note payable and accrued interest thereon in the amount of $2,326,000. This payment has been deemed a dividend distribution to Christiana and is reflected as a reduction to member's equity in the period then ended.

   5.   Accounting Pronouncements:

        Effective January 1, 1998, TLC adopted Statement of Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." This statement established standards for reporting and display of comprehensive income and its components. Components of comprehensive income are net income and all other non-owner changes in equity. Because TLC has no comprehensive income components other than net income, comprehensive income and net income are identical for all periods presented.

        Effective January 1, 1998, TLC adopted Statement of Position ("SOP") No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." TLC's accounting for costs of computer software developed or obtained for internal use is consistent with the guidance established in the SOP. As a result, adoption of this statement did not have a material impact on TLC's financial position or results of operations.

        Effective January 1, 1998, TLC adopted SOP 98-5, "Reporting on the Costs of Start-up Activities." This SOP provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred. Adoption of this statement did not have a material impact on TLC's financial position or results of operations.

                                                                      ANNEX A



                                    AGREEMENT


                                  By and Among


                                   EVI, INC.,



                          TOTAL LOGISTIC CONTROL, LLC,


                           CHRISTIANA COMPANIES, INC.


                                       and


                                    C2, INC.





                                December 12, 1997

                                    AGREEMENT


             THIS AGREEMENT ("Agreement") made as of this 12th day of December, 1997 by and among EVI, Inc., a Delaware corporation ("EVI"), Total Logistic Control, LLC, a Delaware limited liability company ("TLC"), Christiana Companies, Inc., a Wisconsin corporation ("Christiana") and C2, Inc., a Wisconsin corporation ("C2").


                              W I T N E S S E T H :

             WHEREAS, EVI, Christiana Acquisition, Inc., a Wisconsin corporation ("Sub"), Christiana and C2 have entered into an Agreement and Plan of Merger dated December 12, 1997 (the "Merger Agreement") pursuant to which Sub, a wholly owned subsidiary of EVI, will merge with and into Christiana and thereby Christiana will become a wholly owned subsidiary of EVI (the "Merger")

             WHEREAS, as a condition to the Merger, Christiana will sell
   666.667 Membership Units (as defined in Section 1.16 hereof) of TLC to C2 pursuant to the terms and conditions hereinafter set forth (the "Logistic Sale").

             NOW, THEREFORE, in consideration of the mutual covenants of the parties herein and the mutual benefits derived from this Agreement ("Agreement"), the parties, intending to be legally bound, hereby agree as follows:

   1.   Definitions.

             1.1 Affiliate. Affiliate means, as to the person specified, any person controlling, controlled by or under common control with such person, with the concept of control in such context meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another, whether through the ownership of voting securities, by contract or otherwise.

             1.2 Assumed Liabilities. Assumed Liabilities means any and all Liabilities and Environmental Liabilities (except for the Retained Liabilities) to which Christiana, EVI or a Christiana Company may now or at any time in the future become subject (whether directly or indirectly, including by reason of Christiana or a Christiana Company owning, controlling or operating any business or assets of any Person (including any current or past Affiliate)), resulting from, arising out of or relating to (i) any Christiana Company (other than TLC), (ii) the business, operations or assets of Christiana or any Christiana Company on or prior to the Effective Date, (iii) any Christiana Taxes for periods ending on or before the Effective Date (except Christiana Taxes to be expressly retained by Christiana pursuant to the Merger Agreement), (iv) any obligation, matter, fact, circumstance or action or omission by any Person in any way relating to or arising from the business, operations or assets of Christiana or a Christiana Company that existed on or prior to the Effective Date; (v) any product or service provided by Christiana or any Christiana Company prior to the Effective Date, (vi) the Merger, the Logistic Sale or any of the other transactions contemplated hereby, (vii) previously conducted operations of Christiana or any Christiana Company and (viii) C2's interest in TLC. The term "Assumed Liabilities" shall include, without limitation, the following Liabilities (other than Retained Liabilities):

             (a) Any and all Liabilities and Environmental Liabilities resulting from, arising out of or relating to (i) the assets, activities, operations, current or former facilities, actions or omissions of Christiana or any of its officers, directors, employees, independent contractors or agents occurring on or before the Effective Date, (ii) the assets, activities, operations, current or former facilities, actions or omissions of any Christiana Company or any of its officers, directors, employees, independent contractors or agents, (iii) any product liability claim, recall, replacement, returns or customer allowances of or relating to Christiana or any Christiana Company, or (iv) any contract or permit of Christiana or any Christiana Company;

             (b) Any and all accounts and notes payable of Christiana or any Christiana Company, excluding accounts payable which have been accounted for in the calculation of Christiana Net Cash set forth in the Merger Agreement;

             (c) Any and all Liabilities relating to Christiana or any Christiana Company employee benefit plans;

             (d) Any and all Liabilities and Environmental Liabilities on behalf of or which arise from or relate to active employees, or retired and inactive employees, of Christiana or any Christiana Company, including, without limitation, (i) liability for any salaries, wages, tax equalization payments, vacation pay, sick leave, personal leave, severance pay, wrongful dismissal or discrimination claims; (ii) liability for or under any employee benefit plan, policy or arrangement, including, without limitation, retirement, pension, medical, dental, profit sharing, unemployment, supplemental unemployment or disability plan policy or arrangement;
        (iii) liability for any payroll taxes, social security or similar taxes or withholding; (iv) liability arising from claims or litigation; and (v) liability arising from any injury, death, loss, disability, occupational disease or claims under any worker's compensation laws;

             (e) Any and all Liabilities and Environmental Liabilities resulting from, arising out, relating to or occurring on the Properties, including those properties listed on Schedule 1.2 hereof, the operations on any of the foregoing, and any off-site Environmental Liabilities related to any of the foregoing, including without limitation, those under any indemnification agreement or obligation of Christiana or any Christiana Company and any documents relating thereto;

             (f) Any and all Liabilities of TLC or any of its subsidiaries with respect to transactions or events occurring or existing on or prior to the Effective Date;

             (g) Any and all litigation and claims for Liabilities of Christiana or any Christiana Company existing as of the Effective Date;

             (h) Any and all Liabilities for Christiana Taxes, arising out of, or related to, Christiana for taxable periods on or before the Effective Date (except such Christiana Taxes expressly retained by Christiana pursuant to the Merger Agreement);

             (i) Any misrepresentation or incorrect representation or warranty of Christiana under the Merger Agreement without regard to any materiality or knowledge qualification; and

             (j) Any and all legal, accounting, consulting and expert fees and expenses incurred after the date hereof in investigating, preparing, defending, settling or discharging any claim or action arising under, out of or in connection with any of the Assumed Liabilities other than those associated with EVI's counsel's evaluation of the Merger and the Logistic sale.

             1.3 Business Day. Business Day means a day on which national banks are generally open for the transaction of business in Houston, Texas.

             1.4 CERCLA. CERCLA means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601, et seq.

             1.5 Christiana. Christiana, for purposes of the assumption indemnification provisions of this Agreement includes Christiana Companies, Inc. and any and all predecessors thereto, whether by merger, purchase or acquisition of assets or otherwise, and any and all predecessors to any such entities.

             1.6  Circumstance. Circumstance has the meaning specified in
   Section 6.2 hereof.

             1.7 Effective Date. Effective Date means the time and date the Merger is made effective.

             1.8 Environmental Conditions. Environmental Conditions means any pollution, contamination, degradation, damage or injury caused by, related to, arising form or in connection with the generation, handling, use, treatment, storage, transportation, disposal, discharge, release or emission of any Waste Materials.

             1.9 Environmental Law or Environmental Laws. Environmental Law or Environmental Laws means all laws, rules, regulations, statutes, ordinances, decrees or orders of any governmental entity now or at any time in the future in effect relating to (i) the control of any potential pollutant or protection of the air, water or land, (ii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, and (iii) exposure to hazardous, toxic or other substances alleged to be harmful. The term "Environmental Law" or "Environmental Laws" includes, without limitation, (1) the terms and conditions of any license, permit, approval or other authorization by any governmental entity and (2) judicial, administrative or other regulatory decrees, judgments and orders of any governmental entity. The term "Environmental Law" or "Environmental Laws" includes, but is not limited to the following statutes and the regulations promulgated thereunder: the Clean Air Act, 42 U.S.C. Section 7401 et seq., The Clean Water Act, 33 U.S.C. Section 1251 et seq., the Resource Conservation Recovery Act, 42 U.S.C. Section 6901 et seq., the Superfund Amendments and Reauthorization Act, 42 U.S.C.
   Section  11011 et seq., the Toxic Substances Control Act, 15 U.S.C.
   Section 2601 et seq., the Water Pollution Control Act, 33 U.S.C. Section 1251, et seq., the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq., CERCLA and any state, county or local regulations similar thereto.

             1.10 Environmental Liabilities. Environmental Liabilities means any and all liabilities, responsibilities, claims, suits, losses, costs (including remediation, removal, response, abatement, clean-up, investigative or monitoring costs and any other related costs and expenses), other causes of action recognized now or at any later time, damages, settlements, expenses, charges, assessments, liens, penalties, fines, pre-judgment and post-judgment interest, attorney fees and other legal fees (i) pursuant to any agreement, order, notice, requirement, responsibility or directive (including directives embodied in Environmental Laws), injunction, judgment or similar documents (including settlements) arising out of or in connection with any Environmental Laws, or (ii) pursuant to any claim by a governmental entity or other person or entity for personal injury, property damage, damage to natural resources, remediation or similar costs or expenses incurred or asserted by such entity or person pursuant to common law or statute.

             1.11 EVI Indemnified Parties. EVI Indemnified Parties shall have the meaning set forth in Section 6.1(a) hereof.

             1.12 Christiana Company. Christiana Company means any corporation, partnership, limited liability company, association or other entity, of which Christiana or any Christiana Company now or at any time in the past owned, directly or indirectly, an ownership interest in (whether or not such ownership interest constituted control of the entity and whether or not such interest represented a passive or active investment), including those companies named on Schedule 1.12 hereto.

             1.13 Christiana Taxes. Christiana Taxes means any and all taxes (other than EVI Related Taxes as defined in the Merger Agreement) to which Christiana or any Christiana Company may be obligated relating to or arising from (i) the current or past operations or assets of Christiana or any Christiana Company through the Effective Date, (ii) the Logistic Sale,
   (iii) the Merger, (iv) any tax return filed by any current or past member of Christiana's consolidated group, (v) any Tax to which Christiana may be alleged to be liable by reason of being affiliated with any other Person for all periods prior to the Effective Date, (vi) property taxes with respect to the assets of Christiana or any Christiana Company for all periods prior to the Effective Date and (vii) any transfer taxes or value added taxes in connection with the transactions contemplated by the Logistic Sale and the Merger.

             1.14 Liability. Liability means any and all claims, demands, liabilities, responsibilities, disputes, causes of action and obligations of every nature whatsoever, liquidated or unliquidated, known or unknown, matured or unmatured, or fixed or contingent.

             1.15 Member. Member means each person who has been admitted to TLC as a member as provided in the Delaware Limited Liability Company Act (the "DLLCA") and the Operating Agreement.

             1.16 Membership Units. Membership Units means the basis by which a Member's ownership interest in TLC issued pursuant to the Operating Agreement is measured.

             1.17 Merger. Merger means the merger of Christiana Acquisition, Inc. with and into Christiana Companies, Inc. as contemplated by the Merger Agreement.

             1.18 Merger Agreement. Merger Agreement means the Agreement and Plan of Merger dated December 12, 1997, by and among EVI, Christiana Acquisition, Inc., Christiana Companies, Inc. and C2, Inc.

             1.19 Operating Agreement. Operating Agreement shall mean the form of Operating Agreement attached hereto as Exhibit A.

             1.20 Person. Person means an individual, corporation, limited liability company, partnership, governmental authority or any other entity.

             1.21 Properties. Properties means the properties currently or previously owned or operated by Christiana or any Christiana Company.

             1.22 Retained Liabilities. Retained Liabilities shall mean and be limited solely to (i) those accounts payable relating to Christiana that are reflected on the Effective Date balance sheet of Christiana,
   (ii) those accounts payable reflected on the Effective Date balance sheet of Christiana and agreed to by EVI prior to the Effective Date, (iii) the obligations of Christiana that arise after the Effective Date (other than obligations relating to matters existing or occurring on or prior to the Effective Date and indemnification, warranty and product liability, wrongful death or property claims associated with actions or omissions prior to the Effective Date or any business conducted prior to the Effective Date) and (iv) EVI Related Taxes (as defined in the Merger Agreement).

             1.23 Taxes. Taxes means all federal, state, local, foreign and other taxes, charges, fees, duties, levies, imposts, customs or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, profit share, license, lease, service, service use, value added, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, premium, property, windfall profits or other taxes, fees, assessments, customs, duties, levies, imposts, or charges of any kind whatsoever with any interest, penalties, additions to tax, fines or other additional amounts imposed thereon or related thereto, and the term Tax means any one of the foregoing Taxes.

             1.24 Waste Materials. Waste Material means any (i) toxic or hazardous materials or substances; (ii) solid wastes, including asbestos, polychlorinated biphenyls, mercury, buried contaminants, chemicals, flammable or explosive materials; (iii) radioactive materials; (iv) petroleum wastes and spills or releases of petroleum products; and (v) any other chemical, pollutant, contaminant, substance or waste that is regulated by any governmental entity under any Environmental Law.

   2.   Purchase and Sale of Membership Units; Purchase Price.

             2.1. Purchase and Sale of Membership Units.

             (a) Effective as of the closing, Christiana shall sell, transfer, assign, convey and deliver, and C2 shall purchase and accept, 666.667 Membership Units.

             (b) CHRISTIANA MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE MEMBERSHIP UNITS OR THE ASSETS (CURRENT, FIXED, PERSONAL, REAL, TANGIBLE OR INTANGIBLE) OF TLC AND ITS SUBSIDIARIES, INCLUDING, BUT NOT LIMITED TO, CONDITION OR WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, CAPACITY, SUITABILITY, UTILITY, SALABILITY, AVAILABILITY, COLLECTIBILITY, OPERATIONS, CONDITIONS, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, IT BEING THE EXPRESS AGREEMENT OF C2, TLC AND CHRISTIANA THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, C2 WILL ACQUIRE THE MEMBERSHIP UNITS AND INTEREST IN THE ASSETS OF TLC THROUGH SUCH OWNERSHIP INTEREST IN THEIR PRESENT CONDITION AND STATE OF REPAIR, ON AN "AS IS AND WHERE IS, WITH ALL FAULTS" BASIS.

             2.2 Assumption. Effective as of the closing, as an inducement to Sub to merge with Christiana, C2 hereby unconditionally assumes and undertakes to pay, satisfy and discharge when due the Assumed Liabilities. Notwithstanding the foregoing, Christiana hereby retains and C2 will have no liability with respect to the Retained Liabilities. In addition, effective as of the Closing, as a further inducement to Sub to merge with Christiana, TLC hereby unconditionally assumes and undertakes to pay, satisfy and discharge when due the Assumed Liabilities to the extent such Assumed Liabilities relate to any of the historical businesses, operations or assets of TLC and its subsidiaries. The closing shall occur on or prior to the closing of the Merger.

             2.3. Purchase Price. The aggregate purchase price ("Purchase Price") for the 666.667 Membership Units shall be (i) $10,666,667, payable on the same date that funds are paid by EVI to the Exchange Agent (as defined in the Merger Agreement) pursuant to Section 1.8(c) of the Merger Agreement by C2 to Christiana in the form of a certified or cashier's check, or, at the option of Christiana, by wire transfer of immediately available funds to an account designated by Christiana and (ii) the assumption by C2 at the closing of the Assumed Liabilities.

             2.4 Absolute Assumption. It is the intent of the parties that the Liabilities and Environmental Liabilities assumed by C2 and TLC under this Agreement shall be without regard to the cause thereof or the negligence of any Person, whether such negligence be sole, joint or concurrent, active or passive, and whether such Liability or Environmental Liability is based on strict liability, absolute liability or arising as an obligation of contribution. C2 and TLC each hereby waives and releases for itself and on behalf of Affiliates (other than Christiana, EVI and their respective Affiliates) any claims, defenses or claims for contribution that it has or may have against Christiana, EVI or any of their respective Affiliates with respect to the Assumed Liabilities.

   3.   Representations of Christiana.

             3.1. Organization. Christiana is a corporation duly organized and validly existing under the laws of the state of Wisconsin. TLC is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware.

             3.2. Title. The 666.667 Membership Units being transferred pursuant to this Agreement without any representation or warranty of any kind, including any implied representations of the title.

   4.   Representations of C2 and TLC.

             4.1. Organization. TLC is a limited liability company duly organized and validly existing under the laws of the state of Delaware. C2 is a corporation duly organized and validly existing under the laws of the state of Wisconsin.

             4.2. Corporate Power. Each of C2 and TLC has full power, legal right and authority to enter into this Agreement, and to carry out the transactions contemplated hereby. The execution of this Agreement, and full performance hereunder, has been duly authorized by C2's Board of Directors and TLC's Members.

             4.3. Validity. This Agreement has been duly and validly executed and delivered by C2 and TLC and is the legal, valid and binding obligation of each of C2 and TLC, enforceable in accordance with its terms.

   5.   Operating Agreement; Put and Participation Rights.

             5.1 Operating Agreement. At the Closing, C2 and Christiana shall enter into the Operating Agreement.

             5.2 Put.At any time after the fifth anniversary date of the Effective Date, Christiana shall have the option (but shall not be required) to sell to C2 or TLC, at Christiana's option, and C2 and TLC, as applicable, shall be required to purchase, all (but not less than all) of Christiana's Membership Units for a price equal to $7 million. To exercise this option, Christiana shall provide notice in writing to C2 or TLC, as applicable, of such election. The closing of any purchase pursuant to this Section 5.2 shall occur within 60 days of notice to C2 or TLC, as applicable. The price required to be paid by C2 or TLC, as applicable pursuant to this Section 5.2 shall be paid in cash. The rights contained in this Section 5.2 shall expire on the date one year after the fifth anniversary of the Effective Date.

             5.3 Participation Rights.If there is a proposed merger, consolidation or share exchange involving C2 or TLC or if C2 shall propose to transfer or sell all its interest in TLC to an unrelated third party (a "Third Party") in one or more transactions, Christiana shall have the right to participate (a "Tag Along Right") in such sale with respect to the Membership Units held by it for the same equivalent consideration per equivalent unit in TLC and otherwise on the same terms as such member sells or transfers their interests in C2. If circumstances occur which give rise to the Tag Along Right, then C2 shall give written notice ("Tag Along Notice") to Christiana providing a summary of the terms of the proposed sale to the Third Party and advising Christiana of its Tag Along Right. Christiana may exercise its Tag Along Right by delivery of written notice to C2 within fifteen (15) days of its receipt of the Tag Along Right. If Christiana gives written notice indicating that it wishes to sell, it shall be obligated to sell its Membership Units upon the substantially same terms and conditions as the members of C2 are selling to the Third Party conditioned upon and contemporaneous with completion of the transaction of purchase and sale with the Third Party.

   6.   Indemnification.

             6.1  Indemnification Matters.

             (a) Indemnification. Each of C2 and TLC, jointly and severally, hereby agree to indemnify, defend and hold Christiana, EVI and their respective officers, directors, employees, agents and assigns (collectively, the "EVI Indemnified Parties") harmless from and against any and all Liabilities or Environmental Liabilities (including, without limitation, reasonable fees and expenses of attorneys, accountants, consultants and experts) that the EVI Indemnified Parties incur, are subject to a claim for, or are subject to, that are based upon, arising out of, relating to or otherwise in respect of:

                  (i) Any breach of any covenant or agreement of C2 or TLC contained in this Agreement or in any other agreement contemplated hereby;

                  (ii) The acts or omissions of Christiana or any Christiana
             Company on or before the Effective Date;

                  (iii) The acts or omissions of TLC, any Christiana Company or any of its Affiliates (other than Christiana or EVI) or the conduct of any business by them on or after the Effective Date (it being understood that this indemnification shall not apply to acts or omissions by Christiana or EVI after the Effective Date);

                  (iv) The Assumed Liabilities;

                  (v) Any and all amounts for which Christiana or EVI may be liable on account of any claims, administrative charges, self-insured retentions, deductibles, retrospective premiums or fronting provisions in insurance policies, including as the result of any uninsured period, insolvent insurance carriers or exhausted policies, arising from claims by Christiana or any Christiana Company, or the employees of any of the foregoing, or claims by insurance carriers of Christiana or any Christiana Company for indemnity arising from or out of claims by or against Christiana or any Christiana Company for acts or omissions of Christiana or any Christiana Company, or related to any current or past business of Christiana or any Christiana Company or any product or service provided by Christiana or any Christiana Company in whole or part prior to the Effective Date;

                  (vi) Any settlements or judgments in any litigation
             commenced by one or more insurance carriers against Christiana or EVI on account of claims by any Christiana Company or employees of any Christiana Company and, if filed prior to the Effective Date, by Christiana or any employee of Christiana;

                  (vii) Any Taxes (other than EVI Related Taxes) as a result of the Logistic Sale and any Taxes as a result of the Merger subsequently being determined to be a taxable transaction for foreign, federal, state or local law purposes regardless of the theory or reason for the transactions being subject to Tax;

                  (viii) The on-site or off-site handling, storage, treatment or disposal of any Waste Materials generated by Christiana or any Christiana Company on or prior to the Effective Date or any Christiana Company at any time;

                  (ix) Any COBRA Liability with respect to any employees of
             Christiana or any Christiana Company prior to the Closing;

                  (x) Any and all Environmental Conditions, known or unknown, existing on, at or underlying any of the Properties on or prior to the Effective Date;

                  (xi) Any and all Liabilities incurred by Christiana or EVI pursuant to its obligations hereunder in seeking to obtain or obtaining any consent or approval to assign and transfer any interest in TLC;

                  (xii) Any acts or omissions of Christiana or any Christiana Company relating to the ownership or operation of the business of Christiana or any Christiana Company or the Properties on or prior to the Effective Date;

                  (xiii) Any Liability relating to any claim or demand by any stockholder of Christiana or EVI with respect to the Merger, the Logistic Sale or the transactions relating thereto; and

                  (xiv) Any Liability relating to any Christiana or any Christiana Company employee benefit or welfare plans arising out of circumstances occurring on or prior to the Effective Date.

             (b) Allocation of Liability Payment Obligations. To the extent a Liability exists or a claim for indemnification is made by an EVI Indemnified Party hereunder, such Liability shall be paid and such claim shall be defended and paid as follows:

                  (i) If the Liability or claim relates primarily to the historic assets, liability operations of business TLC (excluding [describe non TLC historic subs] (the "TLC Historic Business"), TLC shall, as between C2 and TLC, be primarily responsible for the payment of such Liability and the defense and payment of such claim. If TLC does not defend or pay such claim, C2 shall be responsible for the defense and payment of such claim.

                  (ii) If the Liability or claim relates primarily to a
             matter other than the TLC Historic Business, C2 shall, as between C2 and TLC and subject to the provisions of clause (iii) below, be primarily responsible for the payment of such Liability and the defense and payment of such claim. If C2 does not defend or pay such claim, TLC shall be responsible for the defense and payment of such claim.

                  (iii) If the Liability or claim relates primarily to a matter other than the TLC Historic Business, the costs of defense and payment of the Liability shall be paid by EVI to the extent and only to the extent of the Christiana Retained Cash (as defined in the Merger Agreement); provided that once such Christiana Retained Cash is paid pursuant to the Merger Agreement, EVI shall have no obligation to pay such amounts.
             Any such payments shall be subject to EVI being provided with reasonable documentation regarding the payment obligations.

                  (iv) If TLC pays any amounts relating to an Assumed
             Liability or an indemnification claim hereunder, Christiana shall be entitled to receive a cash payment equal to one-third of any such amount paid when and if (i) TLC or all or substantially all of its assets are sold, (ii) there is a sale of Membership Units by C2 or (iii) there is a direct or indirect transfer or sale of the membership units of TLC held by C2 or of the membership units of C2. The obligation to pay such amounts shall be payable by C2.

                  (v) To secure the obligations of C2 hereunder, C2 shall pledge to Christiana all of C2's interest in TLC, including all rights to distributions in respect thereof, pursuant to a pledge agreement in such form and having such terms as Christiana may reasonably request.

                  (vi) Notwithstanding the foregoing, nothing contained in
             this Agreement shall be construed to be an assumption of any obligation or responsibility by EVI of any Assumed Liabilities and its obligations hereunder shall be personal to TLC and C2 to the extent and only to the extent EVI has agreed to fund the payment of indemnity claims by it with the Christiana Retained Cash as expressly provided herein. No third party shall be deemed to have any rights against EVI as result of this Agreement.

             (c) Absolute Indemnity. NONE OF THE EVI INDEMNIFIED PARTIES WILL BE OBLIGATED TO INSTITUTE ANY LEGAL PROCEEDINGS IN CONNECTION WITH THE COLLECTION OR PURSUIT OF ANY INSURANCE IN ORDER TO EXERCISE AN INDEMNIFICATION REMEDY UNDER THIS SECTION VI. UNLESS OTHERWISE SPECIFICALLY EXPRESSED, THIS INDEMNITY OBLIGATION SHALL APPLY WITHOUT REGARD TO WHETHER THE LIABILITY OR ENVIRONMENTAL LIABILITY WAS CAUSED BY THE ORDINARY OR GROSS NEGLIGENCE OF ANY OF THE EVI INDEMNIFIED PARTIES (WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT OR ACTIVE OR PASSIVE), OR WHETHER THE LIABILITY OR ENVIRONMENTAL LIABILITY IS BASED ON STRICT LIABILITY, ABSOLUTE LIABILITY OR ARISES AS AN OBLIGATION OF CONTRIBUTION OR INDEMNITY. EACH OF C2 AND TLC ACKNOWLEDGES THAT IT IS AWARE OF VARIOUS THEORIES KNOWN AS THE "EXPRESS NEGLIGENCE" DOCTRINE AND OTHER SIMILAR DOCTRINES AND THEORIES THAT MAY LIMIT INDEMNIFICATION AND AGREES AND STIPULATES THAT THE PROVISIONS OF THIS AGREEMENT REFLECT THE EXPRESS INTENT OF THE PARTIES THAT THE INDEMNIFICATION TO BE PROVIDED BY TLC AND C2 APPLY NOTWITHSTANDING THE FACT THAT THE LIABILITY OR ENVIRONMENTAL LIABILITY (I) MAY NOT CURRENTLY BE KNOWN BY IT OR MANIFEST ITSELF IN ANY REGARD, (II) MAY ARISE UNDER A STATUTE OR THEORY THAT MAY NOT CURRENTLY EXIST OR BE KNOWN TO TLC, (III) MAY ARISE AS A RESULT OF A NEGLIGENT ACT OR OMISSION BY ANY OF THE EVI INDEMNIFIED PARTIES (WHETHER SUCH CONDUCT BE SOLE, JOINT OR CONCURRENT OR ACTIVE OR PASSIVE) OR (IV) MAY CONSTITUTE A VIOLATION OF ANY APPLICABLE CIVIL OR CRIMINAL LAW OR REGULATION.

             6.2 Notice of Circumstance. After receipt by an EVI Indemnified Party of notice, or an EVI Indemnified Party's actual discovery, of any action, proceeding, claim, demand or potential claim which could give rise to a right to indemnification pursuant to any provision of this Agreement (any of which is individually referred to a as a "Circumstance"), the EVI Indemnified Party shall give TLC and C2 (collectively the "TLC Parties") written notice describing the Circumstances in reasonable detail; provided, however, that no delay by an EVI Indemnified Party in notifying the TLC Parties shall relieve the TLC Parties from any Liability or Environmental Liability hereunder unless (and then solely to the extent) the TLC Parties' position is actually adversely prejudiced. In the event the TLC Parties notifies the EVI Indemnified Party within 15 days after such notice that the TLC Parties is assuming the defense thereof, (i) the TLC Parties will defend the EVI Indemnified Parties against the Circumstances with counsel of its choice, provided such counsel is reasonably satisfactory to EVI, (ii) the EVI Indemnified Parties may retain separate co-counsel at its or their sole cost or expense (except that the TLC Parties will be responsible for the fees and expenses for the separate co-counsel to the extent EVI concludes reasonably that the counsel the TLC Parties has selected has a conflict of interest), (iii) the EVI Indemnified Parties will not consent to the entry of any judgment or enter into any settlement with respect to the Circumstances without the written consent of the TLC Parties, and (iv) the TLC Parties will not consent to the entry of any judgment with respect to the Circumstances, or enter into any settlement which (x) requires any payments by or continuing obligations of an EVI Indemnified Party, (y) requires an EVI Indemnified Party to admit any facts or liability that could reasonably be expected to adversely affect an EVI Indemnified Party in any other matter or (z) does not include a provision whereby the plaintiff or claimant in the matter released the EVI Indemnified Parties from all Liability with respect thereto, without the written consent of EVI. In the event the TLC Parties does not notify EVI within 15 days after EVI has given notice of the Circumstance that the TLC Parties is assuming the defense thereof, the EVI Indemnified Parties may defend against, or enter into any settlement with respect to, the Circumstance in any manner the EVI Indemnified Parties reasonably may deem appropriate, at the TLC Parties' sole cost. The foregoing provisions shall be subject to the provisions of Section 6.1(b).

             6.3 Insurance. the TLC Parties shall not be obligated to indemnify the EVI Indemnified Parties for amounts which shall have been covered and paid by insurance of the EVI Indemnified Parties, provided, however, insurance shall not include deductibles or self-insured retentions.

             6.4  Scope of Indemnification.  INDEMNIFICATION UNDER THIS
   SECTION VI SHALL BE IN ADDITION TO ANY REMEDIES CHRISTIANA, EVI OR ANY EVI INDEMNIFIED PARTY MAY HAVE AT LAW OR EQUITY. THERE SHALL BE NO TIME LIMIT AS TO C2'S OF TLC'S INDEMNIFICATION OBLIGATIONS HEREUNDER.

             6.5 Indemnity for Certain Environmental Liabilities. It is the intention of the parties that the indemnity provided herein with respect to Environmental Liabilities under CERCLA and corresponding provisions of state law is an agreement expressly not barred by 42 U.S.C. Section 9607(e)(i) and corresponding provisions of state law.

             6.6 C2 and TLC Covenants. To assure the performance of the obligations of C2 and TLC under this Agreement, C2 and TLC each hereby covenants and agrees that it will not, and will cause its subsidiaries to not, merge, convert into another entity, engage in a share or interest exchange for a majority of its units or shares, liquidate or transfer, assign or otherwise convey or allocate, directly or indirectly, in one or more transactions, whether or not related, a majority of C2's or TLC's assets (determined in good faith by a board or similar managing body's resolution prior to the transaction on a fair value and consolidated basis) to any Person unless the acquiring Person expressly assumes the obligations of C2 or TLC, as the case may be, hereunder, (ii) executes and delivers to Christiana and EVI an agreement agreeing to be bound by each and every provision of this Agreement as if it were C2 or TLC, as the case may be, and (iii) has a net worth on a pro forma basis after giving effect to the acquisition or business combination equal to or greater than that of C2 or TLC, as the case may be, on a consolidated basis.

   7.   Miscellaneous.

             7.1. Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits thereof. This Agreement may not be amended or supplemented at any time, except by an instrument in writing signed on behalf of each party hereto, provided that this Agreement may be amended only as may be permitted by the laws that govern EVI, TLC, Christiana and C2. The waiver by any party hereto of any condition or of a breach of another provision of this Agreement shall not operate or be construed as a waiver of any other condition or subsequent breach. The waiver by any party hereto of any of the conditions precedent to its obligations under this Agreement shall not preclude it from seeking redress for breach of this Agreement other than with respect to the condition so waived.

             7.2 Arbitration. Any disputes, claims or controversies connected with, arising out of, or related to, this Agreement and the rights and obligations created herein, or the breach, validity, existence or termination hereof, shall be settled by Arbitration to be conducted in accordance with the Commercial Rules of Arbitration of the American Arbitration Association, except as such Commercial Rules may be changed by this Section 7.2. The disputes, claims or controversies shall be decided by three independent arbitrators (that is, arbitrators having no substantial economic or other material relationship with the parties), one to be appointed by TLC and C2 and one to be appointed by EVI within fourteen days following the submission of the claim to the parties hereto and the third to be appointed by the two so appointed within five days. Should either party refuse or neglect to join in the timely appointment of the arbitrators, the other party shall be entitled to select both arbitrators. Should the two arbitrators fail timely to appoint a third arbitrator, either party may apply to the Chief Judge of the United States District Court for the Southern District of Texas to make such appointment. The arbitrators shall have ninety days after the selection of the third arbitrator within which to allow discovery, hear evidence and issue their decision or award and shall in good faith attempt to comply with such time limits; provided, however, if two of the three arbitrators believe additional time is necessary to reach a decision, they may notify the parties and extend the time to reach a decision in thirty day increments, but in no event to exceed an additional ninety days.
   Discovery of evidence shall be conducted expeditiously by the Parties, bearing in mind the parties desire to limit discovery and to expedite the decision or award of the arbitrators at the most reasonable cost and expense of the parties. Judgment upon an award rendered pursuant to such Arbitration may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award, and an order of enforcement, as the case may be. The place of Arbitration shall be Houston, Texas. The decision of the arbitrators, or a majority thereof, made in writing, shall be final and binding upon the parties hereto as to the questions submitted, and each party shall abide by such decision. Notwithstanding the provisions of this Section 7.2, neither party shall be prohibited from seeking injunctive relief pending the completion of any arbitration. The costs and expenses of the arbitration proceeding, including the fees of the arbitrators and all costs and expenses, including legal fees and witness fees, incurred by the prevailing party, shall be borne by the losing party.

             Solely for purposes of injunctive relief, orders in aid of arbitration and entry of the arbitrator's award:

             (a) each of the parties hereto irrevocably consents to the non-exclusive jurisdiction of, and venue in, any state court located in Harris County, Texas or any federal court sitting in the Southern District of Texas in any suit, action or proceeding seeking injunctive relief, arising out of or relating to this Agreement or any of the other agreements contemplated hereby and any other court in which a matter that may result in a claim for indemnification hereunder by an EVI Indemnified Party may be brought with respect to any claim for indemnification by an EVI Indemnified Party;

             (b) each of the parties hereto waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding seeking injunctive relief, orders in aid of arbitration or entry of an arbitration arising out of or relating to this Agreement or any of the other agreements contemplated hereby brought in any state court located in Harris County, Texas or any federal court sitting in the Southern District of Texas or any other court in which a matter that may result in a claim for indemnification hereunder by an EVI Indemnified Party may be brought with respect to any claim for indemnification by an EVI Indemnified Party, and further irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum; and

             (c) each of the parties hereto irrevocably designates, appoints and empowers CT Corporation System, Inc. and any successor thereto as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents which may be served in any suit, action or proceeding arising out of or relating to this Agreement or any of the other agreements contemplated hereby.

             7.3. Assignment. This Agreement shall inure to the benefit of and will be binding upon the parties hereto and their respective legal representatives, successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than TLC, C2, Christiana, EVI, and the EVI Indemnified Parties any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

             7.4. Notices. All notices, requests, demands, claims and other communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered in Person or by courier, (ii) sent by telecopy or facsimile transmission, answer back requested, or (iii) mailed, certified first class mail, postage prepaid, return receipt requested, to the parties hereto at the following addresses:

             if to EVI:

             EVI, Inc.
             5 Post Oak Park, Suite 1760
             Houston, Texas 77027
             Attn: Bernard J. Duroc-Danner
             Facsimile: (713) 297-8488

             with a copy to:

             Fulbright & Jaworski, L.L.P.
             1301 McKinney, Suite 5100
             Houston, Texas 77010-3095
             Attn: Curtis W. Huff
             Facsimile: (713) 651-5246

             if to TLC:

             Total Logistic Control, LLC
             Suite 1200
             700 N. Water Street
             Milwaukee, Wisconsin 53202
             Attn:  William T. Donovan
             Facsimile:  (414) 291-9061

             with a copy to:

             Foley & Lardner
             777 East Wisconsin Avenue
             Milwaukee, Wisconsin 53202
             Attn: Joseph B. Tyson, Jr.
             Facsimile:  (414) 297-4900

             if to Christiana:

             5 Post Oak Park, Suite 1760
             Houston, Texas  77027
             Attn: James G. Kiley
             Facsimile:  (713) 297-8488

             with a copy to:

             Fulbright & Jaworski, L.L.P.
             1301 McKinney, Suite 5100
             Houston, Texas 77010-3095
             Attn: Curtis W. Huff
             Facsimile: (713) 651-5246

             if to C2:

             Suite 1200
             700 N. Water Street
             Milwaukee, Wisconsin 53202
             Attn:  William T. Donovan
             Facsimile:  (414) 291-9061

             with a copy to:

             Foley & Lardner
             777 East Wisconsin Avenue
             Milwaukee, Wisconsin 53202
             Attn: Joseph B. Tyson, Jr.
             Facsimile: (414) 297-4900

   or to such other address as any party shall have furnished to the other by notice given in accordance with this Section 7.4. Such notices shall be effective, (i) if delivered in Person or by courier, upon actual receipt by the intended recipient, (ii) if sent by telecopy or facsimile transmission, when the answer back is received, or (iii) if mailed, upon the earlier of five days after deposit in the mail and the date of delivery as shown by the return receipt therefor.

             7.5. Governing Law. All questions arising out of this Agreement and the rights and obligations created herein, or its validity, existence, interpretation, performance or breach shall by governed by the laws of the State of Texas without regard to conflict of laws principles.

             7.6. Severability. If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable law.

             7.7. Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

             7.8. Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

             7.9. Entire Agreement. This Agreement constitutes the entire agreement and supersedes all other prior agreements and understandings, both oral and written, among the parties or any of them, with respect to the subject matter hereof.

             IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                      EVI, INC.
                                      ("EVI")


                                      By:   /s/
                                      Title:



                                      TOTAL LOGISTIC CONTROL, LLC
                                      ("TLC")



                                      By:   /s/
                                      Title:



                                      CHRISTIANA COMPANIES, INC.
                                      ("Christiana")


                                      By:   /s/
                                      Title:



                                      C2, INC.
                                      ("C2")


                                      By:   /s/
                                      Title:

                                                                      ANNEX B






                           TOTAL LOGISTIC CONTROL, LLC



                           FIRST AMENDED AND RESTATED

                               OPERATING AGREEMENT





                               ____________, 1997

                                TABLE OF CONTENTS

                                                                         Page

   1.   FORMATION
        1.1  Definitions . . . . . . . . . . . . . . . . . . . . . . . .    1
        1.2  Formation; Name . . . . . . . . . . . . . . . . . . . . . .    1
        1.3  Purposes  . . . . . . . . . . . . . . . . . . . . . . . . .    1
        1.4  Registered and Principal Offices  . . . . . . . . . . . . .    2
        1.5  Term  . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
        1.6  Foreign Qualification . . . . . . . . . . . . . . . . . . .    2
        1.7  No State Law Partnership  . . . . . . . . . . . . . . . . .    2
        1.8  Partnership Classification  . . . . . . . . . . . . . . . .    2

   2.   MEMBERS
        2.1  Members . . . . . . . . . . . . . . . . . . . . . . . . . .    2
        2.2  Admission of Additional Members . . . . . . . . . . . . . .    2

   3.   CAPITAL CONTRIBUTIONS
        3.1  Capital Contributions by Members  . . . . . . . . . . . . .    3
        3.2  Purchase of Units by C2, Inc. . . . . . . . . . . . . . . .    3
        3.3  Loans to the Company  . . . . . . . . . . . . . . . . . . .    3
        3.4  Withdrawal and Return of Contributions  . . . . . . . . . .    3
        3.5  Interest on Contributions . . . . . . . . . . . . . . . . .    3
        3.6  Limitation on Member's Deficit Make-up  . . . . . . . . . .    3
        3.7  Capital Accounts  . . . . . . . . . . . . . . . . . . . . .    3
        3.8  Units . . . . . . . . . . . . . . . . . . . . . . . . . . .    4

   4.   ALLOCATIONS
        4.1  Profits and Losses  . . . . . . . . . . . . . . . . . . . .    4
        4.2  Tax Allocations . . . . . . . . . . . . . . . . . . . . . .    4
        4.3  Construction  . . . . . . . . . . . . . . . . . . . . . . .    5

   5.   DISTRIBUTIONS
        5.1  Current Tax Distributions . . . . . . . . . . . . . . . . .    5
        5.2  Other Distributions . . . . . . . . . . . . . . . . . . . .    5
        5.3  Amounts Withheld  . . . . . . . . . . . . . . . . . . . . .    5
        5.4  Distribution Restrictions . . . . . . . . . . . . . . . . .    6

   6.   MANAGEMENT
        6.1  Voting and Decisions  . . . . . . . . . . . . . . . . . . .    6
        6.2  Restriction on Transactions . . . . . . . . . . . . . . . .    6
        6.3  Regular Meetings  . . . . . . . . . . . . . . . . . . . . .    7
        6.4  Special Meetings  . . . . . . . . . . . . . . . . . . . . .    7
        6.5  Quorum  . . . . . . . . . . . . . . . . . . . . . . . . . .    7
        6.6  Notice  . . . . . . . . . . . . . . . . . . . . . . . . . .    7
        6.7  Manner of Acting  . . . . . . . . . . . . . . . . . . . . .    8
        6.8  Vacancies . . . . . . . . . . . . . . . . . . . . . . . . .    8
        6.9  Presumption of Assent . . . . . . . . . . . . . . . . . . .    8
        6.10 Resignation of Manager  . . . . . . . . . . . . . . . . . .    8
        6.11 Action Without Meeting  . . . . . . . . . . . . . . . . . .    8
        6.12 Telephonic Meetings . . . . . . . . . . . . . . . . . . . .    8
        6.13 Reliance by Third Parties . . . . . . . . . . . . . . . . .    9
        6.14 Filing of Documents . . . . . . . . . . . . . . . . . . . .    9
        6.15 Limitation on Liability; Indemnification  . . . . . . . . .    9
        6.16 Delegation to Members or Representatives of Members . . . .    9
        6.17 Time Devoted to Business  . . . . . . . . . . . . . . . . .   11
        6.18 Compensation of Members and Officers  . . . . . . . . . . .   11

   7.   ASSIGNMENT, TRANSFER AND REPURCHASE OF MEMBER'S UNITS AND
        DISASSOCIATION
        7.1  Assignment and Transfer . . . . . . . . . . . . . . . . . .   11
        7.2  Disassociation  . . . . . . . . . . . . . . . . . . . . . .   13
        7.3  Restraining Order . . . . . . . . . . . . . . . . . . . . .   13

   8.   DISSOLUTION AND WINDING UP
        8.1  Dissolution . . . . . . . . . . . . . . . . . . . . . . . .   13
        8.2  Winding Up and Liquidation  . . . . . . . . . . . . . . . .   14
        8.3  Compliance With Timing Requirements of Regulations  . . . .   14

   9.   BOOKS, REPORTS, ACCOUNTING, AND TAX ELECTIONS
        9.1  Books and Records . . . . . . . . . . . . . . . . . . . . .   14
        9.2  Fiscal Year and Method of Accounting  . . . . . . . . . . .   15
        9.3  Reports and Statements  . . . . . . . . . . . . . . . . . .   15
        9.4  Tax Elections . . . . . . . . . . . . . . . . . . . . . . .   15
        9.5  Tax Matters Partner . . . . . . . . . . . . . . . . . . . .   15

   10.  MISCELLANEOUS
        10.1 Amendments  . . . . . . . . . . . . . . . . . . . . . . . .   16
        10.2 Bank Accounts . . . . . . . . . . . . . . . . . . . . . . .   16
        10.3 Binding Effect  . . . . . . . . . . . . . . . . . . . . . .   16
        10.4 Rules of Construction . . . . . . . . . . . . . . . . . . .   16
        10.5 Choice of Law and Severability  . . . . . . . . . . . . . .   16
        10.6 Counterparts  . . . . . . . . . . . . . . . . . . . . . . .   16
        10.7 Entire Agreement  . . . . . . . . . . . . . . . . . . . . .   16
        10.8 Last Day for Performance Other Than a Business Day  . . . .   16
        10.9 Notices . . . . . . . . . . . . . . . . . . . . . . . . . .   17
        10.10     Title to Property; No Partition  . . . . . . . . . . .   17

   11.  GLOSSARY . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17

                           TOTAL LOGISTIC CONTROL, LLC

                           FIRST AMENDED AND RESTATED
                               OPERATING AGREEMENT

             THIS FIRST AMENDED AND RESTATED OPERATING AGREEMENT (this "Operating Agreement") is effective as of the [____] day of _________, 1997, between CHRISTIANA COMPANIES, INC., a Wisconsin corporation, and C2, INC., a Wisconsin corporation (individually, "Member", and collectively, the "Members").


                              W I T N E S S E T H :

             WHEREAS, Christiana Companies, Inc. has formed a limited liability company known as Total Logistic Control, LLC (the "Company"), by causing the filing of a Certificate of Organization (the "Certificate") pursuant to the Act;

             WHEREAS, C2, Inc. desires to acquire an interest in the Company and Christiana Companies, Inc. desires to sell a portion of its interest to C2, Inc. pursuant to the terms and conditions of that certain Purchase Agreement by and among EVI, Inc., a Delaware corporation, Christiana Acquisition Co., a Wisconsin corporation, Christiana Companies, Inc., a Wisconsin corporation, and C2, Inc., a Wisconsin corporation, dated _______________, 1997 (the "Purchase Agreement").

             WHEREAS, the parties hereto desire to set forth in full all of the terms and conditions of their agreements and understandings in this Operating Agreement;

             NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, hereby agree as follows:

   1.   FORMATION

        1.1 Definitions. Capitalized terms used in this Operating Agreement shall have the meanings set forth in the text of this Operating Agreement in the Glossary contained in Article XI.

        1.2 Formation; Name. Christiana Companies, Inc. formed the Company as a limited liability company pursuant to the Act by causing, on June 13, 1997, the Certificate to be filed with the Delaware Secretary of State, which shall constitute notice that the Company is a limited liability company. The Company's name shall be Total Logistic Control, LLC.

        1.3 Purposes. The purposes of the Company shall be to engage in any and all general business activities permissible under the Act.

        1.4 Registered and Principal Offices. The registered office of the Company shall initially be located at 1209 Orange Street, Wilmington (County of New Castle), Delaware, 19801. The registered agent of the Company shall be the Corporation Trust Company, whose address is the same as that of the registered office. The principal office of the Company shall be located at 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202. The Board of Managers may establish additional offices or may relocate the principal or registered offices.

        1.5 Term. The Company's term officially began on June 13, 1997, and shall continue until terminated by operation of law or by some provision of this Operating Agreement.

        1.6 Foreign Qualification. Prior to the Company's conducting business in any jurisdiction other than Delaware, the Board of Managers shall cause the Company to comply, to the extent procedures are available and those matters are reasonably within the control of the Board of Managers, with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction. Each Member shall execute, acknowledge, swear to, and deliver all certificates and other instruments conforming with this Operating Agreement that are necessary or appropriate to qualify, continue, and terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

        1.7 No State Law Partnership. The Members intend that the Company be operated in a manner consistent with its treatment as a partnership for federal and state income tax purposes and not be operated or treated as a "partnership" (including, without limitation, a limited partnership or joint venture) for any other purpose, including, but not limited to,
   Section 303 of the Federal Bankruptcy Code, and this Operating Agreement shall not be construed to suggest otherwise. No Member shall take any action inconsistent with the express intent of the parties hereto as set forth herein.

        1.8 Partnership Classification. The Members hereby agree that the Company shall not be operated or treated as an "association" taxed as a corporation under the Code and that no election shall be made under the Treasury Regulations by the Members, the Members or any officer to treat the Company as an "association" taxable as a corporation without the prior unanimous written consent of the Members.

   2.   MEMBERS

        2.1 Members. The names and business addresses of the Members of the Company are set forth on Exhibit A hereto.

        2.2 Admission of Additional Members. Additional members may be admitted to the Company only with Member Approval.

   3.   CAPITAL CONTRIBUTIONS

        3.1  Capital Contributions by Members.

             (i) Initial Capital Contributions. The initial capital contribution made by Christiana Companies, Inc. to the Company in exchange for its 100% percentage interest in the Company is set forth on Exhibit C to this Operating Agreement of Total Logistic Control, LLC dated June 13, 1997. Christiana Companies, Inc.'s 100% percentage interest is hereby restated as 1,000 Units in the Company.

             (ii) Additional Capital Contributions. No additional capital contributions to the Company shall be required. Additional capital contributions to the Company may be made with Manager Approval. No additional Units in the Company may be issued without prior Member Approval.

        3.2 Purchase of Units by C2, Inc. Pursuant to the terms and conditions of the Purchase Agreement, C2, Inc. purchased 666.667 of the Units in the Company held by Christiana Companies, Inc. Immediately following such purchase, each Member holds the number of Units in the Company set forth on Exhibit A hereto.

        3.3 Loans to the Company. Except as set forth in this Operating Agreement, no Member shall make a loan to the Company without Manager Approval.

        3.4 Withdrawal and Return of Contributions. No Member shall be entitled to withdraw or to the return of its capital contributions. No Member shall have the right to demand and receive property other than cash in return for its contributions, except that upon dissolution, the Members shall be entitled to share in the distribution of the remaining assets of the Company in accordance with Article VIII of this Operating Agreement.

        3.5 Interest on Contributions. Capital contributions to the Company shall not earn interest.

        3.6 Limitation on Member's Deficit Make-up. The Members shall have no obligation to restore any deficit in their Capital Accounts.

        3.7  Capital Accounts.

             (i) Maintenance of Capital Accounts. A separate Capital Account shall be maintained and adjusted for each Member on the books and records of the Company in accordance with the Code and the Treasury Regulations. The initial balance of each Member's Capital Account shall be the amount of its initial contribution to the Company.

                  (a) Transfers. In the event any interest in the Company is transferred in accordance with the terms of this Operating Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

                  (b) Revaluation. In the event the Values of Company assets are adjusted pursuant to the definition of the term "Value" in
   Article XI hereof, the Capital Accounts of all Members shall be adjusted simultaneously to reflect the aggregate net adjustment as if the Company recognized gain or loss equal to the amount of such aggregate net adjustment, and such adjustment shall be allocated to the Members in accordance with Article IV hereof.

                  (c) Interpretation. The manner in which Capital Accounts are to be maintained pursuant to this Section 3.07 is intended to and shall be construed so as to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

        3.8 Units. The membership interests in the Company shall be divided into Units. Except as set forth herein, each Unit shall have identical preferences, limitations, and other relative rights.

   4.   ALLOCATIONS

        4.1  Profits and Losses.  Except as otherwise provided in
   Section 4.02 hereof, Profits and Losses shall be allocated among the Members in proportion to the number of Units held by such Members.

        4.2  Tax Allocations.

             (i) Capital Contributions. In accordance with section 704(c) of the Code and the Treasury Regulations under that section, income, gain, loss, and deduction with respect to any capital contribution shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of the capital contribution for federal income tax purposes and its initial Value.

             (ii) Adjustment of Value. If the Value of any Company asset is adjusted, subsequent allocations of income, gain, loss, and deduction with respect to the asset shall take account of any variation between the asset's adjusted basis for federal income tax purposes and its Value as so adjusted in the same manner as under section 704(c) of the Code and the Treasury Regulations under that section.

             (iii) Elections. Any elections or other decisions relating to the allocations shall be made by the Board of Managers in any manner that reasonably reflects the purpose and intent of this Operating Agreement. Allocations pursuant to this Section 4.02 are solely for purposes of national, state and local taxes and shall not affect, or in any way be taken into account in computing, any Capital Account or share of Profits and Losses, other items, or Distributions pursuant to any provision of this Operating Agreement.

             (iv) Determination of Allocable Amounts. For purposes of determining the Profits and Losses, or any other items of income, gain, loss, or deduction allocable to any fiscal period, Profits and Losses, and any other such items shall be determined on a daily, monthly, or other basis, as determined by the Board of Managers using any permissible method under section 706 of the Code and the Treasury Regulations under that section.

             (v) Income Tax Consequences. The Members are aware of the income tax consequences of the allocations made by this Article IV and agree to be bound by the provisions of this Article IV in reporting their shares of income, gain, loss, and deductions for income tax purposes.

        4.3 Construction. The provisions of this Article IV (and other related provisions in this Operating Agreement) pertaining to the allocation of items of Company income, gain, loss, deductions, and credits shall be interpreted consistently with the Treasury Regulations, and to the extent unintentionally inconsistent with such Treasury Regulations, shall be deemed to be modified to the extent necessary to make such provisions consistent with the Treasury Regulations.

   5.   DISTRIBUTIONS

        5.1 Current Tax Distributions. To the extent permitted by law and consistent with the Company's obligations to its creditors, the Company shall make distributions ("Tax Distributions") in accordance with this
   Section 5.01 on or before April 15, June 15, September 15 and December 15 of each year. The aggregate amount of the Tax Distribution made with respect to a given date shall be the product of (1) the Company's estimated federal taxable income (computed without taking into account any asset change in value due to the Agreement among EVI, Inc., Total Logistic Control, LLC, Christiana and C2, Inc. dated _____, 1997) for the calendar quarter that includes such date, multiplied by (2) the sum of (i) the highest corporate federal income tax rate as stated in the Internal Revenue Code, plus (ii) the highest corporate Wisconsin income tax rate as stated in Wisconsin law, minus (iii) the product of (i) and (ii). The aggregate amount of each Tax Distribution shall be distributed to the Members in proportion to the number of Units held by such Members.

        5.2 Other Distributions. At such times and in such form as may be determined by Member Approval, distributions (in addition to the distributions described in Sections 5.01 and 5.03) shall be made to the Members in proportion to the number of Units held by each such Member.

        5.3 Amounts Withheld. All amounts withheld pursuant to the Code or any provision of any state or local tax law with respect to any payment or distribution to the Members shall be treated as amounts distributed to the Members pursuant to this Article V for all purposes under this Operating Agreement.

        5.4 Distribution Restrictions. The Company shall make no distribution if, and to the extent, that after such distribution, the Company would not be able to pay its debts as they become due in the usual course of business, or the fair value of the Company's total assets would be less than the sum of its total liabilities.

   6.   MANAGEMENT

        6.1  Voting and Decisions.  Subject to the provisions of
   Section 6.02, the management of the Company shall be vested in a Board of Managers. The initial Board of Managers shall consist of ____ (__) Managers. Each Manager shall be elected by the vote or written consent of the Members owning at least a majority of the Units in the Company provided, however, that Christiana Companies, Inc. and C2, Inc. shall at all times each be entitled to elect, without the consent of any other Member, a number of Managers that is proportionate to the number of Units in the Company held by Christiana Companies, Inc. and C2, Inc., respectively.

        6.2 Restriction on Transactions. The following actions shall require Member Approval:

             (i) The authorization or issuance of additional Units except for the issuance of up to 101 Units to Company management for management incentive options with five year cliff vesting;

             (ii) The authorization or payment of any distribution with respect to Units, except for payment of any distribution that is necessary for C2, Inc. to fulfill its obligation with respect to Section 5.2 of the agreement among EVI, Inc., Total Logistic Control, LLC, Christiana and C2, Inc. dated ______, 1997;

             (iii) The direct or indirect purchase or acquisition by the Company or any Subsidiary of the Company of Units;

             (iv) The approval of any merger, consolidation or other similar transaction involving the Company or any subsidiary of the Company or sale of all or substantially all of the operating assets of the Company or any subsidiary of the Company in one or more transactions;

             (v) The creation of any new direct or indirect Subsidiary of the Company;

             (vi) The making of any tax election;

             (vii) The liquidation or dissolution of the Company or any Subsidiary of the Company;

             (viii) Any transaction between the Company or any Subsidiary of the Company and any affiliate of a Member (other than a transaction between the Company and a Subsidiary of the Company);

             (ix) The payment of any compensation to any Member or any affiliate of a Member or the entering into any employee benefit plan or compensatory arrangement with or for the benefit of any Member or affiliate of any Member except as permitted under Section 6.18;

             (x) Any amendment to this Operating Agreement or the Certificate; and

             (xi) Any other matter for which Member Approval is required under the Act.

        6.3 Regular Meetings. A regular meeting of the Managers shall be held without other notice other than this Operating Agreement [insert time and place]. The Board of Managers may provide, by resolution, the time and place, either within or without the State of Delaware, for the holding of additional regular meetings without other notice than such resolution. An annual meeting of Members shall be held without notice other than this Operating Agreement [insert time and place].

        6.4 Special Meetings. Special meetings of the Board of Managers or Members may be called at the request of any two Managers or any Member. The person or persons authorized to call special meetings of the Board of Managers may fix any place, either within our without the State of Delaware, as the place for holding any special meeting of the Board of Managers called by them.

        6.5  Quorum.

             (i) Managers. A majority of the number of Managers shall constitute a quorum for the transaction of business at any meeting of the Board of Managers, but if less than such majority is present at a meeting, a majority of the Board of Managers or Members present may adjourn the meeting from time to time without further notice.

             (ii) Members. All Members shall be required to be present to constitute a quorum for the transaction of business of a meeting of the Members. A Member may not unreasonably fail to attend a meeting of Members where such failure would cause irreparable damage to the Company, its business or its assets.

        6.6 Notice. Notice of any special meeting shall be given at least five business days prior thereto by written notice delivered personally or mailed to each Manager at his business address, or by telegram; provided, however, telephonic meetings may be called on only two business days' notice. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail, so addressed, with postage thereon prepaid. If notice is given by telegram, such notice shall be deemed to be delivered when the telegram is delivered to the telegraph company. Any Manager or Member may waive notice of any meeting. The attendance of a Manager or Member at a meeting shall constitute a waiver of notice of such meeting, except where a Manager or Member attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Managers need be specified in the notice or waiver of notice of such meeting.

        6.7 Manner of Acting. The act of the majority of the Managers present at a meeting at which a quorum is present shall be the act of the Board of Managers ("Manager Approval").

        6.8 Vacancies. Subject to the provisions of Section 6.01 hereof, any vacancy occurring in the Board of Managers shall be filled by the affirmative vote of a majority of the remaining Managers through less than a quorum of the Board of Managers. A Manager elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office.

        6.9 Presumption of Assent. A Manager of the Company who is present at a meeting of the Board of Managers at which action on any corporate matter is taken shall be presumed to have assented to the action taken unless such Manager's dissent shall be entered into the minutes of the meeting or unless such Manager shall file his or her written dissent to such action with the person acting as the secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to the secretary of the Company immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Manager who voted in favor of such action.

        6.10 Resignation of Manager. A Manager may resign from his or her position as a Manager at any time by notice to the Board of Managers. Such resignation shall become effective as set forth in such notice.

        6.11 Action Without Meeting. Any action required or permitted by this Operating Agreement or by law to be taken at a meeting of the Board of Managers or by the Members may be taken without a meeting if a written consent or consents, describing the action so taken, is signed by all of the Managers or Members, respectively, entitled to vote with respect to the subject matter thereof and delivered to the Company for inclusion in the Company's records.

        6.12 Telephonic Meetings. Except as herein provided and notwithstanding any place set forth in the notice of the meeting or this Operating Agreement, Members, Board of Managers and any committees thereof may participate in regular or special meetings by, or through the use of, any means of communication by which (a) all participants may simultaneously hear each other, such as by conference telephone, or (b) all communication is immediately transmitted to each participant, and each participant can immediately send messages to all other participants. If a meeting is conducted by such means, then at the commencement of such meeting, the presiding person shall inform the participating Managers and Members that a meeting is taking place at which official business may be transacted. Any participants in a meeting by such means shall be deemed present in person at such meeting. Notwithstanding the foregoing, no action may be taken at any meeting held by such means on any particular matter, which the presiding person determines, in his or her sole discretion, to be inappropriate under the circumstances for action at a meeting held by such means. Such determination shall be made and announced in advance of such meeting.

        6.13 Reliance by Third Parties. Any person dealing with the Company, other than a Member, may rely on the authority of the Board of Managers and any officer of the Company in taking any action that is in the name of the Company without inquiry into the provisions of this Operating Agreement or compliance therewith. Every instrument purporting to be the action of the Company and executed by the Board of Managers or any officer of the Company shall be conclusive evidence in favor of any person relying thereon or claiming thereunder that, at the time of delivery thereof, this Operating Agreement was in full force and effect and that the execution and delivery of that instrument is duly authorized by the Company.

        6.14 Filing of Documents. The Board of Managers shall file or cause to be filed all certificates or documents as may be determined by the Board of Managers to be necessary or appropriate for the formation, continuation, qualification, and operation of a limited liability company in the State of Delaware and any other state in which the Company may elect to do business. To the extent that the Board of Managers determines the action to be necessary or appropriate, the Board of Managers shall do all things to maintain the Company as a limited liability company under the laws of the State of Delaware and any other state in which the Company may elect to do business.

        6.15 Limitation on Liability; Indemnification. No Manager, Member or officer of the Company shall be liable, responsible, or accountable in damages or otherwise to the Members or the Company for any act or omission in connection with the business of the Company if the officer acted (i) in good faith and in a manner he or she reasonably believed to be within the scope of the authority granted to him or her by this Operating Agreement and (ii) in the best interests, or not opposed to the best interests, of the Company; provided that the Manager or officer shall not be relieved from liability for any claim, issue or matter as to which the officer shall have been finally adjudicated to have committed fraud or willful misconduct. Subject to this limitation in the case of such adjudication of liability, the Company shall indemnify the Managers, to the fullest extent permitted under the Act, against any losses, judgements, liabilities, and expenses (including, without limitation, reasonable attorney's fees) incurred by reason of any act or omission in connection with the business of the Company.

        6.16 Delegation to Members or Representatives of Members. The Board of Managers may, from time to time, fill the offices of president, vice president, secretary and treasurer. The Board of Managers may appoint such other officers and assistant officers as they deem necessary. Unless the Board of Managers decide otherwise, if the title is one commonly used for officers of a business corporation, the assignment of such title shall constitute the delegation of the authority and duties that are normally associated with that office, as set forth below, subject to any specific delegation of authority and duties made pursuant to the first sentence of this Section 6.16. Any number of titles may be held by the same person. Any delegation pursuant to this Section 6.16 may be revoked at any time by the Board of Managers. Any person so delegated under this Section 6.16 shall not be considered a "manager" as defined in Section 18.101(10) of the Act.

             (i) President. The President shall be the principal executive officer of the Company and, subject to the direction of the Board of Managers, shall in general supervise and control the day-to-day operations of the Company. The President shall preside at all meetings of the Board of Managers. He or she shall have authority, subject to the terms of this Operating Agreement and such rules as may be prescribed by the Board of Managers, to appoint such agents and employees of the Company as he or she shall deem necessary, to prescribe their powers, duties and compensation, and to delegate authority to them. Such agents and employees shall hold office at the discretion of the President. He or she shall have authority to sign, execute, and acknowledge, on behalf of the Company, all deeds, mortgages, bonds, stock certificates, contracts, leases, reports, and all other documents or instruments necessary or proper to be executed in the course of the Company's regular business, or which shall be authorized by resolution of the Board of Managers or Members; and except as otherwise provided by the Board of Managers, he or she may authorize any Vice President or other officer or agent of the Corporation to sign, execute, and acknowledge such documents or instruments in his or her place and stead. In general, he or she shall perform all duties incident to the office of the President and such other duties as may be prescribed by the Board of Managers from time to time.

             (ii) The Vice President. In the absence of the President or in the event of the President's death, inability or refusal to act, or in the event for any reason it shall be impracticable for the President to act personally, the Vice President (or in the event there be more than one vice President, the Vice Presidents in the order designated by the Board of Managers, or in the absence of any designation, then in the order of their election or appointment) shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. Any Vice President shall perform such other duties and have such authority as from time to time may be delegated or assigned to him or her by the President or by the Board of Managers. The execution of any instrument of the Company by any Vice President shall be conclusive evidence, as to third parties, of his or her authority to act in the stead of the President.

             (iii) The Secretary. The Secretary shall (i) keep minutes of the meetings of the Members and the Board of Managers (and of committees thereof) in one or more books provided for that purpose (including records of actions taken by the Members and the Board of Managers); (ii) see that all notices are duly given in accordance with the provisions of this Operating Agreement or as required by the Act; (iii) be custodian of the corporate records; (iv) maintain a record of the Members of the Company, in a form that conforms to the requirements of the Act; and (v) in general perform all duties incidental to the office of Secretary and have such other duties and exercise such other authority as from time to time may be delegated or assigned by the President.

             (iv) The Treasurer. The Treasurer shall (i) have charge and custody of and be responsible for all funds and securities of the Company;
   (ii) maintain appropriate accounting records; (iii) receive and give receipt for monies due and payable to the Company from any source whatsoever, and deposit all such monies in the name of the Company in such banks, trust companies, or other depositories as shall be selected in accordance with the provisions of this Operating Agreement; and (iv) in general perform all of the duties incident to the office of Treasurer and have such other duties and exercise such other authority as from time to time may be delegated or assigned by the President.

        6.17 Time Devoted to Business. The Members and the Managers shall not be required to devote their full time and efforts to the Company, but only so much of their time and efforts as is reasonably necessary to perform their duties and responsibilities to the Company.

        6.18 Compensation of Members and Officers. The Board of Managers may authorize the Company to pay the officers (other than those affiliated with Lubar & Co., Incorporated) any reasonable fees or other compensation for their services. Lubar & Co., Incorporated shall be paid an annual management fee of $250,000.

   7.   ASSIGNMENT, TRANSFER AND REPURCHASE OF MEMBER'S UNITS AND
        DISASSOCIATION

        7.1  Assignment and Transfer.

             (i) General Restrictions on Transfers. Except as otherwise provided herein, a Member may not Transfer any Unit without the prior written consent of the Board of Managers. Any Transfer, attempted Transfer, or purported Transfer in violation of this Operating Agreement's terms and conditions shall be null and void. Notwithstanding the foregoing, C2, Inc. may pledge and assign its interest to Christiana and Christiana may effect a Transfer of C2, Inc.'s Units pursuant to any action taken with respect to any security interest granted to it by C2, Inc. Christiana may also transfer its Units without consent of the Board of Managers if the transferee is an affiliate of Christiana or C2, Inc. and such party agrees in writing to be bound by the provisions of this Operating Agreement. At any time after the [fifth] anniversary of the date of this Operating Agreement, Christiana may transfer any or all of its Units in the Company to any person without the prior consent of the Board of Managers, provided, however, that in order to effect any such Transfer, Christiana must provide C2, Inc. with a copy of the terms of the proposed transfer (the "Transfer Notice"). C2, Inc. shall have a right of first refusal to purchase such Units for the same price and on the same terms set forth in the Transfer Notice. Such right shall be exercised by C2, Inc. sending an appropriate notice to Christiana within 60 days after receipt of the Transfer Notice. The closing shall then be held 30 days after C2, Inc. sends its notice to Christiana.

             (ii) Involuntary Transfer.

                  (a) Notice of Involuntary Transfer. In the event of an Involuntary Transfer of a Unit, the Transferor or the Involuntary Transferee shall immediately deliver a Notice of Involuntary Transfer to the Company. During the 90-day period beginning on the earlier of (i) the date of receipt by the Company of the Notice of Involuntary Transfer or
   (ii) the date that the Company provides a notice to the Involuntary Transferee and the Members that the Company is aware of the Involuntary Transfer, the Company shall have the option to purchase the Units that are subject to the Involuntary Transfer. The purchase price shall be an amount equal to the book value attributable to those Units, as determined by the Company's accountants, calculated as of the last day of the calendar quarter immediately preceding the date of the Involuntary Transfer. The purchase price shall be payable pursuant to the terms of payment set forth in the applicable provisions of Section 7.01(e) below. Notwithstanding the foregoing, in the case of a Member that is an entity, the option described above in this Section 7.01(b) shall not apply with respect to an Involuntary Transfer of Units resulting from a merger of such Member into another entity if the proportionate interest owned by each person who owns, directly or indirectly, an ownership interest in such other entity immediately after the merger is substantially the same as the proportionate interest owned, directly or indirectly, by such person in the Member immediately before the merger.

                  (b) Acceptance of Offer. The Company shall exercise any such option by delivering a written notice to the Transferor (if the Transferor is still in existence) and the Involuntary Transferee within such 90-day period, which notice shall specify a closing date, occurring within 30 days after the end of such 90-day period, for the purchase by the Company.

                  (c) Status of Involuntary Transferee. Regardless of whether the Company exercises such option or closes such purchase, the Involuntary Transferee shall not be considered to be a Member, for any period of time, as a result of the Involuntary Transfer (and the rights of the Involuntary Transferee shall be as described in Section 7.01(c)), unless all the Nontransferring Members have delivered (within such 90-day period) their written consent, which consent may be withheld in the sole and absolute discretion of the Nontransferring Members, to treating the Involuntary Transferee as a Member.

             (iii) Effect of Transfers. Until an Involuntary Transferee is considered a Member, if ever, pursuant to the applicable provisions of this Article VII, the Units transferred to an Involuntary Transferee shall be considered in all respects as Units held by the Transferor for purposes of this Operating Agreement except for those provisions relating to the economic rights associated with such Units, the nonmanagement provisions of which will apply to the Involuntary Transferee as though the Involuntary Transferee held the Units. Except as otherwise provided in this Operating Agreement, any actions that a Member takes or would be entitled to take with respect to Units, including, without limitation, votes, consents, offers, sales, purchases, options, or other deeds taken pursuant to this Operating Agreement, shall be taken by the Member for its Involuntary Transferees with respect to the Units held by those Involuntary Transferees. This Section 7.01(c) shall constitute an irrevocable and absolute proxy and power of attorney granted by each Involuntary Transferee to its Transferor to (1) take such actions on behalf of the Involuntary Transferee without any further deed than the taking of the action by the Member, and (2) sign any document or instrument evidencing such action for or on behalf of the Involuntary Transferee relating to the Units held by the Involuntary Transferee.

             (iv) Time and Place of Closing. Except as otherwise agreed by the Company, the closing of any Involuntary Transfer (or purchase by the Company) pursuant to this Article VII shall occur at the Company's principal office on such day as the Company shall select pursuant to the provisions of this Article VII. The Company shall notify the Transferor and the Involuntary Transferee in writing of the exact date and time of closing at least 10 days before the closing date.

             (v) Transfer and Payment of Purchase Price. At the closing, the Transferor shall deliver the Units that are subject to the Involuntary Transfer (or purchase or redemption by the Company) free and clear of any liens, security interests, encumbrances, charges, or other restrictions (other than those created pursuant to this Operating Agreement), together with all such instruments or documents of conveyance as shall be reasonably required. If not otherwise provided pursuant to this
   Section 7.01 and the Notice of Involuntary Transfer, or otherwise agreed, the price for any Units to be purchased or redeemed by the Company shall be paid by certified or bank cashier's check.

        7.2 Disassociation. A person ceases to be a Member of the Company upon the occurrence of, and at the time of, any event of disassociation defined under the Act.

        7.3 Restraining Order. In the event that any Member shall at any time Transfer or attempt to Transfer its Units in violation of the provisions of this Operating Agreement and any rights hereby granted, then the other Members and the Company shall, in addition to all rights and remedies at law and in equity, be entitled to a decree or order restraining and enjoining such Transfer, and the offending Member shall not plead in defense thereto that there would be an adequate remedy at law; it being hereby expressly acknowledged and agreed that damages at law will be an inadequate remedy for a breach or threatened breach of the violation of the provisions concerning transfer set forth in this Operating Agreement.

   8.   DISSOLUTION AND WINDING UP

        8.1 Dissolution. The Company shall be dissolved upon the happening of any of the following:

             (i)  By Member Approval to dissolve the Company;

             (ii) The Company being adjudicated insolvent or bankrupt; or

             (iii)     Entry of a decree of judicial dissolution.

        8.2 Winding Up and Liquidation. Upon a dissolution of the Company, the Members shall by Member Approval select a liquidator (the "Liquidator"). The Liquidator shall liquidate as much of the Company's assets in its discretion, and shall do so as promptly as is consistent with obtaining fair value for them, and shall apply and distribute the assets of the Company in accordance with the following:

             (i) First, to the payment and discharge of all of the Company's debts and liabilities to creditors of the Company regardless of whether they are Members, including, without limitation, the unpaid principal balance (and any interest thereon) of any loan made by a Member; and

             (ii) Second, to the Members in accordance with their Capital Accounts, after giving effect to all contributions, distributions and allocations for all periods.

        8.3 Compliance With Timing Requirements of Regulations. In the event the Company is "liquidated" within the meaning of
   Section 1.704-1(b)(2)(ii)(g) of the Treasury Regulations, distributions shall be made pursuant to this Article IX by the end of the fiscal year in which such liquidation occurs, or if later, within ninety (90) days of such liquidation. Distributions pursuant to the preceding sentence may be distributed to a trust established for the benefit of the Members for the purposes of liquidating Company assets, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company or of the Members arising out of or in connection with the Company. The assets of any such trust shall be distributed to the Members from time to time, in the reasonable discretion of the Members in the same proportions as the amount distributed to such trust by the Company would otherwise have been distributed to the Members pursuant to this Operating Agreement; provided, however, such trust may only be created if the Company has received an opinion from counsel, which is generally recognized as being capable and qualified in the area of federal income taxation, that such trust will not be classified as an association which would be taxed as a corporation for federal income tax purposes.

   9.   BOOKS, REPORTS, ACCOUNTING, AND TAX ELECTIONS

        9.1 Books and Records. The Company shall maintain or cause to be maintained at the Company's principal place of business, complete and accurate books and records with respect to all Company business and transactions. Such books and records shall be at all times during normal business hours open to inspection by any Member. At a minimum, the Company shall keep the following books and records at the principal place of business of the Company: (a) a list of the full name(s) and last known business address(es) of each current and former Member in alphabetical order, setting forth the date on which such person became a Member and the date, if applicable, on which the person ceased to be a Member; (b) a copy of the Articles of Organization and all certificates of amendment, together with executed copies of any powers of attorney pursuant to which any certificate has been executed; (c) a copy of this Operating Agreement and all amendments thereto, including any prior Operating Agreements no longer in effect; (d) copies of the Company's federal, state, and local income tax returns and reports for the seven (7) most recent years; (e) copies of any effective written Company agreements and of any financial statements of the Company for the seven (7) most recent years; (f) all such other records as may be required by law; and (g) full and true books of account.

        9.2 Fiscal Year and Method of Accounting. The Company's fiscal year for both tax and financial reporting purposes shall be the calendar year. The method of accounting for both tax and financial reporting purposes shall be the cash method, unless otherwise required for tax purposes or if the Board of Managers determine that there would be a significant advantage to the Company if different methods were followed.

        9.3  Reports and Statements.

             (i) Annual Tax Reports. Within ninety (90) days of the end of each fiscal year of the Company, the Company shall deliver to the Members such information as shall be necessary for the preparation by the Members of their federal, state, and local income and other tax returns.

             (ii) Annual Financial Reports. Within ninety (90) days after the end of each fiscal year of the Company, the Company shall deliver to the Members unaudited financial statements of the Company for the just completed fiscal year, prepared at the expense of the Company, which financial statements shall set forth, as of the end of and for the preceding fiscal year, the following:

                  (a) A profit and loss statement and a balance sheet of the Company;

                  (b)  Members' equity and changes in financial position; and

                  (c)  The balances in the Capital Accounts of each Member.

        9.4  Tax Elections.

             (i) General. The Members shall have the sole authority through Member Approval to make or revoke any elections on behalf of the Company for tax purposes.

             (ii) Section 754 Election. In the event of a transfer of all or part of the interest of a Member in the Company, at the request of the transferee, the Board of Managers may, in its sole discretion, cause the Company to elect, pursuant to Code Section 754, or the corresponding provision of subsequent law, to adjust the basis of the Company property as provided by Code Sections 734 and 743 provided, however, such election shall be made effective as of the Closing of the transactions contemplated by the Purchase Agreement.

        9.5 Tax Matters Partner. ___________________ is designated as the "tax matters partner" of the Company, as provided in regulations pursuant to Code Section 6231 and to perform such duties as are required or appropriate thereunder.

   10.  MISCELLANEOUS

        10.1 Amendments. Except as provided in Section 10.05 hereof, amendments to this Operating Agreement shall be undertaken and effective only with Member Approval.

        10.2 Bank Accounts. Company funds shall be deposited in the name of the Company in accounts designated by the Board of Managers and withdrawals shall be made only by persons duly authorized by the Board of Managers.

        10.3 Binding Effect. Except as provided to the contrary, the terms and provisions of this Operating Agreement shall be binding upon and shall inure to the benefit of all the Members, their personal representatives, heirs, successors, and assigns.

        10.4 Rules of Construction. The captions in this Operating Agreement are inserted only as a matter of convenience and in no way affect the terms or intent of any provision of this Operating Agreement. All defined phrases, pronouns, and other variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular, or plural, as the actual identity of the organization, person, or persons may require. No provision of this Operating Agreement shall be construed against any party hereto by reason of the extent to which such party or its counsel participated in the drafting hereof.

        10.5 Choice of Law and Severability. This Operating Agreement shall be construed in accordance with the internal laws of Delaware. If any provision of this Operating Agreement shall be contrary to the internal laws of Delaware or any other applicable law, at the present time or in the future, such provision shall be deemed null and void, but shall not affect the legality of the remaining provisions of this Operating Agreement. This Operating Agreement shall be deemed to be modified and amended so as to be in compliance with applicable law and this Operating Agreement shall then be construed in such a way as will best serve the intention of the parties at the time of the execution of this Operating Agreement.

        10.6 Counterparts. This Operating Agreement may be executed in one or more counterparts. Each such counterpart shall be considered an original and all of such counterparts shall constitute a single agreement binding all the parties as if all had signed a single document.

        10.7 Entire Agreement. This Operating Agreement constitutes the entire agreement among the Members regarding the terms and operations of the Company, except for any amendments to this Operating Agreement adopted in accordance with Section 10.01 hereof. This Operating Agreement and the other agreements referred to in the preceding sentence supersede all prior and contemporaneous agreements, statements, understandings, and representations of the parties regarding the terms and operations of the Company, except as provided in the preceding sentence.

        10.8 Last Day for Performance Other Than a Business Day. In the event that the last day for performance of an act or the exercise of a right hereunder falls on a day other than a Business Day, then the last day for such performance or exercise shall be the first Business Day immediately following the otherwise last day for such performance or such exercise.

        10.9 Notices. All notices, requests, consents, or other communications provided for in or to be given under this Operating Agreement shall be in writing, may be delivered in person, by facsimile transmission (fax), by overnight air courier or by mail, and shall be deemed to have been duly given and to have become effective (i) upon receipt if delivered in person or by fax, (ii) one day after having been delivered to an overnight air courier, or (iii) three days after having been deposited in the mails as certified or registered matter, all fees prepaid, directed to the parties or their assignees at the following addresses (or at such other address as shall be given in writing by a party hereto):

        If to the Company, to the Board of Managers at:

             Total Logistic Control, LLC
             700 North Water Street
             Suite 1200
             Milwaukee, Wisconsin 53202
             Attention:  William T. Donovan
             (414) 291-9000

             If to a Member, to the intended recipient at the Member's most recent address as reflected in the Company's records.

        10.10 Title to Property; No Partition. All real and personal property owned by the Company shall be owned by it as an entity and no Member shall have any ownership interest in such property in its individual right or name, and each Member's Units represented thereby shall be personal property.

   11.  GLOSSARY

        In this Operating Agreement, the following terms shall have the meanings indicated below, and any derivations of these terms shall have correlative meanings:

        "Act" means the Delaware Limited Liability Company Act in its form as of the date of this Operating Agreement.

        "Affiliate" means any of the following persons or entities: (i) any person directly or indirectly controlling, controlled by, or under common control with the person in question; (ii) any person owning any interest in the person in question; (iii) any officer, director, employee, or partner of the person in question; and (iv) if the person in question or any partner of the person in question is an officer, director, or partner, any company for which such person in question or any partner of the person in question acts in any such capacity.

        "Board of Managers" means the management body of the Company acting on behalf of the Members pursuant to Section 6.01.

        "Business Day" means a day other than a Saturday, Sunday, or a legal holiday on which federally chartered banks in the United States of America are generally closed for business.

        "Capital Account" means the separate account maintained for each Member pursuant to Section 3.06 hereof.

        "Christiana" means Christiana Companies, Inc. and its permitted successors and assigns.

        "Code" means the Internal Revenue Code of 1986, and any successor provisions or codes thereto.

        "Company" means Total Logistic Control, LLC.

        "Depreciation" means, for each fiscal year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis.

        "Involuntary Transfer" means a Transfer of a Unit due to the bankruptcy of a Member under applicable federal law.

        "Involuntary Transferee" means any person receiving an interest in Units due to the bankruptcy of a Member under applicable federal law pursuant to Section 7.01(b).

        "Liquidator" means the person selected as such by the Member pursuant to Section 8.02 hereof.

        "Manager" means an individual serving on the Board of Managers.

        "Manager Approval" means an act of a majority of the Board of Managers pursuant to Section 6.07.

        "Member" means the parties executing this Operating Agreement or any Member admitted pursuant to Section 2.02 or any Transferee permitted to become a Member pursuant to Section 7.01.

        "Member Approval" means the unanimous vote or written consent of the Members.

         "Nontransferring Members" means, with respect to a Transfer of Units, all persons (other than the Transferor) who are Members immediately prior to such Transfer.

        "Notice of Involuntary Transfer" means the written notice to be sent by a Transferor or an Involuntary Transferee to the Company pursuant to
   Article VII describing the event giving rise to the Involuntary Transfer; the date upon which the Transfer occurred; the reason or reasons for the Transfer; the name, address and capacity of the Involuntary Transferee; and the number of Units involved.

        "Profits and Losses" means, for each fiscal year or other period, an amount equal to the Company's taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

             (i) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

             (ii) Any expenditures of the Company described in Code
        Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Section 1.704-1(b)(2)(iv)(i) of the Treasury Regulations, and not otherwise taken into account in computing Profits or Losses pursuant to this definition, shall be subtracted from such taxable income or loss;

             (iii) Gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Value;

             (iv) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other period hereof; and

             (v) Notwithstanding any other provision of this definition, any items, which are specially allocated pursuant to Section 4.02 hereof shall not be taken into account in computing Profits or Losses.

        "Sale" (or "Sell") means a sale, transfer, financing, refinancing, condemnation, or other disposition by the Company of all or any portion of its assets.

        "Subsidiary" means any corporation, partnership, limited partnership, association, limited liability company or other business entity.

        "Tax Matters Partner" means the person designated in Section 9.05 as provided in regulations pursuant to Code Section 6231.

        "Transfer" means, with respect to a Unit, to voluntarily sell, give, assign, bequeath, pledge or otherwise encumber, divest, dispose of, or transfer direct ownership of all, any part of, or any interest in the Unit, but does not include a change in control of any Member or any affiliate thereof.

        "Transferor" means a Member who Transfers, or proposes to Transfer, any of its Units pursuant to the terms of Article VII.

        "Treasury Regulations" means the Federal Income Tax Regulations promulgated under the Code, as such Regulations may be amended from time to time. All references herein to specific sections of the Treasury Regulations shall be deemed also to refer to any corresponding provisions of succeeding Treasury Regulations, and any References to Temporary Regulations shall be deemed also to refer to any corresponding provisions of final Treasury Regulations.

        "Unit" or "Units" means the basis by which a Member's ownership interest in the Company issued pursuant to Section 3.01(a) or (b) is measured.

        "Value" means, with respect to any asset, the assets adjusted basis for federal income tax purposes, except as follows:

             (a) The initial Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the Members;

             (b) The Values of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Members as of the following times: (A) the acquisition of any additional interest in the Company by any new or existing Member in exchange for more than a de minimis capital contribution; (B) the distribution by the Company to a Member of more than a de minimis amount of Company property, unless all Members receive simultaneous distributions of undivided interests in the distributed property in proportion to their interests in the Company; and (C) the termination of the Company for federal income tax purposes pursuant to Code
        Section 708(b)(1)(B); and

             (c) If the Value of an asset has been determined or adjusted pursuant to (i) or (ii) above, such Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

        IN WITNESS WHEREOF, the undersigned have caused this Operating Agreement to be executed as of the day and year first above written.

                                      CHRISTIANA COMPANIES, INC.



                                      By:  _________________________________
                                           William T. Donovan, President


                                      C2, INC.



                                      By:  _________________________________
                                           Name:     _____________________
                                           Title:    ________________________

                                    EXHIBIT A

                Member                           Units

    C2, Inc.
    700 North Water Street
    Suite 1200
    Milwaukee, Wisconsin  53202                 666.667

    Christiana Companies, Inc.
    700 North Water Street
    Suite 1200
    Milwaukee, Wisconsin  53202                 333.333

                                                                      ANNEX C

                 AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER
                         AND LOGISTIC PURCHASE AGREEMENT


             THIS AMENDMENT NO. 1 (the "Amendment") is made and entered into as of May 26, 1998, by and among the undersigned parties.

             WHEREAS, EVI, Inc., a Delaware corporation ("EVI"), Christiana Acquisition, Inc., a Wisconsin corporation and wholly owned subsidiary of EVI ("Sub"), Christiana Companies, Inc., a Wisconsin corporation ("Christiana"), and C2, Inc., a Wisconsin corporation ("C2"), entered into an Agreement and Plan of Merger dated as of December 12, 1997 (the "Merger Agreement");

             WHEREAS, EVI, Christiana, C2 and Total Logistic Control, LLC, a Delaware limited liability company ("TLC"), entered in an Agreement, dated December 12, 1997 (the "Logistic Purchase Agreement"); and

             WHEREAS, the parties now desire to amend the Merger Agreement and the Logistic Purchase Agreement as provided for herein.

             NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants herein contained, the parties hereby agree as follows:

             1.   Amendment to the Merger Agreement.

             a. The third sentence of Section 1.7(f) shall be and hereby is amended to read as follows:

   "The Contingent Liability Period shall mean the period from the Effective Date through the earlier of: (a) fifth anniversary of Effective Date or
   (b) the date that Christiana receives consideration with a fair market value of $20,000,000 or more for its one-third interest in TLC; provided, however, that if there is any pending or threatened claim, demand or suit or existing matter for which EVI has reasonably determined that an EVI Indemnified Party (as defined in the Logistic Purchase Agreement) will be entitled to indemnification under Section 6.1(a) of the Logistic Purchase Agreement, the Contingent Liability Period shall be extended until such time that such claim, demand, suit or matter is wholly resolved, paid and not subject to appeal or further claims."

             b. The following phrase in the first sentence of Section 1.8(d) "provided, however, that if on the fifth anniversary of the Effective Date there is any pending or threatened claim, demand or suit," shall be amended to read as follows:

   "provided, however, that if on the date the Contingent Liability Period would otherwise terminate, there is any pending or threatened claim, demand or suit"

             c. Section 7.1(b) shall be and hereby is amended by changing the date "June 30, 1998" to "October 31, 1998."

             d.   The following shall be and hereby is added to Article IV:
   "4.4 Publication of Financial Results. In the event that the proposed merger (the "Weatherford Merger") between EVI and Weatherford Enterra, Inc., a Delaware corporation, does not close prior to June 1, 1998, EVI shall publish, as soon as reasonably practicable following the closing of the Weatherford Merger, financial results covering 30 days of post-Weatherford Merger combined operations of EVI and Weatherford; provided, however, that EVI shall not be required to publish financial results covering any period other than a period ending on the last business day of a calendar month."

             2.   Amendment to the Logistic Purchase Agreement.

             a. Section 5.3 shall be and hereby is replaced in its entirety with the following:

   "5.3 Participation Rights.

                  (a) If (x) there shall be proposed a C2 Change of Control or (y) C2 shall propose to transfer or sell all of its interest in TLC to an unrelated third party (a "Third Party") in one or more transactions (a "TLC Disposition"), Christiana shall have the right, but not the obligation, to participate (a "Tag Along Right") in such transaction as follows:

                            (i)  In the case of a C2 Change of Control,
                  Christiana shall have a right to sell its Membership Units to C2 and Logistic as determined as set forth below for cash at the fair market value of such Membership Units as may be agreed to by Christiana and C2 or, in the absence of such agreement, as determined by appraisal, as set forth below; and

                            (ii) In the case of a TLC Disposition, Christiana
                  shall have the right to sell its Membership Units to the proposed purchaser of C2's Membership Units for the same equivalent consideration per equivalent unit in TLC, in cash, and otherwise on the same terms as C2 sells or transfers its interests in TLC.

                  The purchasing entity in the case of a C2 Change of Control shall be determined by C2 and Logistic; provided, however, that each shall be responsible for the purchase in the event of a default by the selected purchasing entity.

                  If circumstances occur which give rise to the Tag Along Right, then C2 shall give written notice ("Tag Along Notice") to Christiana providing a summary of the terms of the proposed transaction and advising Christiana of its Tag Along Right. The Tag Along Notice shall be required to be accompanied by the offer to purchase required by this Section 5.3 by (x) the proposed purchasing entity in the case of a C2 Change of Control and (y) the proposed purchaser in the case of a proposed TLC Disposition. Christiana may exercise its Tag Along Right by delivery of written notice to C2 within fifteen (15) days of its receipt of the Tag Along Notice. If Christiana gives written notice indicating that it wishes to exercise its Tag Along Right,

                            (1)  In the case of a C2 Change of Control,
                  Christiana shall be obligated to sell its Membership Units to C2 or TLC, as the case may be, and C2 and TLC shall be obligated to purchase for cash at the fair market value of such Membership Units as may be agreed to by Christiana and C2 or, in the absence of such agreement, as determined by a mutually acceptable Third Party appraiser contemporaneous with the closing of the C2 Change of Control; provided that if the parties cannot agree on an appraiser, each shall appoint its own appraiser and those appraisers will appoint the Third Party appraiser; and, provided, further, that the final decision of the appraisers shall be as agreed by two of the three appraisers; and

                            (2) In the case of a TLC Disposition, Christiana shall be obligated to sell its Membership Units, and the proposed purchaser shall be obligated to purchase, for the same equivalent consideration per equivalent unit in TLC and otherwise on the same terms as C2 sells or transfers its interests in TLC with the sale to occur on or prior to the closing of the TLC Disposition; provided, however, that Christiana shall receive its equivalent consideration per equivalent unit in TLC in cash.

                  No transaction which would result in a C2 Change of Control may be effected unless such transaction is effected in full compliance with the terms of this Section 5.3.

                  (b) For the purposes of this Section 5.3, a "C2 Change of Control" shall be defined to be (x) a transfer, conveyance or other disposition of shares of C2 stock by a member of the Lubar Family,
        (y) the issuance by C2 of any additional shares of C2 stock or (z) a merger, consolidation, conversion or share exchange or other similar transaction involving C2, if, after giving effect to such transaction described in (x), (y) or (z), the Lubar Family shall cease to beneficially own (defined to mean both the right to vote and dispose of the full economic interests in the shares) at least 25% of all of the voting and ownership interests in C2 or the resulting entity.

                  (c) For the purposes of this Section 5.3, the "Lubar Family" shall be defined to be Sheldon B. Lubar, Joan P. Lubar,
        David J. Lubar, Kristine L. Thomson, Susan L. Solvang, their spouses, their children, trusts for the benefit of any of the foregoing and the Lubar Family Foundation."

             b. The second sentence of Section 6(a) of the First Amended and Restated Operating Agreement attached to the Logistic Purchase Agreement shall be amended to read as follows: "The initial Board of Managers shall consist of six (6) Managers."

             c. The second sentence of Section 6(r) of the First Amended and Restated Operating Agreement shall be and hereby is amended to change "Lubar & Co. Incorporated" to "C2, Inc."

             3. All other terms and conditions of the aforementioned agreement shall remain in full force and effect.

             Dated this 26th day of May, 1998.



                                    EVI, INC.

                                    By  /s/_______________________________
                                    Name__________________________________
                                    Title_________________________________


                                    CHRISTIANA ACQUISITION, INC.


                                    By  /s/_______________________________
                                    Name__________________________________
                                    Title___________________________________


                                    CHRISTIANA COMPANIES, INC.


                                    By____________________________________
                                    Name:  William T. Donovan
                                    Title:  President


                                    C2, INC.


                                    By   /s/______________________________
                                    Name:  William T. Donovan
                                    Title:  Chairman


                                    TOTAL LOGISTIC CONTROL, LLC


                                    By   /s/_____________________________
                                    Name:  William T. Donovan
                                    Title:  Vice President



   No person is authorized in
   connection with any offering made            5,202,664 Shares
   hereby to give any information or
   to make any representation other
   than as contained in this                        C2, INC.
   Prospectus, and, if given or made,
   such information or representation             Common Stock
   must not be relied upon as having
   been authorized by the Company.
   This Prospectus does not
   constitute an offer to sell or a
   solicitation of an offer to buy
   any security other than shares of
   Common Stock offered hereby, nor
   does it constitute an offer to           _________________________
   sell or a solicitation of an offer              PROSPECTUS
   to buy any of the securities
   offered hereby to any persons in                         , 1998
   any jurisdiction in which it is          _________________________
   unlawful to make such an offer or
   solicitation to such person.
   Neither the delivery of this
   Prospectus nor any sale made
   hereunder shall under any
   circumstance create any
   implication that the information
   herein is correct as of any date
   subsequent to the date hereof.
    _________________________________

            TABLE OF CONTENTS

                                  Page

   Prospectus Summary  . . . . .
   Risk Factors  . . . . . . . .
   Use of Proceeds   . . . . . .
   Dividend Policy   . . . . . . .
   Summary of Certain Terms of the
   Merger  . . . . . . . . . . . .
   Capitalization  . . . . . . . .
   Company Financial Data  . . . .
   Pro Forma Summary Combined
     Financial Data...............
   Selected Historical TLC
     Financial Data...............
   Management's Discussion and
     Analysis of Financial
     Condition and Results of
     Operations...................
   Business.......................
   The Purchase Agreement.........
   The Operating Agreement........
   The Offering...................
   Management.....................
   Certain Transactions...........
   Principal Shareholders.........
   Description of Capital
     Stock........................
   Shares Eligible for Future
     Sale.........................
   Legal Matters..................
   Experts........................
   Available Information..........
   Index to Financial
     Statements...................F-1
   Purchase Agreement.........Annex A
   Operating Agreement........Annex B
   Amendment No. 1............Annex C

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

   Item 13.  Other Expenses of Issuance and Distribution.

    Securities and Exchange Commission filing fee . . .   $  6,140
    Nasdaq listing fee  . . . . . . . . . . . . . . . .   $ 10,000
    Blue sky fees and expenses  . . . . . . . . . . . .   $  2,000
    Transfer agent expenses and fees  . . . . . . . . .   $  3,000

    Printing and engraving  . . . . . . . . . . . . . .   $ 30,000
    Accountants' fees and expenses  . . . . . . . . . .   $ 45,000
    Legal fees and expenses . . . . . . . . . . . . . .   $ 70,000
    Miscellaneous . . . . . . . . . . . . . . . . . . .   $  3,860
                                                          --------
                   Total  . . . . . . . . . . . . . . .   $170,000
                                                          ========
   __________________________
        All of the above fees, costs and expenses above will be paid by the Company. Other than the SEC filing fee, all fees and expenses are estimated.

   Item 14.  Indemnification of Directors and Officers.

        Pursuant to the WBCL and the Company's By-Laws, directors and officers of the Company are entitled to mandatory indemnification from the Company against certain liabilities and expenses (i) to the extent such officers or directors are successful in the defense of a proceeding and
   (ii) in proceedings in which the director or officer is not successful in defense thereof, unless (in the latter case only) it is determined that the director or officer breached or failed to perform his duties to the Company and such breach or failure constituted: (a) a willful failure to deal fairly with the Company or its Shareholders in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of criminal law unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the director or officer derived an improper personal profit; or (d) willful misconduct. The WBCL specifically states that it is public policy of Wisconsin to require or permit indemnification, allowance of expenses and insurance in connection with a proceeding involving securities regulation, as described therein, to the extent required or permitted as described above. Additionally, under the WBCL, directors of the Company are not subject to personal liability to the Company, its Shareholders or any person asserting rights on behalf thereof for certain breaches or failures to perform any duty resulting solely from their status as directors, except in circumstances paralleling those in subparagraphs (a) through (d) outlined above.

        The indemnification provided by the WBCL and the Company's By-Laws is not exclusive of any other rights to which a director or officer may be entitled. The general effect of the foregoing provisions may be to reduce the circumstances under which an officer or director may be required to beach the economic burden of the foregoing liabilities and expense.

   Item 15.  Recent Sales of Unregistered Securities.

        On December 11, 1997, as part of its initial capitalization, the Company issued 25 shares of Common Stock to Sheldon B. Lubar in exchange for total cash consideration of $100.

        Other than as set forth in the preceding paragraphs, the Company has not sold any securities within the past three years.

   Item 16.  Exhibits and Financial Statement Schedules.

         (a) Exhibits.  The exhibits filed herewith are as specified on the
             Exhibit Index included herein.

         (b) Financial Statement Schedules. All schedules are omitted because the required information is not present or is not present in amounts sufficient to require submission of a schedule or because the information required is included in the consolidated financial statements of the Registrant or notes thereto or the schedule is not required or inapplicable under the related instructions.

   Item 17.  Undertakings.

       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

       The undersigned Registrant hereby undertakes that:

       (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
   (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

       (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, and State of Wisconsin, on this 27th day of May, 1998.

                                 C2, INC.


                                 By: /s/ William T. Donovan
                                      William T. Donovan, Chairman


       Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities on May 27, 1998.


            Signature                      Title                   Date

                                  Chairman (Principal
    /s/ William T. Donovan        Executive Officer and       May 27, 1998
     William T. Donovan           Principal Financial and
                                  Accounting Officer)

    /s/ David J. Lubar*           President and Director      May 27, 1998
     David J. Lubar

    /s/ Nicholas F. Brady*        Director                    May 27, 1998
     Nicholas F. Brady


    /s/ Albert O. Nicholas*       Director                    May 27, 1998
     Albert O. Nicholas

    /s/ Sheldon B. Lubar*         Director                    May 27, 1998
     Sheldon B. Lubar



   By:   /s/  William T. Donovan
       *Attorney-in-Fact

                                  EXHIBIT INDEX

                                                                   Sequential
                                                                     Page
    Exhibit                                                          Number
    Number                      Exhibit Description

         2.1 Agreement and Plan of Merger, dated as of December 12, 1997, by and among EVI, Sub,
                  Christiana and the Company.*

         2.2 Purchase Agreement, dated as of December 12, 1997, by and among EVI, TLC, Christiana and the Company, Incorporated by reference to Annex A of this Registration Statement.*

         2.3      Amendment No. 1 to the Agreement and
                  Plan of Merger and Logistic Purchase
                  Agreement, incorporated by reference to
                  Annex C of this Registration Statement.

         3.1      Amended and Restated Articles of
                  Incorporation of the Company.*

         3.2      Amended and Restated Bylaws of the Company.*

         4.1      Specimen Common Stock Certificate.

         4.2 See Exhibits 3.1 and 3.2 for provisions of the Amended and Restated Articles of Incorporation and Bylaws of the Company defining the rights of the holders of Common
                  Stock.*

         4.3      Form of Subscription Agreement.*

         4.4      Form of Letter of Transmittal.*

         5.1 Opinion of Foley & Lardner regarding the legality of securities being offered.

        10.1 Form of Credit Agreement, by and among the TLC, Firstar Bank Milwaukee, N.A., individually and as agent, and the lenders that are a party thereto. This agreement will be executed and become effective on the Effective Date.*

        10.2 Form of First Amended and Restated Operating Agreement, by and among the Company and Christiana, Incorporated by reference to Annex B of this Registration Statement. This agreement will be executed and become effective on the Effective Date.*

        10.3      C2, Inc. 1998 Equity Incentive Plan.

        21.1      List of Subsidiaries of the Company.*

        23.1 Consent of Arthur Andersen LLP, independent public accountants.

        23.2      Consent of Foley & Lardner (included in
                  Exhibit 5.1).

        24.1 Power of Attorney (included on the signature page to the Registration Statement).*

        27.1      Financial Data Schedule.


   _________________________
    *Previously filed.
   **To be filed by amendment.